As filed with the Securities and Exchange Commission on September 30, 2014

Registration No. 333-190719

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2
TO
FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

NETWORK-1 TECHNOLOGIES, INC.

(Exact Name of Registrant as Specified in its Charter)

DELAWARE	6794	11-3027591
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

445 Park Avenue, Suite 912
New York, New York 10022
(212) 829-5770

(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

Corey M. Horowitz
Chairman and Chief Executive Officer
445 Park Avenue, Suite 912
New York, New York 10022
(212) 829-5770

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive officers)

Copies to:
Sam Schwartz, Esq.
Eiseman Levine Lehrhaupt & Kakoyiannis, P.C.
805 Third Avenue
New York, New York 10022
(212) 752-1000

Approximate date of proposed sale to public: From time to time after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1993, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PURSUANT TO RULE 429 UNDER THE SECURITIES ACT, THE PROSPECTUS INCLUDED IN THIS POST-EFFECTIVE AMENDMENT TO REGISTRATION STATEMENT RELATES TO SHARES OF COMMON STOCK OF THE REGISTRANT REGISTERED UPON THE ORIGINAL FILING OF THIS REGISTRATION STATEMENT ON FORM S-1 AND TO SHARES OF COMMON STOCK OF THE REGISTRANT PREVIOUSLY REGISTERED UNDER REGISTRATION STATEMENT ON FORM SB-2 (NO. 333-143710) AND REGISTRATION STATEMENT ON FORM S-2 (NO. 333-126013) AND CONSTITUTES A POST-EFFECTIVE AMENDMENT TO SUCH REGISTRATION STATEMENTS.  THIS POST EFFECTIVE AMENDMENT SHALL HEREAFTER BECOME EFFECTIVE CONCURRENTLY WITH THE EFFECTIVENESS OF THIS REGISTRATION STATEMENT IN ACCORDANCE WITH SECTION 8 OF THE SECURITIES ACT.

ii

_____________________________________

Explanatory Note:

This Post-Effective Amendment No. 2 relates to the registration statement on Form S-1 (File No. 333-190719) of Network-1 Technologies, Inc. (the “Company”) that was declared effective by the Securities and Exchange Commission on October 17, 2013 (the “Registration Statement”). The Company is filing this Post-Effective Amendment No. 2 to the Registration Statement in order to remove from registration under the Registration Statement 1,750,000 shares of common stock subject to warrants held by Looking Glass, LLC which were repurchased by the Company on June 3, 2014.  All filing fees payable in connection with the registration of the securities subject to this registration statement were previously paid in connection with the filing of the Registration Statement.

_____________________________________

iii

SUBJECT TO COMPLETION, DATED SEPTEMBER 30, 2014
PROSPECTUS
NETWORK-1 TECHNOLOGIES, INC.
4,329,186 shares of Common Stock

This Prospectus covers the resale by the selling stockholders listed on pages 33 to 34 of this Prospectus of up to 4,329,186 shares of our common stock, $.01 par value, which include:

●
750,000 shares of common stock issuable upon exercise of warrants and 500,000 shares of common stock (issued as a result of exercise of a warrant) issued to three holders in connection with our acquisition of a portfolio and certain other assets of Looking Glass LLC (formerly Mirror Worlds, LLC) on May 21, 2013; and

●	3,079,186 shares of common stock owned by our Chairman and Chief Executive Officer and related parties.

We will not receive any proceeds from the sale of these shares of common stock.  We will, however, receive proceeds if warrants to purchase common stock are exercised and those proceeds will be used for our general corporate purposes.  This offering is not being underwritten.  The selling stockholders may sell the shares of common stock on the Over-the-Counter (OTC) Bulletin Board with the methods and on the terms described in the section of this Prospectus entitled “Plan of Distribution” on pages 36 to 38.

Our common stock is traded on the OTC Bulletin Board under the symbol “NTIP”.  Our common stock is not traded on any national securities exchange.  On September 26, 2014, the closing price of our common stock, as reported on the OTC Bulletin Board, was $2.15 per share.

The securities offered in this Prospectus involve a high degree of risk.  You should carefully consider the factors described under the heading “Risk Factors” beginning on page 8 of this Prospectus.

_____________________________________

The information in this Prospectus is not complete and may be changed.  The selling stockholders named in this Prospectus may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This Prospectus is not an offer to sell these securities and neither we nor the selling stockholders named in this Prospectus are soliciting offers to buy these securities in any state where the offer or sale is not permitted.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

_____________________________________

The date of this Prospectus is _________________, 2014

TABLE OF CONTENTS

 PAGE

PROSPECTUS SUMMARY	2
RISK FACTORS	8
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS	20
PRICE RANGE OF OUR COMMON STOCK	21
DIVIDEND POLICY	21
EQUITY COMPENSATION PLAN INFORMATION	22
BUSINESS	23
LEGAL PROCEEDINGS	33
USE OF PROCEEDS	35
SELLING STOCKHOLDERS	35
PLAN OF DISTRIBUTION	38
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION	40
MANAGEMENT	49
EXECUTIVE COMPENSATION	52
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	57
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS AND DIRECTOR INDEPENDENCE	59
DESCRIPTION OF SECURITIES	60
LEGAL MATTERS	62
EXPERTS	63
DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES	63
WHERE YOU CAN FIND MORE INFORMATION	63
FINANCIAL INFORMATION	F-1
PART II. INFORMATION NOT REQUIRED IN PROSPECTUS	II-1

You should rely only on the information contained in this Prospectus.  We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this Prospectus.  The selling stockholders are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted.  The information contained in this Prospectus is accurate only as of the date of this Prospectus, regardless of the time of delivery of this Prospectus or of any sale of common stock.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this Prospectus.  It does not contain all of the information that you should consider before investing in our common stock.  You should read the entire Prospectus carefully, including the section entitled “Risk Factors” and our consolidated financial statements and the related notes.

Unless the context otherwise requires, all references to “we,” “us,” “our,” or the “Company” in this Prospectus refer to Network-1 Technologies, Inc. (formerly Network-1 Security Solutions, Inc.), a Delaware corporation.  On October 9, 2013, we filed an amendment to our Certificate of Incorporation to change our name to Network-1 Technologies, Inc.

The Company

Our principal business is the development, licensing and protection of our intellectual property assets.  We presently own twenty-two (22) patents that relate to various technologies including patents covering (i) the delivery of power over Ethernet cables for the purpose of remotely powering network devices, such as wireless access ports, IP phones and network based cameras; (ii) foundational technologies that enable unified search and indexing, displaying and archiving of documents in a computer system; (iii) enabling technology for identifying media content on the Internet and taking further action to be performed based on such identification including, among others, the insertion of advertising and the facilitation of the purchase of goods and services related to such content; and (iv) systems and methods for the transmission of audio, video and data in order to achieve high quality of service (QoS) over computer and telephony networks.    In addition, we continually review opportunities to acquire or license additional intellectual property.

We have been actively engaged in the licensing of our patent (U.S. Patent No. 6,218,930) covering the delivery of power over Ethernet cables (the “Remote Power Patent”).  As of the date of this Prospectus, we had entered into sixteen (16) license agreements with respect to our Remote Power Patent which, among others, include license agreements with Cisco Systems, Inc. and Cisco Linksys, LLC, Extreme Networks, Inc., Netgear, Inc., Microsemi Corporation, Motorola Solutions, Inc. and NEC Corporation (see Notes D[2], D[3] and D[4] to our financial statements for quarterly period ended June 30, 2014 included in this Prospectus).

Our current strategy includes continuing our licensing efforts with respect to our Remote Power Patent and efforts to monetize the two patent portfolios (the Cox and Mirror Worlds patent portfolios) we acquired in 2013 (see “Business-Patents Related to Identification of Media on the Internet” and “Business - Patents Covering Document Stream Operating Systems” on pages 26-28 of this Prospectus).

Our acquisition strategy is to focus on acquiring high quality patents which management believes have the potential to generate significant licensing opportunities as we have achieved with respect to our Remote Power Patent.  Our Remote Power Patent has generated licensing revenue in excess of $65,000,000 from May 2000 through June 30, 2014.  In 2013, we acquired, through our wholly-owned subsidiary Mirror Worlds Technologies, Inc., nine (9) issued United States patents and five (5) pending applications previously owned by Mirror Worlds, LLC, covering foundational technologies that enable unified search and indexing, displaying and archiving of documents in a computer system (the “Mirror Worlds Patent Portfolio”).  During 2013 we also acquired, from Dr. Ingemar Cox, four (4) patents (as well as a pending patent application) pertaining to enabling technology for identifying media content on the Internet (the “Cox Patent Portfolio”).

In addition, we continue to seek to acquire additional intellectual property assets to develop, commercialize, license or otherwise monetize such intellectual property.  Our strategy includes working with inventors and patent owners to assist in the development and monetization of their patented technologies.  We may also enter into strategic relationships with third parties to develop, commercialize, license or otherwise monetize their intellectual property.  The form of such relationships may differ depending upon the opportunity and may include, among other things, a strategic investment in such third party, the provision of financing to such third party or the formation of a joint venture with such third party or others for the purpose of monetizing their intellectual property assets.

We have three pending patent infringement litigations, one involving each of our primary patents or portfolios – our Remote Power Patent, the Mirror Worlds Patent Portfolio and the Cox Patent Portfolio (see “Legal Proceedings” on pages 33-34 of this Prospectus).

Our future success is largely dependent upon our proprietary technologies, our ability to protect our intellectual property assets, to consummate license agreements with respect to our intellectual property assets as well as our ability to acquire additional intellectual property assets or enter into strategic relationships with third parties to license or otherwise monetize their intellectual property.  The complexity of patent and common law and the inherent uncertainty of litigation creates risks that our efforts to protect our intellectual property assets, or those of our strategic partners, may not be successful.  We cannot be assured that our intellectual property assets will be upheld, or that third parties will not invalidate such intellectual property assets.  In addition, we may not be able to (i) acquire additional intellectual property assets or successfully license such assets or (ii) successfully enter into strategic relationships with third parties to license or otherwise monetize their intellectual property.

We were incorporated under the laws of the State of Delaware in July 1990.  Our principal offices are located at 445 Park Avenue, Suite 912, New York, New York 10022 and our telephone number is (212) 829-5770.  Our web site can be found at http://www.network-1.com.

Cisco License Agreement and Cisco Audit

Cisco Systems, Inc. and Cisco Linksys, LLC (collectively, “Cisco”) accounted for approximately 77% of our revenue for the years ended December 31, 2013 and December 31, 2012 and approximately 92% and 84% of our revenue, respectively, for the six months ended June 30, 2014 and June 30, 2013.  In accordance with our Settlement and License Agreement, dated May 25, 2011, with Cisco (the “Agreement”), which expanded upon the short form settlement agreement entered into in July 2010, Cisco is obligated to pay us royalties on a quarterly basis (which began in the first quarter of 2011) based on its sale of PoE products in the United States, up to the maximum royalties per year of $8 million through 2015 and $9 million per year thereafter for the remaining term of the patent (March 2020).  The royalty payments are subject to certain conditions including the continued validity of our Remote Power Patent and the actual royalty payments may be less than the caps stated above, as was the case for 2013 and prior years.  Due to our annual royalty rate structure with Cisco which includes declining rates as the volume of PoE product sales increase during the year, annual royalties from Cisco are anticipated to be highest in the first quarter and decline for each of the remaining quarters of the year.  However, in 2014 we had greater revenue from Cisco in the second quarter as compared to the first quarter because we recorded additional royalty revenue from Cisco in the second quarter as a result of our recently completed audit of Cisco for the years ended December 31, 2013 and December 31,

2012 (see below and Note F to our financial statements for the quarterly period ended June 30, 2014 included in this Prospectus).  Under the terms of the Agreement, if we grant other licenses with lower royalty rates to third parties (as defined in the Agreement), Cisco shall be entitled to the benefit of the lower royalty rates provided it agrees to the material terms of such other license.  Under the terms of the Agreement, we have certain obligations to Cisco and if we materially breach such terms, Cisco will be entitled to stop paying royalties to us.  In addition, if our Remote Power Patent is declared invalid in the pending litigation (see “Legal Proceedings” at page 34 hereof), Cisco would have no further obligation to pay us royalties.  The aforementioned event would have a material adverse effect on our business, financial condition and results of operations.

In late December 2013, we exercised our right to audit the royalties paid to us by Cisco for the years 2012 and 2013 (the “Audit Period”) in accordance with our May 2011 license agreement with Cisco.  As a result of the audit, Cisco agreed to pay us additional royalty payments pursuant to the May 2011 license agreement of $3,281,000 for the Audit Period and other periods covered by license agreement.  These additional aggregate royalty payments of $3,281,000 were all recorded as revenue in the three month period ended June 30, 2014, at the time we completed our audit.

Acquisition of the Mirror Worlds Patent Portfolio and Commencement of Litigation

Following our acquisition of the Mirror Worlds patent portfolio on May 21, 2013, on May 23, 2013, through our wholly-owned subsidiary Mirror Worlds Technologies, LLC, we initiated patent litigation in the United States District Court for the Eastern District of Texas, Tyler Division, against Apple, Inc., Microsoft, Inc., Hewlett-Packard Company, Lenovo Group Ltd., Lenovo (United States), Inc., Dell, Inc., Best Buy Co., Inc., Samsung Electronics America, Inc. and Samsung Telecommunications America L.L.C., for infringement of the U.S. Patent No. 6,006,227 (the “’227 Patent”) (one of the patents we acquired as part of the acquisition of the Mirror Worlds Patent Portfolio – see Note D[2] to our financial statements for the quarterly period ended June 30, 2014 included in this Prospectus).  We seek, among other things, monetary damages based upon reasonable royalties.  The lawsuit alleges that the defendants have infringed and continue to infringe the claims of the ‘227 Patent by making, selling, offering to sell and using infringing products including Mac OS and Windows operating systems and personal computers and tablets that include versions of those operating systems, and by encouraging others to make, sell, and use these products (see “Legal Proceedings at pages 33-34 hereof).

Acquisition of Cox Patent Portfolio and Commencement of Litigation

Since our acquisition of the Cox Patent Portfolio in February 2013 consisting of four patents and one patent application, we have been issued three additional patents by the United States Patent and Trademark Office related to the Cox Patent Portfolio.  On April 4, 2014, we initiated litigation against Google and YouTube in the United States District Court for the Southern District of New York for infringement of several of our patents within the Cox Patent Portfolio, relating to the identification of media content on the Internet.  The lawsuit alleges that Google and YouTube have infringed and continue to infringe certain of our patents by making, using, selling and offering to sell unlicensed systems and related products and services, which include YouTube’s Content ID system (see “Legal Proceedings” at page 33 hereof).

Pending Litigation Against Major Data Networking Equipment Manufacturers

In September 2011, we initiated patent litigation against 16 data networking equipment manufacturers in the United States District Court for the Eastern District of Texas, Tyler Division, for infringement of our Remote Power Patent.  Named as defendants in the lawsuit, excluding related parties, were Alcatel-Lucent USA, Inc., Allied Telesis, Inc., Avaya Inc., AXIS Communications Inc., Dell, Inc., GarrettCom, Inc., Hewlett-Packard Company, Huawei Technologies USA, Juniper Networks, Inc., Motorola Solutions, Inc., NEC Corporation, Polycom Inc., Samsung Electronics Co., Ltd., ShoreTel, Inc., Sony Electronics, Inc., and Transition Networks, Inc. (see “Legal Proceedings” at page 34 hereof).  We seek monetary damages based upon reasonable royalties.  In March 2012, we reached settlement agreements with defendants Motorola Solutions, Inc. ("Motorola") and Transition Networks, Inc. ("Transition Networks").  In October 2012, we reached a settlement with defendant GarretCom, Inc. (“GarretCom”).  In February 2013, we reached settlement agreements with Allied Telesis, Inc. (“Allied Telesis”) and NEC Corporation (“NEC”).  As part of the settlements, Motorola, Transition Networks, GarretCom, Allied Telesis and NEC each entered into a non-exclusive license agreement for our Remote Power Patent pursuant to which each such defendant agreed to license our Remote Power Patent for its full term (which expires in March 2020) and pay a license initiation fee and quarterly royalties based on their sales of PoE products.  In March 2013, the court stayed this litigation until application by a party following disposition of the Inter Partes review proceeding described below at the United States Patent and Trademark Office.  On September 11, 2014, we filed a motion to lift the stay and a decision by the court is pending.

Proceedings at the United States Patent and Trademark Office

On July 20, 2012, an unknown third party filed with the United States Patent and Trademark Office (“USPTO”) a request for ex parte reexamination of certain claims of our Remote Power Patent.  On September 5, 2012, the USPTO issued an order granting the reexamination.  The reexamination was stayed by the USPTO beginning in December 2012 until May 2014 (the completion of the Inter Partes review proceeding at the USPTO described below).  On August 13, 2014, the USPTO issued a Notice of Intent to Issue a Reexamination Certificate, rejecting a challenge to the patentability of our Remote Power Patent (see “Legal Proceedings” at pages 34-35 of this Prospectus).

Avaya Inc., Dell Inc., Sony Corporation of America and Hewlett Packard Co. were petitioners in Inter Partes Review proceedings (which were joined together) (the “IPR Proceeding”) at the USPTO before the Patent Trial and Appeal Board (the “Patent Board”) involving our Remote Power Patent. Petitioners in the IPR Proceeding sought to cancel certain claims of our Remote Power as unpatentable.  A hearing on the merits of the IPR Proceeding was held on January 9, 2014.  On May 22, 2014, the Patent Board issued its written decision in our favor, rejecting a challenge to the patentability of our Remote Power Patent.  On July 24, 2014, the Petitioners in the IPR Proceeding each filed a Notice of Appeal of the Patent Board’s decision to the United States Court of Appeals for the Federal Circuit (see “Legal Proceedings” at pages 34-35 of this Prospectus).

Shares Being Offered

This Prospectus relates to the resale by the selling stockholders of up to 4,329,186 shares of our common stock, consisting of (i) 750,000 shares of common stock issuable upon exercise of warrants and 500,000 shares of our common stock (issued as a result of exercise of a warrant) issued to three holders in connection with our acquisition of the patent portfolio and certain other assets of Looking Glass LLC (formerly Mirror Worlds, LLC) on May 21, 2013 and (ii) 3,079,186 shares of common stock owned by our Chairman and Chief Executive Officer and related parties.

Summary Financial Data

The following tables summarize the consolidated statements of operations and balance sheet data for our business and should be read together with the section of this Prospectus captioned “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes included elsewhere in this Prospectus.

	Year Ended December 31, (audited)		Six Months Ended June 30, (unaudited)

CONSOLIDATED STATEMENTS OF OPERATIONS DATA:	2013	2012	2014	2013
Royalty Revenue	$8,017,000	$8,698,000	$9,657,000	$5,971,000
Operating expenses(1)	$4,133,000	$2,763,000	$2,193,000	$1,701,000
Net income	$1,016,000	$2,626,000	$2,997,000	$2,174,000

Net income (loss) per share
Basic	$0.04	$0.10	$0.12	$0.09
Diluted	$0.04	$0.09	$0.11	$0.08

Weighted-average common shares outstanding
Basic	25,589,238	25,744,330	25,629,473	25,098,074
Diluted	27,954,685	28,472,753	27,689,150	27,396,414

CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents	$18,938,000	$21,983,000	$16,579,000	$18,103,000
Working capital	$19,794,000	$22,702,000	$20,651,000	$19,924,000
Total assets	$31,568,000	$29,805,000	$31,298,000	$32,307,000
Total shareholders’ equity	$30,804,000	$28,980,000	$29,507,000	$31,496,000
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(1) Includes (i) patent amortization expense of $1,008,000 for the year ended December 31, 2013 (“2013”) relating to our acquisition of 13 patents in 2013 and (ii) non-cash compensation expense of $162,000, $256,000, $390,000 and $316,000 for the six months ended June 30, 2014 and June 30, 2013, and for the years ended December 31, 2013 and December 31, 2012, respectively.

We had royalty revenue of $8,017,000 for 2013 as compared to royalty revenue of $8,698,000 for 2012 and royalty revenue of $9,657,000 for the six months ended June 30, 2014 as compared to royalty revenue of $5,917,000 for the six months ended June 30, 2013. The increase in revenue of $3,686,500 or 62% for the six months ended June 30, 2014 included $3,281,000 of additional royalty payments from Cisco as a result of our audit of Cisco (See Note F to our financial statements for quarterly period ended June 30, 2014 included in this Prospectus). We had net income of $1,016,000 for 2013 as compared to net income of $2,626,000 for 2012 primarily due to increased patent amortization expense, decreased revenue and increased legal costs and non-compensation expense. We had net income of $2,997,000 or $0.12 per share (basic) and $0.11 per share (diluted) for the six months ended June 30, 2014 compared with net income of $2,174,000 or $0.09 per share (basic) and $0.08 per share (diluted) for the six months ended June 30, 2013. Our ability to achieve revenue and income is currently dependent upon receipt of royalty revenue from licensing agreements with respect to our Remote Power Patent. We have financed our operations primarily by royalty revenue from licensing our Remote Power Patent. At June 30, 2014 our principal sources of liquidity consisted of working capital of approximately $20,651,000 which includes cash and cash equivalents of $16,579,000. We believe, based on current cash position and projected licensing revenue, that we will have sufficient cash to satisfy our operational and capital requirements for the foreseeable future.

RISK FACTORS

An investment in our common stock involves a high degree of risk.  The risk factors listed below are those that we consider to be material to an investment in our common stock and those which, if realized, could have material adverse effects on our business, financial condition or results of operations as specifically discussed below.  In such an event, the trading price of our common stock could decline, and you could lose all or part of your investment.  Before you invest in our common stock, you should be aware of various risks, including those described below.  You should carefully consider these risk factors, together with all of the other information included or incorporated by reference in this Prospectus, before you decide whether to purchase our common stock.  This section includes or refers to certain forward-looking statements.  You should refer to the explanation of the qualifications and limitations on such forward-looking statements discussed on page 20.

We operate in a changing environment that involves numerous known and unknown risks and uncertainties that could materially adversely affect our operations.  The following highlights some of the factors that have affected, and in the future could affect, our operations.

Our limited operating history makes it difficult to evaluate our current business and future prospects as well as the effectiveness of our business model.

We acquired our first patent assets (which included our Remote Power Patent) in November 2003 and first generated revenue from our Remote Power Patent in May 2007.  We next acquired patent assets in 2013.  Our strategy is to acquire high quality patents that management believes have the potential to generate significant licensing opportunities as has been the case with our Remote Power Patent. Our Remote Power Patent has generated revenue in excess of $65,000,000 from May 2007 through June 30, 2014, and $9,657,000 for the six months ended June 30, 2014 (which included $3,281,000 of additional royalty payments from Cisco as a result of our audit).  We have not yet generated any revenue from our patent assets besides our Remote Power Patent.  Accordingly, we have a limited operating history and track record in executing our business model and strategy.  Our future success depends upon our ability to protect our Remote Power Patent, successfully monetize our other patent assets and acquire and successfully monetize additional patent assets.  In light of our limited track record to date, the uncertainty of patent litigation, the significant time and resources needed to successfully monetize patent assets and the competition faced by us to acquire patent assets, there is a significant risk that we may not be able to grow our revenue and profit and successfully implement our business model.

Our success is dependent upon our ability to protect our patents.

Our success is substantially dependent upon our proprietary technologies and our ability to protect our intellectual property rights.  We currently own twenty-two (22) patents that relate to various technologies including (i) our Remote Power Patent covering the delivery of power to certain devices over PoE networks, (ii) patents relating to foundational technologies that enable unified search and indexing, displaying and archiving of documents in a computer system, (iii) patents relating to identification of media content and (iv) patents covering the transmission of audio, voice and data in order to achieve high quality of service (QoS) over computer and telephony networks.  On May 22, 2014 the Patent Trial and Appeal Board (PTAB) of the USPTO issued its written decision in the IPR Proceeding in our favor, rejecting the challenge of Avaya Inc., Dell Inc., Sony Corporation of America and Hewlett Packard Co. (collectively the “Petitioners”) that sought to cancel certain claims of the Remote Power Patent as unpatentable.  On July 24, 2014, the Petitioners in the IPR proceeding filed a Notice of Appeal of the Patent Board’s decision to the United States Court of Appeals for the Federal Circuit.  In the event the decision of the Patent Board is reversed by the United States Court of Appeals for the Federal Circuit and the Remote Power Patent is determined to be invalid, such a decision would have a material adverse effect on our business, financial condition and results of operations as our entire revenue stream is dependent upon the continued validity of our Remote Power Patent.  On August 13, 2014, the USPTO issued a Notice of Intent to Issue a Reexamination Certificate (“NIRC”), rejecting a challenge to the patentability of our Remote Power Patent.  The NIRC states that the USPTO intends to confirm the validity of the challenged claims of the Remote Power (claims 6, 8 and 9) without any amendment or modification.  The USPTO also intends to allow fourteen new claims, bringing the total claims in the Remote Power Patent to twenty-three claims.  No claims were rejected.  However, the validity of our Remote Power Patent and other patents acquired by us as part of the acquisition of the Mirror Worlds Patent Portfolio and the Cox Patent Portfolio are currently being challenged in patent infringement litigation pending in the courts (see “Legal Proceedings” on pages 33-34 of this Prospectus).  We rely upon our patents and trade secret laws, non-disclosure agreements with our employees, consultants and third parties to protect our intellectual property assets.  The complexity of patent and common law and the uncertainty of the outcome of litigation create risk that our efforts to protect our intellectual property assets may not be successful.  We cannot assure you that our patents will be upheld or that third parties will not invalidate our patent assets.  If our intellectual property assets are not upheld, particularly our Remote Power Patent, such an event would have a material adverse effect on our business, financial condition and results of operations.

If we are unsuccessful in litigation involving our intellectual property, including if any of the claims of defendants to invalidate our patents are successful, such a result would have a material adverse effect on our business.

We currently have several litigations pending in the courts against parties whom we believe require a license to our patents including (i) litigation against eleven (11) data networking equipment manufacturers commenced in September 2011 relating to our Remote Power Patent, (ii) litigation against Apple, Inc., Microsoft, Inc. and several other major computer systems manufacturers commenced in May 2013 with respect to the Mirror Worlds Patent Portfolio and (iii) litigation against Google and YouTube with respect to our Cox Patent Portfolio.  In addition, in the future we may commence patent litigation against third parties alleging infringement of our patents.  Patent litigation is inherently risky and the outcome is uncertain.  The defendants in our pending litigations are all large, well-financed companies with substantially greater resources than us.  We may not be successful in such litigation and the outcome of such litigation could be harmful to us.  In addition, it is customary for defendants in patent litigation to assert claims seeking to invalidate our patents, as is the case with respect to our pending patent litigations.  If we are unsuccessful in enforcing and validating our patents and/or if third parties making claims against us seeking to invalidate our patents are successful, they may be able to obtain injunctive or other equitable relief, which effectively could block our ability to license or otherwise capitalize on our proprietary technologies.  Furthermore, then existing licensees of our patents may no longer be obligated to pay royalties to us.  Successful litigation against us resulting in a determination that our patents are not valid or enforceable, and/or that third parties do not infringe, would have a material adverse effect on our business, financial condition and results of operations.

Our revenue and profit is currently dependent upon the continued validity of our Remote Power Patent.

All of our revenue to date has been generated by our Remote Power Patent.  We currently have twelve (12) license agreements pursuant to which licensees have an obligation to pay us royalties on an ongoing basis.  Such royalty bearing licenses include, among others, agreements with Cisco Systems, Inc. and Cisco-Linksys, LLC, Microsemi Corporation, Netgear, Inc., and Motorola Solutions, Inc. and NEC Corporation.  The obligation of licensees of our Remote Power Patent to continue to make royalty payments to us is contingent upon the continued validity of our Remote Power Patent.  The validity and infringement of our Remote Power Patent is currently at issue in our pending litigation against eleven (11) date equipment manufacturers in Tyler, Texas (see “Legal Proceedings” beginning at page 31 hereof).  In the event our Remote Power Patent is determined to be invalid, licensees of our Remote Power Patent would have no further obligation to make royalty payments to us which would have a material adverse effect on our business, financial condition and results of operations.

We may not be able to capitalize on our strategy to acquire high quality patents with significant licensing opportunities or enter into strategic relationships with third parties to license or otherwise monetize their intellectual property.

Based upon the success we have achieved to date from licensing our Remote Power Patent and the acquisition of an aggregate of thirteen (13) additional patents in 2013, we believe we have the expertise and sufficient capital to compete in the intellectual property monetization market and to enter strategic relationships with third parties to develop, commercialize, license or otherwise monetize their intellectual property.  However, we may not be able to acquire additional intellectual property or, if acquired, we may not achieve material revenue or profit from such intellectual property.  Acquisitions of patent assets are competitive, time consuming, complex and costly to consummate.  Our strategy is to focus on acquiring high quality patent assets which management believes have the potential for significant licensing opportunities.  These high quality patent opportunities are difficult to find and are often very competitive to acquire.  In addition, such acquisitions present material risks.  Even if we successfully acquire additional patent assets, such as the patent portfolios acquired from Dr. Cox in February 2013 and from Mirror Worlds, LLC in May 2013, we may not be able to achieve significant licensing revenue or even generate sufficient revenue related to such patent assets to offset the acquisition costs and the legal fees and expenses which may be incurred to enforce, license or otherwise monetize such patents.  In addition, we may not be able to enter into strategic relationships with third parties to license or otherwise monetize their intellectual property and, even if we consummate such strategic relationships, we may not achieve material revenue or profit from such relationships.

We are currently largely dependent upon our license agreement with Cisco for a significant portion of our royalty revenue.  The loss of Cisco as a licensee would have a material adverse effect on our business.

Cisco Systems, Inc. and Cisco Linksys, LLC (collectively, “Cisco”) accounted for 92% and 84% of our revenue for the three month periods ended June 30, 2014 and 2013, respectively, and 77% of our revenue for the years ended December 31, 2013 and December 31, 2012.  In accordance with our Settlement and License Agreement, dated May 25, 2011, with Cisco (the “Agreement”), which expanded upon the short form settlement agreement entered into in July 2010, Cisco is obligated to pay us royalties on a quarterly basis (which began in the first quarter of 2011) based on its sale of PoE products in the United States, up to the maximum royalties per year of $8 million through 2015 and $9 million per year thereafter for the remaining term of the patent (March 2020).  The royalty payments are subject to certain conditions including the continued validity of our Remote Power Patent and the actual royalty payments may be less than the caps stated above, as was the case for 2013 and prior years.  Due to our annual royalty rate structure with Cisco which includes declining rates as the volume of PoE product sales increase during the year, annual royalties from Cisco are anticipated to be highest in the first quarter and decline for each of the remaining quarters of the year.  However, in 2014 we had greater royalty revenue from Cisco in the second quarter compared to the first quarter because we recorded additional royalty revenue from Cisco in the second quarter as a result of our recently completed audit of Cisco for the years ended December 31, 2013 and December 31, 2012 (see Note F to our financial statements for the quarterly period ended June 30, 2014 included in this Prospectus).  Under the terms of the Agreement, if we grant other licenses with lower royalty rates to third parties (as defined in the Agreement), Cisco shall be entitled to the benefit of the lower royalty rates provided it agrees to the material terms of such other license.  Under the terms of the Agreement, we have certain obligations to Cisco and if we materially breach such terms, Cisco will be entitled to stop paying royalties to us.  In addition, if our Remote Power Patent is declared invalid in legal proceedings pending at the United States Patent and Trademark Office or in court (see “Legal Proceedings” at pages 32-34 hereof), Cisco would have no further obligation to pay us royalties.  The aforementioned event would have a material adverse effect on our business, financial condition and results of operations.

It may be difficult for us to verify royalty amounts owed to us under our license agreement with Cisco and our other licensees, and this may cause us to lose potential revenue.

The standard terms of our royalty bearing license agreements require our licensees to report the sale of licensed products and report this data to us in most cases on a quarterly basis.  Although our standard license terms give us the right to audit books and records of our licensees to verify this information, audits can be expensive, time consuming, incomplete and subject to dispute.  From time to time, we may audit certain of our licensees (as we recently did with Cisco as referenced below) to verify independently the accuracy of the information contained in their royalty reports in an effort to decrease the likelihood that we will not receive the royalty revenues to which we are entitled under the terms of our license agreements.  However, we cannot give assurances that these audits will be frequent enough and/or effective to that end.  There is no certainty that we will receive additional royalty revenue from an audit and in some cases there may be an over-payment which will be credited against future royalties under our license agreements.

In late December 2013, we exercised our right to audit the royalties paid to us by Cisco for the years 2012 and 2013 (the “Audit Period”) in accordance with our May 2011 license agreement with Cisco.  As a result of the audit, Cisco agreed to pay us additional royalty payments pursuant to the May 2011 license agreement of $3,281,000 for the Audit Period and other periods covered by the license agreement. These additional aggregate royalty payments of $3,281,000 were all recorded as royalty revenue in the three month period ended June 30, 2014, at the time we completed our audit.

Our current licenses for our Remote Power Patent may not continue to result in significant royalties and do not necessarily mean we will achieve additional license agreements.

For the six months ended June 30, 2014 and June 30, 2013, we achieved royalty revenue of $9,657,000 (which included $3,281,000 of additional royalty payments from Cisco as a result of our audit (See Note F to our financial statements for the quarterly period ended June 30, 2014 included in this Prospectus) and $5,971,000, respectively.  For the years ended December 31, 2013 and December 31, 2012, we achieved royalty revenue of $8,017,000 and $8,698,000, respectively, with respect to our license agreements for our Remote Power Patent.  We currently have license agreements for our Remote Power Patent with twelve (12) licensees including, among others, Cisco Systems, Inc. and Cisco Linksys, LLC, (collectively, “Cisco”), Netgear, Inc., Microsemi Corporation, Extreme Networks, Inc., Motorola Solutions, Inc. and NEC Corporation, pursuant to which such parties are obligated to pay us on-going royalties on a monthly or quarterly basis.  Notwithstanding such royalty bearing license agreements, we may not continue to achieve significant royalty revenue from such license agreements.  Our failure to continue to achieve significant royalty revenue from our existing license agreements would have a material adverse effect on our business, financial condition and results of operations.  In addition, we may not be able to consummate additional licensing agreements resulting in material revenue with respect to our Remote Power Patent.

Our current licensing revenue depends upon the continued viability of the PoE market.

Ethernet is the leading local area networking technology in use today.  PoE technology allows for the delivery of power over Ethernet (“PoE”) cables rather than by separate power cords.  As a result a wide variety of network devices, including IP telephones, wireless LAN access points, web-based network security cameras, data collection terminals and other network devices are able to receive power over existing data cables.  The failure of the PoE market to remain viable would have a material adverse effect on licensing revenue for our Remote Power Patent which is currently our sole patent generating licensing revenue.

A limited number of our licensees account for a significant portion of our total revenues.

One of our licensees, Cisco Systems, Inc. and Cisco-Linksys, LLC (collectively, “Cisco”), accounted for 92% and 84% of our revenue for the three month periods ended June 30, 2014 and June 30, 2013, respectively, and 77% of our revenue for the years ended December 31, 2013 and December 31, 2012.  It is anticipated that a few licensees will continue to constitute a significant portion of our revenue for the foreseeable future.  To the extent such sales of PoE products by our significant licensees are adversely affected our revenues will be significantly impacted.

Our pending patent infringement litigations in the courts involving our Remote Power Patent, the Mirror Worlds Patent Portfolio and the Cox Patent Portfolio may be time consuming and costly and we can provide no assurance that we will be successful.

We have a pending litigation in the United States District Court for the Eastern District of Texas, Tyler Division against eleven (11) data networking equipment manufacturers for infringement of our Remote Power Patent.  A stay with respect to this litigation has been in effect since March 2013 while the Inter Partes proceeding was pending at the USPTO.  On September 11, 2014, we made a motion to lift the stay and a decision by the court is pending.  In May 2013, we initiated patent litigation in the United States District Court for the Eastern District of Texas, Tyler Division, against Apple, Inc., Microsoft, Inc., Hewlett-Packard Company, Lenovo Group Ltd., Lenovo (United States), Inc., Dell, Inc., Best Buy Co., Inc., Samsung Electronics America, Inc. and Samsung Telecommunications America L.L.C., for infringement of the ‘227 Patent, which was one of the nine (9) patents acquired from Mirror Worlds LLC.  In April 2014, we initiated patent litigation in the United States District Court for the Southern District of New York against Google and YouTube for infringement of several of our patents within our Cox Patent Portfolio.

We anticipate that the above referenced litigations in federal court could continue for a number of years and while we have a contingent legal fee arrangement with our patent litigation counsel in each litigation, we are responsible for a portion of the expenses which are anticipated to be material.  In addition, the time and effort required of our management to effectively pursue this litigation is likely to be significant and it may adversely affect other business opportunities.

We face intense competition to acquire intellectual property and enter into strategic relationships.

With respect to our ability to acquire additional intellectual property or enter into strategic relationships with third parties to monetize their intellectual property, we face considerable competition from other companies, many of which have significantly greater financial and other resources than we have.  The patent licensing and enforcement industry has grown significantly over the past several years and there has been an increase in the number of companies seeking to acquire intellectual property rights from third parties.  Entities including, among others, Acacia Research Corporation (NASDAQ:ACTG), Vringo, Inc. (NYSE MKT:VRNG), Intellectual Ventures, VirnetX Holdings Corp. (NYSE MKT:VHC), Marathon Group, Inc. (NASDAQ:MARA) and RPX Corporation (NASDAQ:RPXC) seek to acquire or partner with third parties to license or enforce intellectual property rights.  It is expected that others will enter this market as well.  Many of these competitors have significantly more financial and human resources than us.

We may also compete with strategic corporate buyers, litigation funding firms such as Burford Capital Limited, Fortress Investment Group, Gerchen Keller Capital, LLC, Parabellum Capital LLC and Bentham Capital LLC, venture capital firms and hedge funds for intellectual property acquisitions and licensing opportunities.  Many of these competitors have greater financial resources and human resources than us.

New legislation, regulations, court rulings or actions by the U.S. Patent and Trademark Office related to enforcing patents could adversely affect our business and operating results.

If new legislation, regulations or rules are implemented either by Congress, the U.S. Patent and Trademark Office or the courts that impact the patent application process, the patent enforcement process or the rights of patent holders, these changes could negatively affect our business, financial condition and results of operations. Recently, United States patent laws were amended by the Leahy-Smith America Invents Act, or the America Invents Act, which became effective on March 16, 2013. The America Invents Act includes a number of significant changes to U.S. patent law.   In general, it attempts to address issues surrounding the enforceability of patents and the increase in patent litigation by, among other things, establishing new procedures for patent litigation and new administrative post-grant review procedures to challenge the patentability of issued patents outside of litigation, including Inter Partes Review proceedings which provide third parties a timely, cost effective alternative to district court litigation to challenge the validity of an issued patent. For example, the America Invents Act changes the way that parties may be joined in patent infringement actions, increasing the likelihood that such actions will need to be brought against individual parties allegedly infringing by their respective individual actions or activities.  It also includes changes that transition the United States from a “first-to-invent” system to a “first to file” system and alter the processes for challenging issued patents.   At this time, it is not clear what, if any, impact the America Invents Act will have on the operation of our business. However, the America Invents Act and its implementation could increase the uncertainties and costs surrounding the enforcement of our patented technologies, which could have a material adverse effect on our business, financial condition and results of operations.

Our quarterly and annual operating and financial results and our revenue are likely to fluctuate significantly in future periods.

Our quarterly and annual operating and financial results are difficult to predict and may fluctuate significantly from period to period.  Our revenue and net income was $9,657,000 and $2,997,000, respectively, for the six months ended June 30, 2014 as compared to $5,971,000 and $2,174,000, respectively, for the six months ended June 30, 2013.  Our revenue and net income was $8,017,000 and $1,016,000 for the year ended December 31, 2013 as compared to revenue of $8,698,000 and net income of $2,626,000 for the year ended December 31, 2012.  Our revenue was $7,398,000 with net income of $8,493,000 (including net income of $6,903,000 related to the recording of a deferred tax benefit) for the year ended December 31, 2011 as compared to revenue of $33,037,000 and net income of $19,236,000 for the year ended December 31, 2010 (which 2010 revenue and net income were primarily due to achieving a large settlement of a patent litigation in July 2010).  Accordingly, our revenue, net income and results of operations may fluctuate as a result of a variety of factors that are outside our control including, but not limited to, our ability and timing in consummating future license agreements for our intellectual property assets, the timing and extent of royalty payments received by us from licensees, the timing and our ability to achieve successful outcomes from current and future patent litigation, and the timing and our ability to achieve revenue from future strategic relationships.

We may need additional financing to implement our strategy and expand our business.

We may need additional equity or debt financing beyond our existing cash to pursue our strategy including the acquisition of additional intellectual property assets or to enter into strategic relationships with third parties to license or monetize their intellectual property.  Any additional financing that we need may not be available and, if available, may not be available on terms that are acceptable to us.  Our failure to obtain financing on a timely basis, or on economically favorable terms, could prevent us from pursuing our intellectual property acquisition strategy or from responding to changing business or economic conditions and could cause us to experience difficulty in withstanding adverse operating results.

We do not intend to pay future dividends on our common stock and thus stockholders must look to appreciation of our common stock to realize a gain on their investments.

We have not paid any dividends to our stockholders since 2010. In December 2010, the only time in our history, we paid a special cash dividend of $0.10 per share to holders of our common stock. We do not have any plans to pay dividends in the foreseeable future.  Our future dividend policy is within the discretion of our board of directors and will depend upon various factors, including future earnings, if any, operations, capital requirements, our general financial condition, the preferences of any series of preferred stock, our general business conditions and future contractual restrictions on payment of dividends, if any.  Accordingly, stockholders must look solely to appreciation of our common stock to realize a gain on their investment.  This appreciation may not occur.

Because ownership of our common stock is concentrated, investors may have limited influence on stockholder decisions.

As of August 31, 2014, our executive officers and directors beneficially owned 30.3% of our outstanding common stock.  As a result, these stockholders may be able to exercise substantial control over all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions, such as a merger or other sale of our company or its assets.  This concentration of ownership will limit your ability to influence corporate matters and may have the effect of delaying or preventing a third party from acquiring control over us.

Our markets are subject to rapid technological change and our technologies face potential technology obsolescence.

The markets covered by our intellectual property are characterized by rapid technological changes, changing customer requirements, frequent new product introductions and enhancements, and evolving industry standards.  The introduction of products embodying new technologies and the emergence of new industry standards may render our technologies obsolete or less marketable.

In addition, other companies may develop competing technologies that offer better or less expensive alternatives to PoE and the other technologies covered by our intellectual property.  Several companies have notified the IEEE that they may have patents and proprietary technologies that are covered by the Standard pertaining to PoE.   In the event any of those companies asserts claims relating to our patents, the licensing royalties available to us for our Remote Power Patent may be adversely impacted.  Moreover, technological advances or entirely different approaches developed by one or more of our competitors or adopted by various standards groups could render our Remote Power Patent obsolete, less marketable or unenforceable.

Dependence upon CEO and Chairman.

Our success is largely dependent upon the personal efforts of Corey M. Horowitz, our Chairman, Chief Executive Officer and Chairman of our Board of Directors.  On November 1, 2012, we entered into an employment agreement with Mr. Horowitz pursuant to which he continues to serve as our Chairman and Chief Executive Officer for three successive one-year terms (unless terminated by us).  The loss of the services of Mr. Horowitz would have a material adverse effect on our business and prospects.  We do not maintain key-man life insurance on the life of Mr. Horowitz.

The burdens of being a public company may adversely affect us including our ability to pursue litigation.

As a public company, our management must devote substantial time, attention and financial resources to comply with U.S. securities laws.  This may have a material adverse effect on management’s ability to effectively and efficiently pursue litigation as well as our other business initiatives.  In addition, our disclosure obligations under U.S. securities laws require us to disclose information publicly that will be available to future litigation opponents.  We may, from time to time, be required to disclose information that may have a material adverse affect on our litigation strategies.  This information may enable our litigation opponents to develop effective litigation strategies that are contrary to our interests.

Because our common stock currently trades on the Over-the-Counter Bulletin Board, you may not be able to buy and sell our common stock at optimum prices and you face liquidity issues in terms of your ability to buy and sell our common stock.

The Over-the-Counter Bulletin Board ("OTCBB") is a regulated quotation service that displays quotes, last sales prices and volume in over-the-counter securities.  The trading of our stock on the OTCBB imposes, among others, the following risks:

●
Availability of quotes and order information – Because OTCBB trades and quotations involve a manual process (over the telephone) rather than automated or electronically linked execution systems, the market information for our common stock cannot be guaranteed.  In addition, quote information, or even firm quotes, may not be available.  The manual execution process may delay order processing and intervening price fluctuations could result in the failure of a limit order to execute or the execution of a market order at a significantly different price.  Execution of trades, execution reporting, and the delivery of trade confirmations may be delayed significantly.  Consequently, one may not be able to sell shares of our common stock at the optimum trading prices.

●
Liquidity Risks – Liquidity refers to the ability to freely buy and sell securities at given prices and volumes.  In general, the more activity in a given security, and the more market makers participating in a security, the greater the liquidity in the security.  Because the OTC Bulletin Board generally has fewer market makers participating in a Bulletin Board security, the liquidity in our common stock may be significantly less than what might be experienced in the NASDAQ or listed markets.  As such, you may only receive a partial execution or your order may not be executed at all.  Additionally, the price received on a market order may be significantly different from the price quoted at the time of order entry.  Additionally, when fewer shares of our common stock are being traded, larger spreads between bid and ask prices and volatile swings in price may result.

●
Dealer's Spread – The dealer's spread (the difference between the bid and ask prices) of our security may be large and may result in substantial losses to the seller of our common stock on the OTCBB if the common stock must be sold immediately.  Further, purchasers of our common stock may incur an immediate "paper" loss due to the price spread.  Moreover, dealers trading on the OTCBB may not have a bid price for securities bought and sold through the OTCBB.  Due to the foregoing, there may be decreased demand for our common stock traded through the OTCBB.

The significant number of options and warrants outstanding may adversely affect the market price for our common stock.

As of August 31, 2014, there were outstanding options and warrants to purchase an aggregate of 3,700,000 shares of our common stock at exercise prices ranging from $0.83 to $2.10.  To the extent that outstanding options and warrants are exercised, existing stockholder percentage ownership will be diluted and any sales in the public market of the common stock underlying such options may adversely affect prevailing market prices for our common stock.

We may seek to raise additional funds, finance intellectual property acquisitions or develop strategic relationships by issuing capital stock that would dilute your ownership.

We may elect to raise financing by issuing equity securities, which, if conducted in the future, would materially reduce the percentage ownership of our existing stockholders.  Furthermore, any newly issued securities could have rights, preferences and privileges senior to those of our existing common stock.  Moreover, any issuances by us of equity securities may be at or below the prevailing market price of our stock and in any event may have a dilutive impact on your ownership interest, which could cause the market price of stock to decline.  We may also raise additional funds through the incurrence of debt or the issuance or sale of other securities or instruments senior to our common shares.  The holders of any debt securities or instruments we may issue could have rights superior to the rights of our common stockholders.

Future sales of shares of our common stock may cause the prevailing market price of our shares to decline and could harm our ability to raise additional capital.

We have previously issued a substantial number of shares of common stock, which are eligible for resale under Rule 144 of Securities Act of 1933, and may become freely tradable.  We have also registered a substantial number of shares including shares that are issuable upon the exercise of options and warrants.  In addition, if holders of options and warrants choose to exercise their purchase rights and sell shares of common stock in the public market or if holders of currently restricted common stock or registered common stock sell such shares in the public market, or attempt to publicly sell such shares in a short time period, the prevailing market price for our common stock may decline.  Such decline in the price of our common stock may also adversely affect our ability to raise additional capital.

Provisions in our corporate charter and in Delaware law could make it more difficult for a third party to acquire us, could discourage a takeover and adversely affect existing stockholders.

Our certificate of incorporation authorizes the board of directors to issue up to 10,000,000 shares of preferred stock.  The preferred stock may be issued in one or more series, the terms of which may be determined at the time of issuance by our Board of Directors, without further action by stockholders, and may include, among other things, voting rights (including the right to vote as a series on particular matters), preferences as to dividends and liquidation, conversion and redemption rights, and sinking fund provisions, any of which could adversely affect holders of our common stock.  Although there are currently no shares of preferred stock outstanding, future holders of preferred stock may have rights superior to our common stock and such rights could also be used to restrict our ability to merge with, or sell our assets to third parties.

We are also subject to the “anti-takeover” provisions of Section 203 of the Delaware General Corporation Law, which could prevent us from engaging in a “business combination” with a 15% or greater stockholder for a period of three years from the date such person acquired that status unless appropriate board or stockholder approvals are obtained.

These provisions could deter unsolicited takeovers or delay or prevent changes in our control or management, including transactions in which stockholders might otherwise receive a premium for their shares over the then current market price.  These provisions may also limit the ability of stockholders to delay, deter or prevent a change of control, or approve transactions that they may deem to be in their best interests.

Our stock price may be volatile.

The market price of our common stock is likely to be highly volatile and could fluctuate widely in price in response to various factors, many of which are beyond our control, including the following:

●	our ability to successfully enforce and/or defend our Remote Power Patent and other patents;

●	our ability to continue to receive material revenue from licensees of our Remote Power Patent;

●	our ability to enter into favorable license agreements with third parties with respect to our Remote Power Patent;

●	our ability to license and monetize our patents besides the Remote Power Patent including the Mirror Worlds Patent Portfolio and the Cox Patent Portfolio;

●	our ability to acquire additional intellectual property;

●	our ability to achieve material revenue and profits;

●	our ability to enter into strategic relationships with third parties to license or otherwise monetize their intellectual property;

●	our ability to raise capital when needed;

●	sales of our common stock;

●	our ability to execute our business plan;

●	technology changes;

●	legislative, regulatory and competitive developments; and

●	economic and other external factors.

In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies.  These market fluctuations may also have a material and adverse effect on the market price of our common stock.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Prospectus contains certain forward-looking statements that are statements that include information based upon beliefs of our management, as well as assumptions made by, and information available to, our management. Statements containing terms such as “believes”, “expects,” “anticipates,” “intends” or similar words are intended to identify forward-looking statements.

Our management, based upon assumptions it considers reasonable, has compiled these forward-looking statements.  Such statements reflect our current views with respect to future events.  These statements involve known and unknown risks and uncertainties that may cause our actual results in future periods to differ materially from what is currently anticipated.  We make cautionary statements in certain sections of this Prospectus, including under “Risk Factors”.  You should read these cautionary statements as being applicable to all related forward-looking statements wherever they appear in this Prospectus, the materials referred to in this Prospectus or the materials incorporated by reference into this Prospectus.

You are cautioned that no forward-looking statement is a guarantee of future performance and you should not place undue reliance on any forward-looking statement.  Such statements speak only as of the date of this Prospectus and we are not undertaking any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date of this Prospectus or to reflect the occurrence of unanticipated events.

PRICE RANGE OF OUR COMMON STOCK

Our common stock currently trades on the OTC Bulletin Board under the symbol NTIP.  The following table sets forth, for the periods indicated, the range of the high and low bid prices for our common stock as reported by OTCBB.com.  Such prices reflect inter-dealer quotations, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

YEAR ENDING DECEMBER 31, 2014	HIGH	LOW

Second Quarter	$2.00	$1.46
First Quarter	$1.75	$1.40

YEAR ENDED DECEMBER 31, 2013	HIGH	LOW

Fourth Quarter	$1.73	$1.43
Third Quarter	$1.78	$1.60
Second Quarter	$1.90	$1.23
First Quarter	$1.50	$1.12

YEAR ENDED DECEMBER 31, 2012	HIGH	LOW

Fourth Quarter	$1.28	$1.10
Third Quarter	$1.32	$1.16
Second Quarter	$1.37	$1.18
First Quarter	$1.35	$1.13

On September 26, 2014, the closing price for our common stock as reported on the OTC Bulletin Board was $2.15 per share. The number of record holders of our common stock was 66 as of September 26, 2014. In addition, we believe there are in excess of approximately 500 holders of our common stock in “street name” as of September 30, 2014.

DIVIDEND POLICY

Dividend Policy. We have not paid any dividends to our stockholders since 2010.  In December 2010, the only time in our history, we paid a special dividend of $0.10 per share on our outstanding shares of common stock.  We do not have any plans to pay dividends in the foreseeable future.  The declaration and payment of any future dividends will be at the discretion of our Board of Directors and will depend upon a variety of factors, including future earnings, if any, operations, capital requirements, our general financial condition, the preferences of any series of preferred stock, our general business conditions and future contractual restrictions on payment of dividends, if any.

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes share and exercise price information about our equity compensation plans as of December 31, 2013.

	Number of securities to be issued upon exercise of outstanding options and rights (a)	Weighted-average exercise price of outstanding options and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders (1) (2)	417,500(2)	$0.68	2,600,000(1)
Equity compensation plans not approved by security holders(3)	3,865,000(3)	$0.94	—
Total	4,282,500	$0.91	2,600,000(1)

___________________________________________
(1)  Our 2013 Stock Incentive Plan (“2013 Plan”) was approved by our stockholders on October 9, 2013 and by our Board of Directors on August 7, 2013.  Subject to standard anti-dilution adjustments as provided in the 2013 Plan, the 2013 Plan provides for an aggregate of 2,600,000 shares of our common stock to be available for distribution pursuant to the 2013 Plan. At December 31, 2013, no award had been made under our 2013 Stock Incentive Plan.

(2)  Our 1996 Amended and Restated Stock Option Plan (“1996 Stock Option Plan”) provided for the issuance of options to purchase up to 4,000,000 shares of our common stock.  As of March 2006, no additional options were eligible to be issued under the plan in accordance with its terms.  The outstanding options contain customary anti-dilution provisions.

(3)  Represents aggregate individual option grants outside the 2013 Stock Incentive Plan and the 1996 Stock Option Plan referred to in the above table which includes individual option grants issued to our officers, directors, employees and consultants in consideration for certain services rendered to us.  The option agreements pertaining to such individual option grants contain customary anti-dilution provisions.

BUSINESS

Overview

Our principal business is the development, licensing and protection of our intellectual property assets.  We presently own twenty-two (22) patents that relate to various technologies including patents covering (i) the delivery of power over Ethernet cables for the purpose of remotely powering network devices, such as wireless access ports, IP phones and network based cameras; (ii) foundational technologies that enable unified search and indexing, displaying and archiving of documents in a computer system; (iii) enabling technology for identifying media content on the Internet and taking further action to be performed based on such identification including, among others, the insertion of advertising and the facilitation of the purchase of goods and services related to such content; and (iv) systems and methods for the transmission of audio, video and data in order to achieve high quality of service (QoS) over computer and telephony networks.  In addition, we continually review opportunities to acquire or license additional intellectual property.

We have been actively engaged in the licensing of our patent (U.S. Patent No. 6,218,930) covering the delivery of power over Ethernet cables (the “Remote Power Patent”).  As of the date of this Prospectus, we have entered into sixteen (16) license agreements with respect to our Remote Power Patent which, among others, include license agreements with Cisco Systems, Inc. and Cisco Linksys, LLC, Extreme Networks, Inc., Netgear, Inc., Microsemi Corporation, Motorola Solutions, Inc. and NEC Corporation (see Notes D[2], D[3] and D[4] to our financial statements for the quarterly period ended June 30, 2014 included in this Prospectus).  Our current strategy includes continuing our licensing efforts with respect to our Remote Power Patent and efforts to monetize the two patent portfolios (the Cox and Mirror Worlds patent portfolios) we acquired in 2013 (see “Business-Patents Related to Identification of Media on the Internet” and “Business - Patents Covering Document Stream Operating Systems” on pages 27-29 of this Prospectus).  In addition, we continue to seek to acquire additional intellectual property assets to develop, commercialize, license or otherwise monetize such intellectual property.  Our strategy includes working with inventors and patent owners to assist in the development and monetization of their patented technologies.  We may also enter into strategic relationships with third parties to develop, commercialize, license or otherwise monetize their intellectual property.  The form of such relationships may differ depending upon the opportunity and may include, among other things, a strategic investment in such third party, the provision of financing to such third party or the formation of a joint venture with such third party or others for the purpose of monetizing their intellectual property assets.

Our acquisition strategy is to focus on acquiring high quality patents which management believes have the potential to generate significant licensing opportunities as we have achieved with respect to our Remote Power Patent.  Our Remote Power Patent has generated licensing revenue in excess of $65,000,000 from May 2007 through June 30, 2014.  As part of our acquisition strategy, in 2013 we acquired an aggregate of thirteen (13) additional patents and six (6) pending patent applications.  On February 28, 2013, we acquired from Dr. Ingemar Cox, a technology leader in digital watermarking content identification, digital rights management and related technologies, four (4) U.S. patents (as well as a pending patent application) (the “Cox Patent Portfolio”).  In 2014, we were issued three (3) additional patents by the United States Patent and Trademark Office related to the Cox Patent Portfolio (see Note B[2] to our financial statements for the quarterly period ended June 30, 2014 included in this Prospectus).  On May 21, 2013, Mirror Worlds Technologies, LLC, our wholly-owned subsidiary, acquired from Mirror Worlds, LLC (which subsequently changed its name to Looking Glass LLC) nine (9) U.S. patents and five (5) pending patent applications that enable unified search and indexing, displaying and archiving of documents in a computer system (the “Mirror Worlds Patent Portfolio”).  On May 22, 2013, we initiated patent litigation against Apple, Inc., Microsoft, Inc., and other major vendors of document system software and computer systems, in the United States District Court for the Eastern District of Texas, Tyler Division, for infringement of U.S. Patent No. 6,006,227 (part of the Mirror Worlds Patent Portfolio) (see “Legal Proceedings” at pages 32-33 of this Prospectus).  On April 4, 2014, we initiated patent litigation against Google and YouTube in the United States District Court for the Southern District of New York for infringement of several of our patents within our Cox Patent Portfolio. On May 22, 2014, the Patent Trial and Appeal Board (PTAB) of the USPTO issued its written decision in the IPR Proceeding in favor of us, rejecting the challenge of Avaya Inc., Dell Inc., Sony Corporation of America and Hewlett Packard Co. that sought to cancel certain claims of the Remote Power Patent as unpatentable.  On August 13, 2014, the USPTO issued a Notice of Intent to Issue a Reexamination Certificate (“NIRC”), also rejecting a challenge to the patentability of our Remote Power Patent.  The NIRC states that the USPTO intends to confirm the validity of the challenged claims of the Remote Power (claims 6, 8 and 9) without any amendment or modification.  The USPTO also intends to allow fourteen new claims, bringing the total claims in the Remote Power Patent to twenty-three claims.  No claims were rejected. (see “Legal Proceedings” at pages 33-35 of this Prospectus).

Our Patents

Our intellectual property currently consists of twenty-two (22) patents:

Remote Power Patent

• U.S. Patent No. 6,218,930:  Apparatus and method for remotely powering access equipment over a 10/100 switched Ethernet network;

Mirror Worlds Patent Portfolio

Patents covering foundational technologies that enable unified search and indexing, displaying and archiving of documents in a computer system.

• U.S. Patent No. 6,006,227:  Document stream operating system;

• U.S. Patent No. 6,638,313:  Document stream operating system;

• U.S. Patent No. 6,725,427:  Document stream operating system with document organizing and display facilities;

• U.S. Patent No 6,496,857: Delivering targeted, enhanced advertisements across electronic networks;

• U.S. Patent No. 7,865,538:  Desktop, stream-based, information management system;

• U.S. Patent No. 7,849,105:  Desktop, stream-based, information management system;

• U.S. Patent No. 8,255,439:  Desktop, stream-based, information management system;

• U.S. Patent No. 8,280,931:  Desktop, stream-based, information management system; and

• U.S. Patent No. 8,572,139:  Desktop, stream-based, information management system.

We also have four (4) pending patent applications (acquired in May 2013 as part of acquisition of the Mirror Worlds Patent Portfolio) covering foundational technologies that enable unified search and indexing, displaying and archiving of documents in a computer system.

Cox Patent Portfolio

Identification of Media Content on the Internet

• U.S. Patent No. 7,058,223:  Identifying works for initiating a work-based action, such as an action on the Internet;

• U.S. Patent No. 8,010,998:  Using features extracted from an audio and/or video work to obtain information about the work;

• U.S. Patent No. 8,020,187:  Identifying works, using a sub-linear time search or a non exhaustive search, for initiating a work-based action, such as an action on the Internet;

• U.S. Patent No. 8,205,237:  Identifying works, using a sub-linear time search, such as an approximate nearest neighbor search, for initiating a work-based action, such as an action on the Internet;

• U.S. Patent No. 8,640,179:  Method for using extracted features from an electronic work;

• U.S. Patent No. 8,656,441:  Systems for using extracted features from an electronic work; and

• U.S. Patent No. 8,7121,726: “Method for taking action based on a request related to an electronic media work.

We have filed seven (7) patent applications (2 of which have been issued and 5 of which are pending) since acquisition of the Cox Portfolio in February 2013 with the United States Patent and Trademark Office relating to the identification of media content on the Internet.

QoS Family of Patents

• U.S. Patent No. 6,574,242:  Method for the transmission and control of audio, video, and computer data over a single network fabric;

• U.S. Patent No. 6,570,890:  Method for the transmission and control of audio, video, and computer data over a single network fabric using Ethernet packets;

• U.S. Patent No. 6,539,011:  Method for initializing and allocating bandwidth in a permanent virtual connection for the transmission and control of audio, video, and computer data over a single network fabric; and

• U.S. Patent No. 6,215,789:  Local area network for the transmission and control of audio, video, and computer data.

In August 2008, we were issued European Patent No. 1086556 titled “Integrated Voice and Data Communications over a Local Area Network” which covers the same technology as covered by our U.S. QoS family of patents.  The patent has issued in France, Germany, Spain, United Kingdom, Ireland and Canada.

Our future success is largely dependent upon our proprietary technologies, our ability to protect our intellectual property assets, to consummate license agreements with respect to our intellectual property assets as well as our ability to acquire additional intellectual property assets or enter into strategic relationships with third parties to license or otherwise monetize their intellectual property.  The complexity of patent and common law and the inherent uncertainty of litigation creates risks that our efforts to protect our intellectual property assets, or those of our strategic partners, may not be successful.  We cannot be assured that our intellectual property assets will be upheld, or that third parties will not invalidate such intellectual property assets.  In addition, we may not be able to (i) acquire additional intellectual property assets or successfully license such assets or (ii) successfully enter into strategic relationships with third parties to license or otherwise monetize their intellectual property.

We were incorporated under the laws of the State of Delaware in July 1990.  Our principal offices are located at 445 Park Avenue, Suite 912, New York, New York 10022 and our telephone number is (212) 829-5770. On October 9, 2013, we changed our name to Network-1 Technologies, Inc. (from Network-1 Security Solutions, Inc.) to better reflect the nature of our business as a company engaged in the development, licensing and protection of its intellectual property assets.

Remote Power Patent – Market Overview

Our Remote Power Patent (U.S. Patent No. 6,218,930) relates to several technologies which describe a methodology for controlling the delivery of power to certain devices over an Ethernet network.

The Institute of Electrical and Electronic Engineers (IEEE) is a non-profit, technical professional association of more than 370,000 individual members in approximately 160 countries. The Standards Association of the IEEE is responsible for the creation of global industry standards for a broad range of technology industries.  In 2000, at the urging of several industry vendors, the IEEE formed a task force to facilitate the adoption of a standardized methodology for the delivery of remote power over Ethernet networks which would insure interoperability among vendors of switches and terminal devices.  On June 13, 2003 the IEEE Standards Association approved the 802.3af Power over Ethernet standard (the “Standard”), which covers technologies deployed in delivering power over Ethernet networks.  The Standard provides for the Power Sourcing Equipment (PSE) to be deployed in switches or as standalone midspan hubs to provide power to remote devices such as wireless access points, IP phones and network-based cameras. The technology is commonly referred to as Power over Ethernet (“PoE”).  We believe that our Remote Power Patent covers several of the key technologies covered by the Standard.

Ethernet is the leading local area networking technology in use today.  PoE technology allows for the delivery of PoE cables rather than by separate power cords.  As a result, a variety of network devices, including IP telephones, wireless LAN Access Points, web-based network security cameras, data collection terminals and other network devices, are able to receive power over existing data cables without the need to modify the existing infrastructure to facilitate the provision of power for such devices through traditional AC outlets.  Advantages such as lower installation costs, remote management capabilities, lower maintenance costs, centralized power backup, and flexibility of device location as well as the advent of worldwide power compatibility, create the possibility of PoE becoming widely adopted in networks throughout the world.

PoE provides numerous benefits including quantifiable returns on investment.  The cost of hiring electricians to pull power cables to remote locations used for access points or security cameras can rival or exceed the cost of the devices.  Another key benefit is the need for Voice over IP power reliability in the face of power failures.  Using PoE enables data center power supply systems to ensure ongoing power – a function that would be difficult and expensive to implement if each phone required AC outlets.

These and other advantages such as remote management capabilities, lower maintenance costs, and flexibility of device location have led to forecasts that PoE will be widely adopted in networks throughout the world.  The benefits of PoE are compelling as evidenced by the introduction of products by such leading vendors such as Cisco Systems, Foundry Networks, Extreme Networks, 3Com, Siemens, Nortel Networks and Avaya, as well as many others.

Mirror Worlds Patent Portfolio

Patents Covering Document Stream Operating Systems

On May 21, 2013, Mirror Worlds Technologies, LLC, our wholly-owned subsidiary, acquired all of the patents previously owned by Mirror Worlds, LLC (which subsequently changed its name to Looking Glass LLC), consisting of nine (9) issued United States patents and five (5) pending applications covering foundational technologies that enable unified search and indexing, displaying and archiving of documents in a computer system (the “Mirror Worlds Patent Portfolio”).  As consideration for the acquisition of the Mirror Worlds Patent Portfolio, we paid Mirror Worlds, LLC $3,000,000 in cash, and issued 5-year warrants to purchase an aggregate of 1,750,000 shares of our common stock (875,000 shares of our common stock at an exercise price of $1.40 per share and 875,000 shares of our common stock at an exercise price of $2.10 per share).  In June 2014, we repurchased from Looking Glass LLC for $505,000 all of the aforementioned warrants to purchase an aggregate of 1,750,000 shares of our common stock.  In November 2013, we received a new patent (U.S. Patent No. 8,572,139) from the United States Patent and Trademark Office entitled “Desktop Streamed-Based, Information Management System”.  This new patent issuance related to one of the pending applications acquired as part of the Mirror Worlds Patent Portfolio in May 2013.

The inventions relating to document stream operating systems covered by the Mirror Worlds Patent Portfolio resulted from the work done by Yale University computer scientist, Professor David Gelernter, and his then graduate student, Dr. Eric Freeman, in the mid-1990s. Certain aspects of the technologies developed by David Gelernter were commercialized in their company’s product offering called “Scopeware.”  Technologies embodied in Scopeware are now common in various computer and web-based operating systems.  Professor Gelernter and Dr. Freeman each entered into consulting agreements with us as part of our acquisition of the Mirror Worlds Patent Portfolio.  Professor Gelernter and Dr. Freeman are currently associated with Lifestreams Technologies Corporation (“Lifestreams”), a company that develops next generation applications and methodologies aimed at organizing and displaying digital data.  Lifestreams is a licensee of the Mirror Worlds Patent Portfolio.  In connection with the acquisition of the Mirror Worlds Patent Portfolio, we also acquired an equity interest in Lifestreams.  In addition, in July 2013 and April 2014 we made additional investments in Lifestreams and, as part of an amended license agreement with Lifestreams, we received a warrant to purchase 7.5% of the then outstanding common stock of Lifestreams on a fully diluted basis.  In March 2014, we agreed to make an additional investment of $380,200 in Lifestreams in the form of a convertible note.  The convertible notes are due March 31, 2015 and shall automatically convert into shares of preferred stock upon a Lifestreams “qualified” equity financing (at least $3.0 million).

As part of the acquisition of the Mirror Worlds Patent Portfolio, we also entered into an agreement with Recognition Interface, LLC (“Recognition”), a New York based investment partnership that financed the commercialization of the Mirror Worlds Patent Portfolio prior to its sale to Mirror Worlds, LLC and also retained an interest in the licensing proceeds of the Mirror Worlds Patent Portfolio.  Pursuant to the terms of the agreement with us, Recognition received (i) 5-year warrants to purchase 250,000 shares of our common stock at $1.40 per share, and (ii) 5-year warrants to purchase 250,000 shares of our common stock at $2.10 per share. Recognition also was granted the right to designate one member of the Board of Directors of our wholly-owned subsidiary, Mirror Worlds Technologies, LLC, that consists of three members. Recognition’s initial Board designee was Frank Weil, Chairman of Abacus and Associates, Inc., a private investment firm in New York, New York.  Mr. Weil headed the International Trade Administration of the United States Department of Commerce from 1977-1979. He was Chairman of the Finance Committee and Chief Financial Officer of the investment firm of Paine Webber Inc. from 1972-1977. Mr. Weil first met Professor Gelernter in the mid 1990’s and assisted in the early development and financing of Mirror Worlds and its Scopeware product offering.

Recognition also received from us an interest in the net proceeds realized from the monetization of the Mirror Worlds Patent Portfolio as follows: (i) 10% of the first $125 million of net proceeds, (ii) 15% of the next $125 million of net proceeds, and (iii) 20% of any portion of the net proceeds in excess of $250 million.

In addition, in connection with our agreement with Recognition, Abacus and Associates, Inc., an investment entity affiliated with Recognition, received a 60-day warrant to purchase 500,000 shares of our common stock at $2.05 per share (the “60 Day Warrant”).  In accordance with the Recognition Agreement, as a result of the exercise of the 60 Day Warrant on July 22, 2013, we issued to Recognition additional 5-year warrants to purchase 250,000 shares of our common stock consisting of (i) warrants to purchase 125,000 shares of common stock at an exercise price of $1.40 per share and (ii) warrants to purchase 125,000 shares of common stock at an exercise price of $2.10 per share.

Cox Patent Portfolio

Patents Related to Identification of Media Content on the Internet

On February 28, 2013, we acquired from Dr. Ingemar Cox four (4) patents (as well as a pending patent application) pertaining to enabling technology for identifying media content on the Internet (the “Cox Patent Portfolio”) for a purchase price of $1,000,000 in cash and 403,226 shares of our common stock.  In addition, we are obligated to pay Dr. Cox 12.5% of the net proceeds generated by us from licensing, sale or enforcement of the patents.  Dr. Cox provides consulting services to us with respect to the Cox Patent Portfolio and future patent applications and assists our efforts to develop the patent portfolio.

The Cox Patent Portfolio relates to enabling technology for identifying media content on the Internet, such as audio and video, and taking further action to be performed based on such identification, including among others, the insertion of advertising and the facilitation of the purchase of goods and services relating to such content. The patents (U.S. Patent No. 7,058,223, No. 8,010,988, No. 8,020,187, No. 8,205,237, No. 8,640,179 and No.8,656,4-41) are based on a patent application filed in 2000 and have patent terms extending into 2023.  Since the acquisition of the Cox Patent Portfolio in February 2013, we were issued three additional patents by the U.S. Patent and Trademark Office including U.S. Patent No. 8,640,179 entitled “Method for Using Extracted Features From An Electronic Work”, U.S. Patent No. 8,656,441 entitled “Systems for Using Extracted Features From and Electronic Work” and U.S. Patent No. 8,782,726 entitled “Method for taking action based on a request related to an electronic media work”.  The claims in the aforementioned three additional patents are generally directed towards systems and methods for using extracted features from electronic works to identify actions to be performed including, among others, inserting an advertisement or a link to a World Wide Web site for a variety of purposes.

There has been significant growth in the uploading of media content to the Internet over the past decade.  The ability to identify content being uploaded to protect against copyright infringement, combined with the ability to facilitate e-commerce transactions based on the identification and tagging of such content is at the core of the patents.  We plan on further developing the technology with Dr. Cox and pursuing licensing opportunities for these technologies.

Dr. Cox is currently a Professor at the University of Copenhagen and the University College of London where he is head of its Media Futures Group.  Dr. Cox was formerly a member of the Technical Staff at AT&T Bell Labs and a Fellow at NEC Research Institute.  He is a Fellow of the IEEE, the IET (formerly IEE), and the British Computer Society and is a member of the UK Computing Research Committee. He was founding co-editor in chief of the IEE Proc. On Information Security and was an associate editor of the IEEE Trans. on Information Forensics and Security.  He is co-author of a book entitled "Digital Watermarking" and its second edition "DigitalWatermarking and Steganography".   He is an inventor on 35 United States Patents.

QoS Family of Patents

We also own five (5) additional patents, besides our Remote Power Patent, the Mirror Worlds Patent Portfolio and the Cox Patent Portfolio, covering various methodologies that provide for allocating bandwidth and establishing QoS for delay sensitive data, such as voice, on packet data networks.  QoS issues become important when data networks carry packets that contain audio and video which may require priority over data packets traveling over the same network.  Covered within these patents are also technologies that establish bi-directional communications control channels between network-connected devices in order to support advanced applications on traditional data networks.  We believe that potential licensees of the technologies contained in these patents would be vendors deploying applications that require the low latency transport of delay sensitive data such as video over data networks.

Potential Patent Acquisitions or Strategic Relationships

We continually seek to acquire additional intellectual property assets in order to develop, commercialize, license or otherwise monetize such intellectual property.  In 2013, we acquired thirteen (13) additional patents as a result of the acquisitions of the Cox Patent Portfolio and the Mirror Worlds Patent Portfolio (see Note D[2] to our audited financial statements for the year ended December 31, 2013 included in this Prospectus).  We continually review opportunities to acquire or license additional intellectual property assets from individual inventors, technology companies and others for the purpose of pursuing licensing opportunities related to our existing intellectual property portfolio or otherwise.  In addition, we may enter into strategic relationships with such parties to develop, commercialize, license or otherwise monetize their intellectual property.  The form of such relationships may vary depending upon the opportunity and may include, among other things, a strategic investment in such third party, the provision of financing to such third party or the formation of a joint venture for the purpose of monetizing such third party’s intellectual property assets.

Network-1 Strategy

Our strategy is to capitalize on our intellectual property assets by entering into licensing arrangements with third parties including manufacturers and users that utilize our intellectual property’s proprietary technologies as well as any additional proprietary technologies covered by patents which may be acquired by us in the future.  Our current acquisition strategy is to focus on acquiring high quality patents which management believes have the potential to generate significant licensing opportunities as has been the case with our Remote Power Patent.  Our Remote Power Patent has generated licensing revenue in excess of $65,000,000 from May 2007 through June 30, 2014.  In addition, we may enter into third party strategic relationships with inventors and patent owners to assist in the development and monetization of their patent technologies.  We also seek to enter into licensing arrangements with users of our proprietary technologies, including corporate entities and educational institutions who benefit from our patented technologies.

In connection with our activities relating to the protection of our intellectual property assets, or the intellectual property assets of third parties with whom we have strategic relationships in the future, it may be necessary to assert patent infringement claims against third parties whom we believe are infringing our patents or those of our strategic partners.  We are currently involved in several litigations to protect our patents including our Remote Power Patent, the Mirror Worlds Patent Portfolio and the Cox Patent Portfolio (see “Legal Proceedings” at pages 32-33 hereof). We have in the past successfully asserted litigation to protect our Remote Power Patent and have also been successful in defending proceedings at the U.S. Patent and Trademark Office (see Legal Proceedings at pages 34-35 of this Prospectus).

Licensing – Remote Power Patent

To date we have entered into sixteen (16) license agreements with respect to our Remote Power Patent.  Licensees of our Remote Power Patent include major data network equipment manufacturers and others as follows:

• Cisco Systems, Inc. and Cisco Linksys	• Motorola Solutions, Inc.
• Microsemi Corporation	• NEC Corporation
• Extreme Networks, Inc.	• Adtran, Inc.
• Netgear, Inc.	• Allied Telesis, Inc.
• Transition Networks, Inc.	• Enterasys Networks, Inc.
• GarretCom, Inc.	• Foundry Networks, Inc.
• D-Link Corporation and D-Link Systems, Inc.	• SEH Technology, Inc.
• BRG Precision Products, Inc.	• Buffalo Technology (USA), Inc.

We believe that additional potential licensees for our Remote Power Patent include, among others, Wireless Local Area Networking (WLAN) equipment manufacturers, Local Area Networking (LAN) equipment manufacturers, Voice Over IP Telephony (VOIP) equipment manufacturers, and network camera manufacturers.  In addition, we believe that additional potential licensees include users of the equipment embodying the PoE technology covered by our Remote Power Patent, including corporate, educational and federal, state and local government users, as we believe that they are significant beneficiaries of the technologies covered by our Remote Power Patent.

Cisco License Agreement and July 2010 Settlement

In July 2010, we settled our patent litigation pending in the United States District Court for the Eastern District of Texas, Tyler Division, against Adtran, Inc, Cisco Systems, Inc. and Cisco-Linksys, LLC, (collectively, “Cisco”), Enterasys Networks, Inc., Extreme Networks, Inc., Foundry Networks, Inc., and 3Com Corporation, Inc.  As part of the settlement, Adtran, Cisco, Enterasys, Extreme Networks and Foundry Networks each entered into a settlement agreement with us and entered into non-exclusive licenses for our Remote Power Patent (the “Licensed Defendants”).  Under the terms of the licenses, the Licensed Defendants paid us aggregate upfront payments of approximately $32 million and also agreed to license our Remote Power Patent for its full term, which expires in March 2020.  In accordance with our Settlement and License Agreement, dated May 25, 2011 (the “Agreement”), which expanded upon the July 2010 agreement, Cisco is obligated to pay us royalties (which began in the first quarter of 2011) based on its sales of PoE products up to maximum royalty payments per year of $8 million through 2015 and $9 million per year thereafter for the remaining term of the patent.  The royalty payments are subject to certain conditions including the continued validity of our Remote Power Patent, and the actual royalty amounts received may be less than the caps stated above as was the case for 2013 and prior years.  Under the terms of the Agreement, if we grant other licenses with lower royalty rates to third parties (as defined in the Agreement), Cisco shall be entitled to the benefit of the lower royalty rates provided it agrees to the material terms of such other license.  Under the terms of the Agreement, we have certain obligations to Cisco and if we materially breach such terms, Cisco will be entitled to stop paying royalties to us.  This would have a material adverse effect on our business, financial condition and results of operations.  For more details about the settlement, please see our Current Reports on Form 8-K filed with the Securities and Exchange Commission on July 20, 2010 and June 1, 2011, respectively.

Significant Licensees

For the year ended December 31, 2013, Cisco accounted for 77% of our revenue and 92% of our revenue for the six months period ended June 30, 2014.  It is anticipated that a few of our licensees will continue to constitute a significant portion of our revenue for the foreseeable future.

Legal Representation

Russ, August & Kabat provides legal services to us with respect to our pending patent litigation filed in April 2014 against Google and YouTube in the United States District Court for the Southern District of New York relating to certain patents within our Cox Patent Portfolio (see “Legal Proceedings” at pages 32-33 of this Prospectus).  The terms of our agreement with Russ, August & Kabat provides for legal fees on a full contingency basis ranging from 15% to 30% of the net recovery (after deduction of expenses) depending on the stage of the proceeding in which the result (settlement or judgment) is achieved.  We are responsible for all of the expenses incurred with respect to this litigation.

Dovel & Luner, LLP provides legal services to us with respect to our patent litigation commenced in May 2013 against Apple, Inc., Microsoft, Inc. and other major vendors of document system software and computer systems in the United States District Court of Texas, Tyler Division for infringement of U.S. Patent No. 6,006,227 which is part of our Mirror Worlds Patent Portfolio (see Note D[2] to our financial statements for the quarterly period ended June 30, 2014 included in this Prospectus).  The terms of our agreement with Dovel & Luner LLP provide for legal fees on a contingency basis ranging from 25% to 40% of the net recovery (after deduction of expenses) depending upon the stage of proceeding in which a result (settlement or judgment) is achieved, subject to certain agreed upon contingency fee caps depending upon the amount of the net recovery.  We are responsible for a certain portion of the expenses incurred with respect to the litigation.

Dovel & Luner, LLP provides legal services to us with respect to our pending patent litigation filed in September 2011 against sixteen (16) data networking equipment manufacturers in the United States District Court for the Eastern District of Texas, Tyler relating to our Remote Power Patent (see Note D[3] to our financial statements for the quarterly period ended June 30, 2014 included in this Prospectus).  The terms of our agreement with Dovel & Luner LLP essentially provide for legal fees on a full contingency basis ranging from 12.5% to 35% of the net recovery (after deduction for expenses) depending on the stage of the proceeding in which a result (settlement or judgment) is achieved.  We are responsible for a certain portion of the expenses incurred with respect to the litigation.  During the year ended December 31, 2013 we incurred legal fees of $206,000 with respect to this matter.

Dovel & Luner, LLP also provided legal services to us with respect to our litigation settled in July 2010 against Cisco and several other major data networking equipment manufacturers relating to our Remote Power Patent (see Note D[4] to our financial statements for the quarterly period ended June 30, 2014 included in this Prospectus).  The terms of our agreement with Dovel & Luner, LLP provided for us to pay legal fees of up to a maximum aggregate cash payment of $1.5 million plus a contingency fee of up to 24% (based on the settlement being achieved at the trial stage).  Accordingly, we have a continuing obligation to pay Dovel & Luner LLP (including local counsel) a contingency fee of 24% with respect to the ongoing royalties we receive from Cisco.  During the year ended December 31, 2013 we incurred total contingency fees of approximately $1,611,000 to Dovel & Luner, LLP with respect to this matter (which included legal fees of local counsel).

Competition

With respect to our ability to acquire additional intellectual property assets or enter into strategic relationships with third parties to monetize their intellectual property assets, we face considerable competition from other companies, many of which have significantly greater financial and other resources than we have.  The patent licensing and enforcement industry has grown over the past several years and there has been a material increase in the number of companies seeking to acquire intellectual property assets from third parties or to provide financing to third parties seeking to monetize their intellectual property. Entities including, among others, Acacia Research Corporation (NASDAQ:ACTG), Vringo, Inc. (NYSE MKT:VRNG), Intellectual Ventures, VirnetX Holdings Corp. (NYSE MKT:VHC), Marathon Patent Group, Inc. (NASDAQ:MARA) and RPX Corporation (NASDAQ:RPXC) seek to acquire intellectual property or partner with third parties to license or enforce intellectual property rights.  In addition, we also compete with strategic corporate buyers with respect to the acquisition of intellectual property assets.  It is expected that others will enter this market as well. Many of these competitors have significantly greater financial and human resources than us.

We may also compete with litigation funding firms such as Burford Capital Limited, Fortress Investment Group, Gerchen Keller Capital, LLC, Parabellum Capital LLC and Betham Capital LLC, venture capital firms and hedge funds for intellectual property acquisitions and licensing opportunities.  Many of these competitors also have greater financial resources and human resources than us.

The industries and markets covered by our intellectual property are characterized by intense competition and rapidly changing business conditions, customer requirements and technologies.  Other companies may develop competing technologies that offer better or less expensive alternatives to PoE (covered by our Remote Power Patent) or the technologies covered by our other intellectual property assets.  Such competing technologies may adversely impact our licensing royalties.  Moreover, technological advances or entirely different approaches developed by one or more of our competitors or adopted by various standards groups could render our Remote Power Patent and our other intellectual property assets obsolete, less marketable or unenforceable.

Employees and Consultants

As of the date of this Prospectus, we had three full time employees and one consultant providing monthly services to us.

Description of Property

We currently lease office space in New York City at a base rent of $3,610 per month under a lease which expires in November 2014.  On June 16, 2011, we entered into a four-year lease commencing July 18, 2011 to rent office space, consisting of approximately 2,400 square feet, for offices in New Canaan, Connecticut.  In accordance with the lease, we are obligated to pay a base rent of $6,400 per month for the first two years, $6,800 per month for the third year and $7,000 per month for the fourth year.  The base rent is subject to annual adjustments to reflect increases in real estate taxes and operating expenses. On May 15, 2014, Mirror Worlds Technologies, LLC, our wholly-owned subsidiary, entered into a one year lease, at a base rent of $620 per month, to rent office space consisting of approximately 420 square feet in Tyler, Texas. On January 7, 2014, the lease was renewed for a fifteen (15) month period expiring on April 30, 2015.

LEGAL PROCEEDINGS

On April 4, 2014, we initiated litigation against Google and YouTube in the United States District Court for the Southern District of New York for infringement of several of our patents within our Cox Patent Portfolio which relate to the identification of media content on the Internet.  The lawsuit alleges that Google and YouTube have infringed and continue to infringe certain of our patents by making, using, selling and offering to sell unlicensed systems and related products and services, which include YouTube’s Content ID system.

On May 23, 2013, through our wholly-owned subsidiary Mirror Worlds Technologies, LLC, we initiated patent litigation in the United States District Court for the Eastern District of Texas, Tyler Division, against Apple, Inc., Microsoft, Inc., Hewlett-Packard Company, Lenovo Group Ltd., Lenovo (United States), Inc., Dell, Inc., Best Buy Co., Inc., Samsung Electronics America, Inc. and Samsung Telecommunications America L.L.C., for infringement of U.S. Patent No. 6,006,227 (the “’227” Patent”) (one of the patents we acquired as part of the acquisition of the Mirror Worlds patent portfolio – see Note B[2] to our financial statements for the quarterly period ended June 30, 2014 included in this Prospectus).  We seek, among other things, monetary damages based upon reasonable royalties.  The lawsuit alleges that the defendants have infringed and continue to infringe the claims of the ‘227 Patent by making, selling, offering to sell and using infringing products including Mac OS and Windows operating systems and personal computers and tablets that include versions of those operating systems, and by encouraging others to make, sell, and use these products.  In September 2013 and October 2013, the defendants filed their answers to our complaint. Defendants Apple and Microsoft, Inc. also filed counterclaims for a declaratory judgment of non infringement of our ‘227 Patent and invalidity of our ‘227 Patent.  On December 10, 2013, the litigation was severed into two consolidated actions, Mirror Worlds v. Apple, et al. (case no. 6:13-cv-419), and Mirror Worlds v. Microsoft, et al., (case no. 6:13-cv-941).  On September 12, 2013, certain defendants filed a motion to transfer the litigation to the Western District of Washington, which motion was denied by the Court on September 29, 2014.

Several patents in the portfolio of patents that we acquired from Mirror Worlds, LLC (now Looking Glass LLC) on May 21, 2013 were the subject of prior litigation in Mirror Worlds, LLC v. Apple, Inc. (“Apple”) (No. 6:08-cv-00088).  On October 1, 2010, a jury returned a verdict in that action in favor of Mirror Worlds, LLC upholding the validity of the three patents tried in the case (U.S. Patent Nos. 6,006,227, 6,638,313, and 6,725,427), and finding that Apple had willfully infringed each of these patents.  Further, the jury awarded Mirror Worlds $208.5 million in damages for each of these patents.  After the trial, the district court vacated the jury verdict on infringement, and concluded that Mirror Worlds failed to present sufficient evidence of direct or indirect infringement.  While the infringement, willfulness and damages verdicts were vacated at the trial level, the jury’s validity verdicts were not overturned. The validity of the ‘227 Patent has also been reaffirmed by the U.S. Patent and Trademark Office since the trial in reexamination proceedings initiated by Apple resulting in two re-examination certificates which further validates that patent.  On appeal, a divided panel of the Federal Circuit Court of Appeals upheld the district court ruling overturning the jury verdict on direct and indirect infringement.

In September 2011, we initiated patent litigation against 16 data networking equipment manufacturers in the United States District Court for the Eastern District of Texas, Tyler Division, for infringement of our Remote Power Patent.  Named as defendants in the lawsuit, excluding affiliated parties, were Alcatel-Lucent USA, Inc., Allied Telesis, Inc., Avaya Inc., AXIS Communications Inc., Dell, Inc., GarrettCom, Inc., Hewlett-Packard Company, Huawei Technologies USA, Juniper Networks, Inc., Motorola Solutions, Inc., NEC Corporation, Polycom Inc., Samsung Electronics Co., Ltd., ShoreTel, Inc., Sony Electronics, Inc., and Transition Networks, Inc.  We seek monetary damages based upon reasonable royalties.  In March 2012, we reached settlement agreements with defendants Motorola Solutions, Inc. ("Motorola") and Transition Networks, Inc. ("Transition Networks").  In October 2012, we reached a settlement with defendant GarretCom, Inc (“GarretCom”).  In February 2013, we reached settlement agreements with Allied Telesis, Inc. (“Allied Telesis”) and NEC Corporation (“NEC”).  As part of the settlements, Motorola, Transition Networks, GarretCom, Allied Telesis and NEC each entered into a non-exclusive license agreement for our Remote Power Patent pursuant to which each such defendant agreed to license our Remote Power Patent for its full term (which expires in March 2020) and pay a license initiation fee and quarterly or annual royalties based on their sales of PoE products.  On June 27, 2012, defendant Axis Communications made a motion to dismiss, or alternatively to sever, on the grounds of misjoinder.  Several defendants joined in the motion.  On July 16, 2012 we filed our opposition to the motion.  On January 17, 2013, the Court granted in part defendants’ motion by granting severance and consolidating all the actions for pre-trial issues, except venue.  On January 25, 2013, certain defendants filed a motion to stay the litigation pending completion or termination of the Inter Partes review proceedings at the United States Patent and Trademark Office (see below and Notes D[3] and D[6] to our financial statements for the quarterly period ended June 30, 2014 included in this Prospectus).  On March 5, 2013, the Court granted certain defendants’ motion and stayed the litigation until application by a party following the disposition of the Inter Partes Review proceeding described below.  On September 11, 2014, we filed a motion to lift the stay and a decision by the Court is pending.

On July 20, 2012, an unknown third party filed with the United States Patent and Trademark Office (“USPTO”) a request for ex parte reexamination of certain claims of the Company’s Remote Power Patent.  On September 5, 2012, the USPTO issued an order granting the reexamination.  The reexamination was stayed by the USPTO beginning in December 2012 until May 2014 (the completion of the Inter Partes review proceeding described below).  On August 13, 2014, the United States Patent and Trademark Office (“USPTO”) issued a Notice of Intent to Issue a Reexamination Certificate (“NIRC”), rejecting a challenge to the patentability of our Remote Power Patent (U.S Patent No. 6,218,930).  The NIRC states that the USPTO intends to confirm the validity of the challenged claims of the Remote Power (claims 6, 8 and 9) without any amendment or modification.  The USPTO also intends to allow fourteen new claims, bringing the total claims in the Remote Power Patent to twenty-three claims.  No claims were rejected.

Avaya Inc., Dell Inc., Sony Corporation of America and Hewlett Packard Co. were petitioners in Inter Partes Review proceedings (which were been joined together) (the “IPR Proceeding”) at the United States Patent and Trademark Office before the Patent Trial and Appeal Board (the “Patent Board”) involving our Remote Power Patent. Petitioners in the IPR Proceeding sought to cancel certain claims of our Remote Power as unpatentable.  A hearing on the merits of the IPR Proceeding was held on January 9, 2014.  On May 22, 2014, the Patent Board issued its written decision in our favor, rejecting a challenge to the patentability of our Remote Power Patent.  On July 24, 2014, the Petitioners in the IPR Proceeding each filed a Notice of Appeal of the Patent Board’s decision to the United States Court of Appeals for the Federal Circuit.  In the event the decision of the Patent Board is reversed by the United States Court of Appeals for the Federal Circuit and the Remote Power Patent is determined to be invalid, such a decision would have a material adverse effect on our business, financial condition and results of operations as our entire revenue stream is dependent upon the continued validity of our Remote Power Patent.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares of our common stock by the selling stockholders.  All proceeds from the sale of such shares will be for the accounts of the selling stockholders.  We will receive proceeds from the exercise of the warrants held by the selling stockholders for the 750,000 shares included in this Prospectus that underlie those warrants.  If the warrants to purchase all those shares are exercised, we would receive proceeds of approximately $1,312,500.  Cash proceeds that we may receive upon exercise of the warrants will be used for working capital purposes.

SELLING STOCKHOLDERS

The following table sets forth the names of the selling stockholders who may sell their shares under this Prospectus from time to time.  The selling stockholders are not obligated to sell any of the shares offered by this Prospectus.  The number of shares sold by each selling stockholder may depend on a number of factors, such as the market price of our common stock.

We are registering 4,329,186 shares of our common stock for resale by the selling stockholders.  We agreed to file a registration statement under the Securities Act of 1933, as amended (the “Securities Act”) with the Securities and Exchange Commission, of which this Prospectus is a part, with respect to the resale of:

●
750,000 shares of common stock issuable upon exercise of warrants and 500,000 shares of common stock (issued as a result of exercise of a warrant) issued to three entities in connection with our acquisition of a patent portfolio and certain other assets of Looking Glass LLC (formerly Mirror Worlds, LLC) completed on May 21, 2013; and

●	3,079,186 shares of common stock owned by our Chairman and Chief Executive Officer and related parties.

The number of shares of our common stock shown in the following table as being offered by the selling stockholders do not include such presently indeterminate number of additional shares of our common stock that may be issuable as a result of stock splits, stock dividends and similar transactions.  Pursuant to Rule 416 under the Securities Act, however, such shares are included in the Registration Statement of which this Prospectus is a part.

The selling stockholders may sell any or all of their shares listed below from time to time. Accordingly, we cannot estimate how many shares the selling stockholders will own upon consummation of any such sales.  Also, the selling stockholders may have sold, transferred or otherwise disposed of all or a portion of their shares since the date on which the information was provided in transactions exempt from the registration requirements of the Securities Act.  None of the selling stockholders has had a material relationship with us within the past three years other than as a result of the ownership of our securities except (i) that Corey M. Horowitz is our Chairman, Chief Executive Officer and Chairman of our Board of Directors and (ii) Frank Weil, the President and a Managing Member of Recognition Interface, LLC, serves as a director of Mirror Worlds Technologies, LLC, our wholly-owned subsidiary formed in May 2013.

Name	Number of Shares Beneficially Owned Prior to Offering(1)	Number of Shares Being Offered	Number of Shares Beneficially Owned After Offering(1)(2)	Percentage of Outstanding Common Stock After Offering(1)
Recognition Interface, LLC	750,000(3)	750,000(3)	0	0%
Sucaba LLC	440,000(4)	440,000(4)	0	0%
Sucaba CRUT, LLC	60,000(5)	60,000(5)	0	0%
Corey M. Horowitz	7,016,105(6)	495,302(7)	6,520,803	25.0%
CMH Capital Management Corp.	2,171,372(8)	2,171,372(8)	0	0%
Donna Slavitt	67,471	67,471	0	0%
Logan Zev Horowitz 1999 Trust	114,250(9)	114,250(9)	0	0%
Dylan Max Horowitz 1999 Trust	114,250(9)	114,250(9)	0	0%
Corey M. Horowitz Custodian for Zachary Jordon Horowitz	114,250(9)	114,250(9)	0	0%
Horowitz Partners	2,291(10)	2,291(10)	0	0%
__________________

*  Less than 1%

(1)	Except as otherwise indicated, the address for each beneficial owner is c/o Network-1 Technologies, Inc., 445 Park Avenue, Suite 912, New York, New York 10022.

(2)
Unless otherwise indicated, we believe that all persons named in the above table have sole voting and investment power with respect to all shares of common stock beneficially owned by them. A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from the date hereof upon the exercise of options, warrants or convertible securities. Each beneficial owner's percentage ownership is determined by assuming that options, warrants and convertible securities held by such person (but not those held by any other person) and which are exercisable or convertible within 60 days have been exercised and converted.  Assumes a base of 25,006,336 shares of common stock outstanding as of August 31, 2014.

(3)
Includes 750,000 shares of common stock subject to currently exercisable warrants.  Each of Frank A. Weil, Robert Raich and Louis Nemeth, by virtue of being a managing member of Recognition Interface, LLC, has shared power to vote and dispose of the shares of common stock underlying the warrants owned by Recognition Interface, LLC.  The address of Recognition Interface, LLC is 147 East 48th Street, New York, NY  10017.

(4)
Includes 440,000 shares of common stock.  Each of Frank A. Weil, Robert Raich, Honor Lassalle and William Weil, by virtue of being co-managing members of Beehive Abacus Managers, LLC, the manager of Sucaba LLC, has shared power to vote and dispose of the shares of common stock owned by Sucaba LLC.  The address of Sucaba LLC is 147 East 48th Street, New York, NY  10017.

(5)
Includes 60,000 shares of common stock.  Each of Frank A. Weil, Robert Raich, Honor Lassalle and William Weil, by virtue of being co-managing members of Beehive Abacus Managers, LLC, the manager of Sucaba CRUT, LLC, has shared power to vote and dispose of the shares owned by Sucaba CRUT, LLC. The address of Sucaba CRUT, LLC is 147 East 48th Street, New York, NY  10017.

(6)
Includes (i) 3,348,885 shares of common stock held by Mr. Horowitz, (ii) 1,083,336 shares of common stock subject to currently exercisable stock options held by Mr. Horowitz, (iii) 2,171,372 shares of common stock held by CMH Capital Management Corp., an entity solely owned by Mr. Horowitz, (iv) 67,471 shares of common stock owned by Donna Slavitt, the wife of Mr. Horowitz, (v) an aggregate of 342,750 shares of common stock held by two trusts and a custodian account for the benefit of Mr. Horowitz’s three children and (vii) 2,291 shares of common stock held by Horowitz Partners, a general partnership of which Mr. Horowitz is a partner.  Does not include 166,664 shares of common stock subject to options which are not currently exercisable within 60 days of the date hereof.

(7)	Includes 495,302 shares of common stock held by Mr. Horowitz.

(8)
Includes 2,171,372 shares of common stock.  Corey M. Horowitz, by virtue of being the sole officer, director and shareholder of CMH, has sole power to vote and dispose of the shares of common stock owned by CMH.

(9)
Gary Horowitz, by virtue of being the trustee of the Logan Zev Horowitz 1999 Trust and the Dylan Max Horowitz 1999 Trust, has sole power to vote and dispose of the shares of common stock owned by each of the trusts.  Corey M. Horowitz, by virtue of being custodian for Zachary Jordon Horowitz, has the sole power to vote and dispose of such shares.

(10)
Corey M. Horowitz, Gary Horowitz, Cindy Horowitz and Syd Horowitz, by virtue of being a general partner of Horowitz Partners, may each be deemed to have shared power to vote and dispose of the shares owned by Horowitz Partners.

PLAN OF DISTRIBUTION

This offering is self-underwritten; neither we nor the selling stockholders have employed an underwriter for the sale of common stock by the selling stockholders. We will bear all expenses in connection with the preparation of this Prospectus.  The selling stockholders will bear all expenses associated with the sale of their common stock including commissions and brokerage fees.

The selling stockholders may offer their shares of common stock directly or through pledgees, donees, transferees or other successors in interest in one or more of the following transactions:

●	ordinary brokerage transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

●	a combination of any such methods of sale; and

●	any other method permitted pursuant to applicable law.

The selling stockholders may offer their shares of common stock at any of the following prices:

●	fixed prices that may be changed;

●	market prices prevailing at the time of sale;

●	prices related to such prevailing market prices; and

●	at negotiated prices.

The selling stockholders may effect transactions by selling shares to or through broker-dealers, and all such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the selling stockholders and/or the purchasers of shares of common stock for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

Any broker-dealer acquiring common stock from the selling stockholders may sell the shares either directly, in its normal market-making activities, through or to other brokers on a principal or agency basis or to its customers.  Any such sales may be at prices then prevailing on the OTC Bulletin Board or at prices related to such prevailing market prices or at negotiated prices to its customers or a combination of such methods.  The selling stockholders and any broker-dealers that act in connection with the sale of the common stock hereunder may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act; any commission received by them and any profit on the resale of shares as principal might be deemed to be underwriting discounts and commissions under the Securities Act.  Any such commissions, as well as other expenses incurred by the selling stockholders and applicable transfer taxes, are payable by the selling stockholders.

The selling stockholders reserve the right to accept, and together with any agent of the selling stockholder, to reject in whole or in part any proposed purchase of the shares of common stock.  The selling stockholders will pay any sales commissions or other seller’s compensation applicable to such transactions.

We have not registered or qualified offers and sales of shares of the common stock under the laws of any country other than the United States.  To comply with certain states’ securities laws, if applicable, the selling stockholders will offer and sell their shares of common stock in such jurisdictions only through registered or licensed brokers or dealers.  In addition, in certain states the selling stockholders may not offer or sell shares of common stock unless we have registered or qualified such shares for sale in such states or we have complied with an available exemption from registration or qualification.

Any shares of common stock offered under this Prospectus that qualify for sale pursuant to Rule 144 of the Securities Act may also be sold under Rule 144 rather than pursuant to this Prospectus.

The selling stockholders with respect to any purchase or sale of shares of common stock are required to comply with Regulation M promulgated under the Securities Exchange Act of 1934, as amended.  In general, Rule 102 under Regulation M prohibits any person connected with a distribution of securities (the “Distribution”) from directly or indirectly bidding for, or purchasing for any account in which he or she has a beneficial interest, any of such securities or any right to purchase such securities, for a period of one business day before and after completion of his or her participation in the Distribution (we refer to that time period as the “Distribution Period”).

During the Distribution Period, Rule 104 under Regulation M prohibits the selling stockholders and any other persons engaged in the Distribution from engaging in any stabilizing bid or purchasing of our common stock except for the purpose of preventing or retarding a decline in the open market price of our common stock.  No such person may effect any stabilizing transaction to facilitate any offering at the market.  Inasmuch as the selling shareholders will be reoffering and reselling our common stock at the market, Rule 104 prohibits them from effecting any stabilizing transaction in contravention of Rule 104 with respect of our common stock.

There can be no assurance that the selling stockholders will sell any or all of the shares offered by them hereunder or otherwise.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

THE FOLLOWING DISCUSSION AND ANALYSIS SHOULD BE READ IN CONJUNCTION WITH OUR FINANCIAL STATEMENTS, INCLUDING THE NOTES THERETO, INCLUDED ELSEWHERE IN THIS PROSPECTUS. EXCEPT FOR THE HISTORICAL INFORMATION CONTAINED HEREIN, THIS DISCUSSION CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES (AS DESCRIBED IN “SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS” ON PAGE 19 HEREOF),  INCLUDING, BUT NOT LIMITED TO, THOSE DISCUSSED IN THE SECTION HEREIN ENTITLED "RISK FACTORS" OF THIS PROSPECTUS AS WELL AS THOSE RISKS DISCUSSED IN THIS SECTION AND ELSEWHERE IN THIS PROSPECTUS. BECAUSE SUCH STATEMENTS INVOLVE RISKS AND UNCERTAINTIES, ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE EXPRESSED OR IMPLIED BY SUCH FORWARD-LOOKING STATEMENTS.

OVERVIEW

Our principal business is the development, licensing and protection of our intellectual property assets.  We presently own twenty-one (22) patents that relate to various technologies including patents covering (i) the delivery of power over Ethernet cables for the purpose of remotely powering network devices, such as wireless access ports, IP phones and network based cameras; (ii) foundational technologies that enable unified search and indexing, displaying and archiving of documents in a computer system; (iii) enabling technology for identifying media content on the Internet and taking further action to be performed based on such identification including, among others, the insertion of advertising and the facilitation of the purchase of goods and services related to such content; and (iv) systems and methods for the transmission of audio, video and data in order to achieve high quality of service (QoS) over computer and telephony networks.  In addition, we continually review opportunities to acquire or license additional intellectual property.

We have been actively engaged in the licensing of our patent (U.S. Patent No. 6,218,930) covering delivery of power over Ethernet cables (the “Remote Power Patent”).  As of the date of this Prospectus, we had entered into sixteen (16) license agreements with respect to our Remote Power Patent which, among others, include license agreements with Cisco Systems, Inc. and Cisco Linksys, LLC, Extreme Networks, Inc., Netgear, Inc., Microsemi Corporation, Motorola Solutions, Inc. and NEC Corporation and several other major data networking equipment manufacturers (see Note D to our financial statements for the quarterly period ended June 30, 2014 included in this Prospectus).  Our current strategy includes continuing our licensing efforts with respect to our Remote Power Patent and our efforts to monetize the two patent portfolios (the Cox Patent Portfolio and the Mirror Worlds Patent Portfolio) we acquired in 2013.  In addition, we continue to seek to acquire additional intellectual property assets to develop, commercialize, license or otherwise monetize such intellectual property.  Our strategy includes working with inventors and patent owners to assist in the development and monetization of their patented technologies.  We may also enter into strategic relationships with third parties to develop, commercialize, license or otherwise monetize their intellectual property.  Our acquisition strategy is to focus on acquiring high quality patents which management believes have the potential to generate significant licensing opportunities as we have achieved with respect to our Remote Power Patent.  Our Remote Power Patent has generated licensing revenue in excess of $65,000,000 from May 2007 through June 30, 2014.

On February 28, 2013, as part of our acquisition strategy, we acquired from Dr. Ingemar Cox, a technology leader in digital watermarking content identification, digital rights management and related technologies, four (4) patents (as well as a pending patent application) (the “Cox Patent Portfolio”) for a purchase price of $1,000,000 in cash and 403,226 shares of our common stock.  In addition, we are obligated to pay Dr. Cox 12.5% of the net proceeds generated by us from licensing, sale or enforcement of the patents (see Note B[2] to our financial statements for the quarterly period ended June 30, 2014 included in this Prospectus).  In 2014, we were issued three additional patents (U.S. Patent No. 8,640,179, U.S. Patent No. 8,656,441 and U.S. Patent No. 8,782,726) by the United States Patent and Trademark Office related to the Cox Patent Portfolio.

On May 21, 2013, Mirror Worlds Technologies, LLC, our wholly-owned subsidiary, acquired all of the patents previously owned by Mirror Worlds, LLC (which subsequently changed its name to Looking Glass LLC) including nine (9) issued United States patents and five (5) pending applications covering foundational technologies that enable unified search and indexing, displaying and archiving of documents in a computer system (the “Mirror Worlds Patent Portfolio”).  The consideration we paid for the Mirror Worlds Patent Portfolio consisted of (i) $3,000,000 in cash, (ii) 5-year warrants to purchase 875,000 shares of our common stock at $1.40 per share, and (iii) 5-year warrants to purchase 875,000 shares of our common stock at $2.10 per share (the “Looking Glass Warrants”) (see Note B[2] to our financial statements for the quarterly period ended June 30, 2014 included in this Prospectus).  As part of the acquisition of the Mirror Worlds Patent Portfolio, we also entered into an agreement with Recognition Interface, LLC (“Recognition”), an entity that financed the commercialization of the Mirror Worlds Patent Portfolio prior to its sale to Mirror Worlds, LLC and also retained an interest in the licensing proceeds of the patent portfolio held by Mirror Worlds, LLC.  Pursuant to the terms of our agreement with Recognition, Recognition received (i) 5-year warrants to purchase 250,000 shares of our common stock at $1.40 per share, and (ii) 5-year warrants to purchase 250,000 shares of our common stock at $2.10 per share.  Recognition also received from us an interest in the net proceeds realized from the monetization of the Mirror Worlds Patent Portfolio as follows: (i) 10% of the first $125 million of net proceeds; (ii) 15% of the next $125 million of net proceeds; and (iii) 20% of any portion of the net proceeds in excess of $250 million.  In addition, Abacus and Associates, Inc., an entity affiliated with Recognition,  received  a  60-day  warrant  to  purchase  500,000  shares  of  our common stock at $2.05 per share which it exercised in full on July 22, 2013 resulting in proceeds to us of $1,025,000.  As a result of such warrant exercise and in accordance with our agreement with Recognition, we issued additional warrants to Recognition to purchase an aggregate of 250,000 shares of our common stock (125,000 shares at an exercise price of $2.10 per share and 125,000 shares at an exercise price of $1.40 per share).  On June 3, 2014, we repurchased the Looking Glass Warrants from Looking Glass at a cost of $505,000.

On May 22, 2013, through our wholly-owned subsidiary, Mirror Worlds Technologies, LLC, we initiated patent litigation against Apple, Inc., Microsoft, Inc., Hewlett-Packard Company, Lenovo Group Ltd., Lenovo (United States), Inc., Dell, Inc., Best Buy Co., Inc., Samsung Electronics America, Inc. and Samsung Telecommunications America L.L.C., in the United States District Court for the Eastern District of Texas, Tyler Division, for infringement of U.S. Patent No. 6,006,227 (part of the Mirror Worlds Patent Portfolio we acquired) (see “Legal Proceedings” at pages 33-34 hereof).

On April 4, 2014, we initiated litigation against Google and YouTube in the United States District Court for the Southern District of New York for infringement of several of our patents within the Cox Patent Portfolio relating to the identification of media content on the Internet.  The lawsuit alleges that Google and YouTube have infringed and continue to infringe certain of our patents by making, using, selling and offering to sell unlicensed systems and related products and services, which include YouTube’s Content ID system (see “Legal Proceedings at page 32 hereof).

In September 2011, we initiated patent litigation against sixteen (16) data networking equipment manufacturers in the United States District Court for the Eastern District of Texas, Tyler Division, for infringement of our Remote Power Patent (see “Legal Proceedings” at page 33 hereof).  During the years ended December 31, 2012 and 2013 we settled the litigation against five (5) of the defendants.  In March 2013 the court granted certain defendants motion and stayed the litigation until application by a party following disposition of the Inter Partes Review proceeding involving our Remote Power Patent.  On September 11, 2014, we filed a motion to lift the stay and a decision by the court is pending (see “Legal Proceedings” at pages 33-34 hereof).

As a result of a settlement in July 2010 of patent litigation we had initiated against Cisco Systems, Inc. and Cisco-Linksys, LLC (collectively “Cisco”), we entered into non-exclusive licenses for our Remote Power Patent with Cisco and the other defendants.  For the years ended December 31, 2013 and December 31, 2012, our royalty revenue from Cisco constituted 77% of our revenue.  For the six month period ended June 30, 2014 and June 30, 2013, our royalty revenue from Cisco constituted 92% and 84% of our revenue, respectively.  In accordance with our Settlement and License Agreement, dated May 25, 2011 (the “Agreement”), which expanded upon the July 2010 agreement, Cisco is obligated to pay us royalties (which began in the first quarter of 2011) based on its sales of PoE products up to maximum royalty payments per year of $8 million through 2015 and $9 million per year thereafter for the remaining term of the patent.  The royalty payments are subject to certain conditions including the continued validity of our Remote Power Patent.  Due to our annual royalty rate structure with Cisco which includes declining rates as the volume of PoE product sales increase during the year, royalties from Cisco are anticipated to be highest in the first quarter of the calendar year and decline for each of the remaining calendar quarters of the year.  However, in 2014 we had greater royalty revenue from Cisco in the second quarter as compared to the first quarter because we recorded additional royalty revenue from Cisco in the second quarter as a result of our recently completed audit of Cisco for the years ended December 31, 2013 and December 31, 2012 (see below and Note F to our financial statements for the quarterly period ended June 30, 2014 included in this Prospectus).

In late December 2013 we exercised our right to audit the royalties paid to us by Cisco for the years 2012 and 2013 (the “Audit Period”) in accordance with our May 2011 license agreement with Cisco.  As a result of the audit, Cisco agreed to pay us additional royalty payments pursuant to the May 2011 license agreement of $3,281,000 for the Audit Period and other periods covered by license agreement.  These additional aggregate royalty payments of $3,281,000 were all recorded as revenue in the three month period ended June 30, 2014, at the time we completed our audit.

On July 20, 2012, an unknown third party filed with the United States Patent and Trademark Office (“USPTO”) a request for ex parte reexamination of certain claims of our Remote Power Patent.  On September 5, 2012, the USPTO issued an order granting the reexamination.  The request for reexamination was stayed by the USPTO on December 21, 2012 pending the termination or completion of the Inter Partes Review proceedings at the USPTO involving our Remote Power Patent.  On August 13, 2014, the USPTO issued a Notice of Intent to Issue a Reexamination Certificate (“NIRC), rejecting a challenge to the patentability of our Remote Power Patent (see “Legal Proceedings” at pages 34-35 of this Prospectus).  The NIRC states that the USPTO intends to confirm the validity of the challenged claims of the Remote Power (claims 6, 8 and 9) without any amendment or modification.  The USPTO also intends to allow fourteen new claims, bringing the total claims in the Remote Power Patent to twenty-three claims.  No claims were rejected.

Avaya Inc., Dell Inc., Sony Corporation of America and Hewlett Packard Co. were petitioners in Inter Partes Review proceedings (which were joined together) (the “IPR Proceeding”) pending at the USPTO before the Patent Trial and Appeal Board.  A hearing on the merits of the IPR Proceeding was held on January 9, 2014.  On May 22, 2014 the Patent Board issued its written decision in favor of the Company, rejecting a challenge to the patentability of the Company’s Remote Power Patent.  On July 24, 2014, the Petitioners in the IPR Proceeding each filed a Notice of Appeal of the Patent Board’s decision to the United States Court of Appeals for the Federal Circuit (see “Legal Proceedings” at pages 34-35 of this quarterly report).  In the event the decision of the Patent Board is reversed by the United States Court of Appeals for the Federal Circuit and the Remote Power Patent is determined to be invalid, such a decision would have a material adverse effect on our business, financial condition and results of operations as our entire revenue stream is dependent upon the continued validity of our Remote Power Patent.

At June 30, 2014, we had net operating loss carryforwards (NOLs) totaling approximately $22,855,000 expiring through 2029, with a future tax benefit of approximately $7,771,000. At June 30, 2014 and June 30, 2013, $4,093,000 and $5,878,000, respectively, was recorded as a deferred tax asset on our balance sheet.  During the three months ended June 30, 2014, as a result of income (before taxes) for the quarter of $2,513,000, $912,000 was recorded as income tax expense and the deferred tax asset was reduced by $855,000 to $4,093,000. To the extent that we earn income in the future, we will report income tax expense and such expense attributable to federal income taxes will reduce the recorded income tax asset reflected on the balance sheet.  Management will continue to evaluate the recoverability of the NOL and adjust the deferred tax asset appropriately.  Utilization of NOL credit carryforwards can be subject to a substantial annual limitation due to ownership change limitations that could occur in the future, as required by Section 382 of the Internal Revenue Code of 1986, as amended, as well as similar state provisions.

RESULTS OF OPERATIONS:

Three Months Ended June 30, 2014 Compared To Three Months Ended June 30, 2013

Revenue.  We had revenue of $5,166,000 for the three months ended June 30, 2014 as compared to revenue of $1,907,000 for the three months ended June 30, 2013, which was related to the receipt of royalties pursuant to license agreements for our Remote Power Patent.  The increase in revenue of $3,259,000 for the three months ended June 30, 2014 included $3,281,000 of additional royalty payments from Cisco as a result of our audit of Cisco (see Note F to our financial statements for the quarterly period ended June 30, 2014 included in this Prospectus).

Cost of Revenue.  We had a cost of revenue of $1,506,000 and $547,000 for the three months ended June 30, 2014 and June 30, 2013, respectively.  Included in the cost of revenue for the three months ended June 30, 2014 were contingent legal fees of $1,221,000 payable to our patent litigation counsel (see Note B[1] to our financial statements for the quarterly period ended June 30, 2014 included in this Prospectus) and $257,000 of incentive (royalty bonus) compensation payable to our Chairman and Chief Executive Officer pursuant to his employment agreement (see Note C[1] to our financial statements for the quarterly period ended June 30, 2014 included in this Prospectus).  Included in the cost of revenue for the three months ended June 30, 2013 were contingent legal fees of $452,000 payable to our patent litigation counsel and $95,000 of incentive (royalty bonus) compensation payable to our Chairman and Chief Executive Officer pursuant to his employment agreement.

Gross Profit.  The gross profit for the three months ended June 30, 2014 was $3,660,000 as compared to $1,360,000 for the three months ended June 30, 2013.  The increased gross profit of $2,300,000 or 169% for the three months ended June 30, 2014 was primarily due to increased revenue as a result of the Cisco audit (see Note F to our financial statements included in this Prospectus).

Operating Expenses.  Operating expenses for the three months ended June 30, 2014 were $1,159,000 as compared to $911,000 for the three month period ended June 30, 2013.  General and administrative expenses include overhead expenses, and finance, accounting, legal and other professional services incurred by us.  General and administrative expenses increased by $82,000 from $533,000 for the three months ended June 30, 2013 to $615,000 for the three months ended June 30, 2014, due primarily to increased legal expenses.  Amortization of patents was $409,000 for the three months ended June 30, 2014 as compared to $234,000 for the three months ended June 30, 2013.  The increased cost of amortization of patents for the three months ended June 30, 2014 was due to our acquisition of thirteen (13) additional patents in 2013.  Non-cash compensation expense related to the issuance of stock options was $135,000 for the three months ended June 30, 2014 as compared to $144,000 for the three months ended June 30, 2013.

Interest Income.  Interest income for the three months ended June 30, 2014 was $12,000 as compared to interest income of $12,000 for the three months ended June 30, 2013.

Operating Income. We had an operating income of $2,501,000 for the three months ended June 30, 2014 compared with an operating income of $449,000 for the three months ended June 30, 2013.  The increase in operating income of $2,052,000 was primarily due to increased gross profit from additional revenue as a result of the Cisco audit (see Note F to our financial statements for the quarterly period ended June 30, 2014 included in this Prospectus).

Income Taxes (Benefit).  A provision (benefit) for federal, state and local income taxes of $912,000 and $(321,000) was recorded for the three months ended June 30, 2014 and June 30, 2013, respectively.

Deferred Tax Benefit/NOLs.  At June 30, 2014, we had net operating loss carryforwards (NOLs) totaling approximately $22,855,000 expiring through 2029, with a future tax benefit of approximately $7,771,000.  At June 30, 2014 and June 30, 2013, $4,093,000 and $5,878,000, respectively, has been recorded as a deferred tax benefit on our balance sheet.  During the three month period ended June 30, 2014 as a result of income before taxes for the period of $2,513,000, $912,000 was recorded as income tax expense and the deferred tax asset was reduced by $855,000 to $4,093,000.  To the extent that we earn income in the future, we will report income tax expense and such expense attributable to federal income taxes will reduce the recorded income tax asset reflected on the balance sheet.  Management will continue to evaluate the recoverability of the NOL and adjust the deferred tax asset appropriately.  Utilization of NOL credit carryforwards can be subject to a substantial annual limitation due to ownership change limitations that could occur in the future, as required by Section 382 of the Internal Revenue Code of 1986, as amended, as well as similar state provisions.

Net Income.  As a result of the foregoing, we realized net income of $1,601,000 or $0.06 per share (basic) and $0.06 per share (diluted) for the three months ended June 30, 2014 compared with net income of $782,000 or $0.03 per share (basic) and $0.03 per share (diluted) for the three months ended June 30, 2013.

RESULTS OF OPERATIONS

Six Months Ended June 30, 2014 Compared To Six Months Ended June 30, 2013

Revenue.  We had revenue of $9,657,000 for the six months ended June 30, 2014 as compared to revenue of $5,971,000 for the six months ended June 30, 2013, which was related to the receipt of royalties pursuant to license agreements for our Remote Power Patent.  The increase in revenue of $3,686,000 or 62% for the six months ended June 30, 2014 included $3,281,000 of additional royalty payments from Cisco as a result of our audit of Cisco (see Note F to our financial statements for the quarterly period ended June 30, 2014 included in this Prospectus).

Cost of Revenue.  We had a cost of revenue of $2,820,000 and $1,772,000 for the six months ended June 30, 2014 and June 30, 2013, respectively.  Included in the cost of revenue for the six months ended June 30, 2014 were contingent legal fees of $2,283,000 payable to our patent litigation counsel (See Note B[2] to our financial statements included herein) and $481,162 of incentive (royalty bonus) compensation payable to our Chairman and Chief Executive Officer pursuant to his employment agreement (see Note C[1] to our financial statements for the quarterly period ended June 30, 2014 included in this Prospectus).  Included in the cost of revenue for the six months ended June 30, 2013 were contingent legal fees of $1,474,000 payable to our patent litigation counsel and $299,000 of incentive (royalty bonus) compensation payable to our Chairman and Chief Executive Officer pursuant to his employment agreement.

Gross Profit.  The gross profit for the six months ended June 30, 2014 was $6,837,000 as compared to $4,199,000 for the six months ended June 30, 2013.  The increased gross profit of $2,638,000 or 63% for the six months ended June 30, 2014 was primarily due to additional revenue from the Cisco audit (see Note F to our financial statements for the quarterly period ended June 30, 2014 included in this Prospectus).

Operating Expenses.  Operating Expenses for the six month period ended June 30, 2014 were $2,193,000 as compared to $1,701,000 for the six month period ended June 30, 2013.  General and administrative expenses include overhead expenses and finance, accounting, legal and other professional services incurred by us.  General and administrative expenses increased by $17,000 from $1,196,000 for the six months ended June 30, 2013 to $1,213,000 for the six months ended June 30, 2014.  Amortization of patents was $818,000 for the six months ended June 30, 2014 as compared to $249,000 for the six months ended June 30, 2013.  The increased cost of amortization of patents for the six months ended June 30, 2014 was due to our acquisition of thirteen (13) patents in 2013.  Non-cash compensation expense related to the issuance of stock options was $162,000 for the six months ended June 30, 2014 as compared to $256,000 for the six months ended June 30, 2013.

Interest Income.  Interest income for the six months ended June 30, 2014 was $21,000 as compared to interest income of $18,000 for the six months ended June 30, 2013.

Operating Income. We had an operating income of $4,644,000 for the six months ended June 30, 2014 compared with operating income of $2,498,000 for the six months ended June 30, 2013.  The increase in operating income of $2,146,000 was primarily due to revenue as a result of the Cisco audit (see Note F to our financial statements for the quarterly period ended June 30, 2014 included in this Prospectus).

Year Ended December 31, 2013 Compared To Year Ended December 31, 2012

Revenue.  We had revenue of $8,017,000 or a 7.8% decrease for the year ended December 31, 2013 (“2013”) as compared to revenue of $8,698,000 for the year ended December 31, 2012 (“2012”), which was related to the receipt of royalties pursuant to license agreements for our Remote Power Patent. The decrease in revenue of $681,000 for 2013 was primarily due to decreased royalties from our licensees and greater license initiation fees achieved from patent litigation settlements of $645,000 for 2012 as compared with $258,000 of such license initiation fees for 2013.

Cost of Revenue.  We had a cost of revenue of $2,359,000 and $2,602,000 for 2013 and 2012, respectively.  Included in the cost of revenue for 2013 were contingent legal fees of $1,858,000 payable to our patent litigation counsel (see Note D[1] to our audited financial statements for the year ended December 31, 2013 included in this Prospectus) and $397,000 of incentive (royalty bonus) compensation payable to our Chairman and Chief Executive Officer pursuant to his employment agreement (see Note H[1] to our audited financial statements for the year ended December 31, 2013 included in this Prospectus).  Included in the cost of revenue for 2012 were contingent legal fees of $2,070,000 payable to our patent litigation counsel and $435,000 of incentive (royalty bonus) compensation payable to our Chairman and Chief Executive Officer pursuant to his employment agreement.

Gross Profit.  The gross profit for 2013 was $5,658,000 as compared to $6,096,000 for 2012.  The decrease in gross profit of $438,000 or 7.2% for 2013 was primarily due to decreased royalties from our licensees.

Operating Expenses.  Operating expenses for 2013 were $4,133,000 as compared to $2,763,000 for 2012.  General and administrative expenses include overhead expenses, and finance, accounting, legal and other professional services incurred by us.  General and administrative expenses increased by $288,000 from $2,438,000 for 2012 to $2,735,000 for 2013, due primarily to increased legal fees related to our patent litigations.  Amortization of patents was $1,008,000 for 2013 compared to $9,000 in 2012.  The increased cost of amortization of patents in 2013 was due to our acquisition of thirteen (13) additional patents in 2013.  Non-cash compensation expense related to the issuance of stock options was $390,000 for 2013 as compared to $316,000 for 2012.

Interest Income.  Interest income for 2013 was $36,000 as compared to interest income of $39,000 for 2012.

Operating Income. We had an operating income of $1,525,000 for 2013 compared with an operating income of $3,333,000 for 2012.  The decrease in operating income of $1,808,000 was primarily due to increased patent amortization expense, decreased revenue and increased legal costs and non-cash compensation expense.

Income Taxes (Benefit).  A provision (benefit) for federal, state and local income taxes of $545,000 was recorded for 2013 which included $535,000 reduction in our deferred tax asset to $5,659,000. A provision for federal, state and local income taxes was recorded for 2012 of $746,000 which included a $709,000 reduction in our deferred tax asset.

Deferred Tax Benefit/NOLs.  At December 31, 2013, we had net operating loss carryforwards (NOLs) totaling approximately $25,239,000 expiring through 2029, with a future tax benefit of approximately $8,581,000. At December 31, 2013 and 2012, $5,659,000 and $6,194,000, respectively, was recorded as a deferred tax asset on our balance sheet.  During the year ended December 31, 2013, as a result of income (before taxes) for the year of $1,561,000, $545,000 was recorded as income tax expense and the deferred tax asset was reduced by $535,000 to $5,659,000.  To the extent that we earn income in the future, we will report income tax expense and such expense attributable to federal income taxes will reduce the recorded income tax asset reflected on the balance sheet.  Management will continue to evaluate the recoverability of the NOL and adjust the deferred tax asset appropriately.  Utilization of NOL credit carryforwards can be subject to a substantial annual limitation due to ownership change limitations that could occur in the future, as required by Section 382 of the Internal Revenue Code of 1986, as amended, as well as similar state provisions.

Net Income (Loss).  As a result of the foregoing, we realized net income of $1,016,000 or $0.04 per share (basic) and $0.04 (diluted) for 2013 compared with net income of $2,626,000 or $0.10 per share (basic) and $0.09 per share (diluted) for 2012.

LIQUIDITY AND CAPITAL RESOURCES:

We have financed our operations primarily from royalty revenue from licensing our Remote Power Patent.  In accordance with our patent litigation settlement achieved in July 2010, we received aggregate upfront payments of approximately $32 million (net proceeds of $22 million after payment of legal fees and expenses and bonus compensation) and Cisco agreed to pay us quarterly royalties (which began for the first quarter of 2011).  (See Note D[4] to our financial statements for the quarterly period ended June 30, 2014 included in this Prospectus).  At June 30, 2014 our principal sources of liquidity consisted of cash and cash equivalents of approximately $16,579,000 and working capital of approximately $20,651,000.  We believe based on our current cash position and projected licensing revenue from our existing license agreements that we will have sufficient cash to fund our operations for the foreseeable future, although this may not be the case.

Working capital increased by $857,000 to $20,651,000 at June 30, 2014 as compared to working capital of $19,794,000 at December 31, 2013.  The increase in working capital was primarily due to increased revenue from the Cisco audit offset by the cost of repurchase of shares and warrants.

We maintain our cash primarily in money market accounts.  We do not have any derivative financial instruments.  Accordingly, we do not believe that our investments have significant exposure to interest rate risk.

OFF-BALANCE SHEET ARRANGEMENTS

We do not have any off-balance sheet arrangements.

CONTRACTUAL OBLIGATIONS

We do not have any long-term debt, capital lease obligations, operating lease obligations, purchase obligations or other long-term liabilities except for the lease obligations set forth in Note B[5] to our financial statements for the quarterly period ended June 30, 2014 included in this Prospectus.

Critical Accounting Policies:

Patents:

We own patents that relate to various computing, telecommunications, data networking and Internet related technologies.  We capitalize the costs associated with acquisition, registration and maintenance of the patents and amortize these assets over their remaining useful lives, ranging from three (3) years to fifteen (15) years on a straight-line basis.  Any further payments made to maintain or develop the patents would be capitalized and amortized over the balance of the useful life for the patents.

Revenue Recognition:

We recognize revenue received from the licensing of our intellectual property in accordance with Staff Accounting Bulletin No. 104, "Revenue Recognition" ("SAB No. 104") and related authoritative pronouncements.  Under this guidance, revenue is recognized when (i) persuasive evidence of an arrangement exists, (ii) all obligations have been performed pursuant to the terms of the license agreement, (iii) amounts are fixed or determinable and (iv) collectability of amounts is reasonably assured.

Income Taxes:

We utilize the liability method of accounting for income taxes.  Under such method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.  Deferred tax assets and liabilities are measured using enacted tax rates in effect at the balance sheet date.  The resulting asset or liability is adjusted to reflect enacted changes in tax law.  Deferred tax assets are reduced, if necessary, by a valuation allowance when the likelihood of realization is not assured.

Effect of New Accounting Pronouncements

See Note B[14] to our audited financial statements for the year ended December 31, 2013 and Note G to our financial statements for the quarterly period ended June 30, 2014 included in this Prospectus.

New Independent Registered Public Accounting Firm

In June 2014, Radin Glass & Co., LLP, the Company’s independent registered public accounting firm, advised the Company that it would not be able to conduct an audit of the Company for the year ending December 31, 2014 as three of its partners and all other employees were joining another accounting firm which does not conduct audits of public companies pursuant to its policies.  As of the date hereof, the Company and its Audit Committee have not yet selected a new independent registered public accounting firm.

MANAGEMENT

The following information includes information each director and executive officer has given us about his or her age, all positions he or she holds, his or her principal occupation and business experience for at least the past five years, and the names of other publicly-held companies of which he or she currently serves as a director or has served as a director during the past five years.  In addition to the information presented regarding each director’s specific experience, qualifications, attributes and skills that led our Board to the conclusion that he or she should serve as a director, we also believe that all of our directors have a reputation for integrity, honesty and adherence to high ethical standards.  They each have demonstrated business acumen, exercise sound judgment, and a commitment of service to Network-1 and our Board.

Information about the number of shares of our common stock beneficially owned by each executive officer and director appears in this Prospectus under the heading “Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters.”  There are no family relationships among any of our directors and executive officers.

NAME	AGE	POSITION
Corey M. Horowitz	59	Chairman, Chief Executive Officer and Chairman of the Board of Directors
David C. Kahn	63	Chief Financial Officer, Secretary and a Director
Jonathan Greene	52	Executive Vice President
Emanuel Pearlman	54	Director
Niv Harizman	50	Director
Allison Hoffman	44	Director

Corey M. Horowitz became our Chairman and Chief Executive Officer in December 2003.  Mr. Horowitz has also served as Chairman of our Board of Directors since January 1996 and has been a member of our Board of Directors since April 1994.  During the period June 2001 through December 2003, CMH Capital Management Corp., an entity solely owned by Mr. Horowitz, rendered financial advisory services to us.  From January 1986 to February 1991, Mr. Horowitz was a general partner in charge of mergers and acquisitions at Plaza Securities Co., a New York investment partnership.  We believe Mr. Horowitz’s qualifications to serve on our Board of Directors include his significant experience and expertise as an executive in the intellectual property field, his understanding of our intellectual property and the patent acquisition, licensing and enforcement business combined with his private equity and corporate transactional experience.

David C. Kahn, CPA, became our Chief Financial Officer in January 2004 and our Secretary in August 2012.  Mr. Kahn was elected to our Board in April 2012.  Since December 1989, Mr. Kahn has provided accounting and tax services on a consulting basis to private and public companies.  From August 2000 until August 2012, Mr. Kahn served as a full-time faculty member of Yeshiva University in New York.  We believe Mr. Kahn’s qualifications to serve on our Board include his background and expertise in accounting and tax matters.

Jonathan Greene became our Executive Vice President in October 2013.  He served as a consultant to the Company from December 2004 until March 2013, providing technical and marketing analysis for our intellectual property portfolio.  Mr. Greene became an employee of the Company in March 2013.  From April 2006 to February 2009, Mr. Greene served as a marketing consultant for Avatier Corporation, a developer of identity management software.  From August 2003 until December 2004, he served as a consultant to Neartek, Inc., a storage management software company (August 2003 until October 2003) and Kavado Inc., a security software company (November 2003 until December 2004).  From January 2003 until July 2003, Mr. Greene served as Director of Product Management for FalconStor Software, Inc. (NASDAQ:FALC), a storage management software company.  From December 2001 through December 2002, Mr. Greene served as Senior Vice President of Marketing and Business Development of Network-1, at a time when Network-1 was engaged in the development, marketing and licensing of security software.  From December 1999 until September 2001, he served as Senior Vice President of Marketing for Panacya Inc., a vendor of service management software.

Emanuel Pearlman became a director of our company in January 2012.  Mr. Pearlman currently serves as Chairman and CEO of Liberation Investment Group, LLC, a New York based investment management and financial consulting firm, a position he has held since January 2003.  Since September 2010 to the present, he has served as Chairman of the Board of Empire Resorts, Inc. (NASDAQ: NYNY), having first been elected to the Board of Directors in May 2010.  Mr. Pearlman also currently serves on the Audit, Compensation, Corporate Governance and Regulatory Compliance Committees of Empire Resorts, Inc. and also as Chairman of its Strategic Development Committee.  Since September 1, 2014 Mr. Pearlman has served as a special consultant to Fontainbleu Miami JV, LLC.  From December 2009 to September 2014, Mr. Pearlman served on the board of directors of Fontainebleau Miami JV, LLC as Chairman of the Audit and Compensation Committees. From January 2012 to January 2013, Mr. Pearlman served on the board of directors of Dune Energy, Inc. (OTCBB: DUNR.OB) as Chairman of the Nominating and Governance Committee.  From October 2006 to March 2010, Mr. Pearlman served on the board of directors of Multimedia Games, Inc. (NASDAQ: MGAM).  Mr. Pearlman was previously a director of Network-1 from December 1999 to December 2002.  We believe Mr. Pearlman’s qualifications to serve on our Board include his significant investment and financial experience and expertise combined with his Board experience.

Niv Harizman became a director of our company in December 2012.  Mr. Harizman is a Managing Member of Tyto Capital Partners LLC, a private investment firm specializing in debt and equity investments in middle market companies and special situations, a position he has held since August 2010.  Since March 2010, Mr. Harizman has also been the Managing Member of NHK Partners LLC, an entity that makes private investments and provides consulting services.  Since November 2013, Mr. Harizman has been affiliated with Riverside Management Group, a merchant banking firm, and BCW Securities LLC, its affiliated broker-dealer.  From May 2005 to March 2010, Mr. Harizman was a Founding Partner and Head of Corporate Finance at Plainfield Asset Management LLC, which was a privately held registered investment adviser focused on alternative investments.  From May 2000 until May 2005, Mr. Harizman was a member of the Mergers & Acquisitions Group of Credit Suisse First Boston LLC where he was a Managing Director from 2001-2005 and a Director from 2000 to 2001. From 1995 until 2000, Mr. Harizman was employed by Bankers Trust and its successors including BT Alex. Brown Incorporated and Deutsche Bank in various investment banking positions in the Mergers & Acquisitions Group and Leveraged Finance Group.  We believe Mr. Harizman’s qualifications to serve on our Board include his significant investment and financial transactional experience and expertise.

Allison Hoffman became a director of our company in December 2012.  Since September 2013, Ms. Hoffman has served as Executive Vice President, General Counsel and Corporate Secretary of Martha Stewart Living Omnimedia, Inc. (NYSE:MSO), a media and merchandising company providing consumers with high quality life style content and products.  From December 2012 until September 2013, she provided legal services to Martha Stewart Living Omnimedia, Inc.  From June 1999 to September 2012, Ms. Hoffman was employed by ALM Media, LLC, a leading provider of specialized news and information for the legal and commercial real estate sectors, as Senior Vice President, Chief Legal Officer and Secretary (January 2007 – September 2012), Vice President, General Counsel and Secretary (August 2001 to December 2006) and Assistant General Counsel (June 1999 – July 2001).  From 1995 to 1999, Ms. Hoffman was an associate in the corporate finance department of Skadden, Arps, Slate, Meagher and Flom LLP.  We believe that Ms. Hoffman’s qualifications to serve on our Board include her extensive legal background and transactional experience.

Committees of the Board of Directors

The Board of Directors currently has four committees: an Audit Committee; a Compensation Committee; a Nominating and Corporate Governance Committee (which committees were established in January 2013) and a Strategic Development Committee (established in June 2013).  Each of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee has a charter.  These charters are available on our website at: http://www.Network-1.com/sec/sec.htm.  Each member of each committee is an “independent” director under the standards of the NYSE MKT LLC.  While our stock is not listed on the NYSE MKT LLC or Nasdaq, our Board of Directors has adopted the independence rules of the NYSE in making its determination of director independence.  Three of our current five directors, Emanuel Pearlman, Allison Hoffman and Niv Harizman, are considered independent directors based upon the standard of independence adopted by the Board of Directors as promulgated under Rule 803A of the NYSE MKT LLC Company Guide of the NYSE.

Audit Committee

The Board of Directors has a separate standing audit committee in accordance with Section 3(a)58(A) of the Securities Exchange Act of 1934, as amended, consisting of Emanuel Pearlman (Chairman) and Allison Hoffman.  Emanuel Pearlman and Allison Hoffman each qualify as an audit committee financial expert under applicable SEC rules.  Mr. Pearlman and Ms. Hoffman also qualify as “independent” as independence for audit committee members is defined in the NYSE MKT LLC Company Guide.

The Audit Committee is appointed by our Board of Directors to provide assistance to the Board in fulfilling its oversight responsibility with respect to, among other things, (i) the integrity of the Company’s financial statements, (ii) the Company’s compliance with legal and regulatory requirements, (iii) selecting and evaluating the qualifications and independence of the Company’s independent registered public accounting firm, (iv) evaluating the performance of the Company’s internal audit function and independent registered public accounting firm, and (v) the Company’s internal controls and procedures.

Compensation Committee

The Compensation Committee consists of Allison Hoffman (Chairperson) and Niv Harizman.  The Compensation Committee is appointed by the Board of Directors to assist the Board in carrying out the Board’s responsibilities relating to compensation of the Company’s executive officers and directors.  The Committee has overall responsibility for evaluating and approving the officer and director compensation plans, policies and programs of the Company.

Nominating and Corporate Governance Committee

Our Board has a Nominating and Corporate Governance Committee consisting of Niv Harizman (Chairman) and Emanuel Pearlman.  The Nominating and Corporate Governance Committee is responsible for, among other things, developing and recommending to the Board a set of corporate governance policies for the Company, establishing criteria for selecting new directors, and identifying, screening and recruiting new directors.  The Committee also recommends to the Board nominees for directors and recommends directors for committee membership to the Board.

Strategic Development Committee

In June 2013, the Company established a Strategic Development Committee to assist our Chairman and Chief Executive Officer in strategic development and planning of the Company’s business relating to identifying potential strategic partners and the development of new IP acquisition opportunities.  The Committee also assists in capital markets related activities.  Niv Harizman is the sole member of the Strategic Development Committee.

EXECUTIVE COMPENSATION

The following table summarizes compensation, for the years ended December 31, 2013 and December 31, 2012, awarded to, earned by or paid to our Chief Executive Officer (“CEO”) and to each of our executive officers who received total compensation in excess of $100,000 for the year ended December 31, 2013 for services rendered in all capacities to us (collectively, the “Named Executive Officers”).

Summary Compensation Table

		Annual Compensation			Long Term Compensation Awards
Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($)	All Other Compensation($)	Total($)
Corey M. Horowitz Chairman and Chief Executive Officer	2013 2012	$415,000 $414,000	$572,000(2) $585,000(2)	$108,000 $ 27,000	— —	$1,095,000 $1,026,000
David C. Kahn Chief Financial Officer	2013 2012	$139,000(4) $126,000(4)	$ 30,000 $ 30,000	$ 11,000 $ 32,000	$ 5,000(5) $ 5,000(5)	$ 185,000 $ 193,000
Jonathan Greene Executive Vice President	2013 2012	$180,000(6) $180,000(6)	$ 20,000 $ 50,000	$ 53,000 $ 64,000	— —	$ 253,000 $ 294,000

______________________________

(1)	We have concluded that the aggregate amount of perquisites and other personal benefits paid in 2013 and 2012 to either Mr. Horowitz, Mr. Kahn or Mr. Greene did not exceed $10,000.

(2)
Mr. Horowitz received the following cash incentive bonus payments for 2013: (i) an annual discretionary bonus of $175,000 for 2013 and (ii) royalty incentive compensation of $397,000 pursuant to his employment agreement (see “Employment Agreements-Termination of Employment and Change In-Control Arrangements” on page 52 of this Prospectus).  Mr. Horowitz received the following cash incentive bonus payments for 2012: (i) an annual bonus of $150,000 and (ii) royalty bonus compensation of $435,000 pursuant to his employment agreement.

(3)
The amounts in the “Option Awards” column represent the aggregate grant date fair value of the vested portion of the stock option awards granted to the Named Executive Officers computed in accordance with FASB ASC Topic 718.  See Note C[1] to our financial statements included in this Prospectus for a discussion of the assumptions made by the Company in determining the grant date fair value.

(4)	Consists of consulting fees paid to Mr. Kahn for his services as Chief Financial Officer.

(5)	$5,000 representing Mr. Kahn’s portion of a fee for tax services paid to an entity which is owned 50% by Mr. Kahn.

(6)
Mr. Greene became Executive Vice President of the Company in October 2013 and an employee in March 2013.  During 2012 and through February 2013, Mr. Greene was a consultant to the Company and all compensation received by Mr. Greene in 2012 was as a consultant.

Narrative Disclosure to Summary Compensation Table

Employment Agreements, Termination of Employment and Change-In-Control Arrangements

On November 1, 2012, we entered into a new employment agreement (the “Agreement”) with Corey M. Horowitz pursuant to which he continues to serve as our Chairman and Chief Executive Officer for three successive one year terms (unless terminated by the Company) at an annual base salary of $415,000.  The Agreement established an annual target bonus of $150,000 for Mr. Horowitz based on performance criteria to be established on an annual basis by the Compensation Committee.  For the year ended December 31, 2013, Mr. Horowitz received an annual bonus of $175,000.

In connection with the Agreement, Mr. Horowitz was issued a 10-year option to purchase 500,000 shares of our common stock at an exercise price of $1.19 per share, which vests in equal quarterly amounts of 41,667 shares beginning November 30, 2012 through August 31, 2015, subject to acceleration upon a change of control.  Mr. Horowitz shall forfeit the balance of unvested shares if his employment has been terminated “For Cause” (as defined) by the Company or without "Good Reason" (as defined) by him.

Under the terms of the Agreement, Mr. Horowitz also receives incentive compensation in an amount equal to 5% of our gross royalties or other payments or proceeds (without deduction of legal fees or any other expenses) with respect to our Remote Power Patent (U.S. Patent No. 6,218,930), and a 10% net interest (gross royalties and other payments or proceeds after deduction of all legal fees and litigation expenses related to licensing of and enforcement activities, but in no event shall Mr. Horowitz receive less than 6.25% of the gross recovery) of our royalties and other payments with respect to our other patents besides the Remote Power Patent (the “Additional Patents”) actually received from licensing our patented technologies including patents owned as of the date of the Agreement and acquired or licensed on an exclusive basis during the period in which Mr. Horowitz continues to serve as an executive officer of our company (the “Incentive Compensation”).  For the year ended December 31, 2013, Mr. Horowitz earned Incentive Compensation of $397,000.  The Incentive Compensation shall continue to be paid to Mr. Horowitz for the life of each of the Company’s patents with respect to licenses entered into with third parties during Mr. Horowitz’s term of employment or at anytime thereafter, whether Mr. Horowitz is employed by the Company or not; provided, that, Mr. Horowitz’s employment has not been terminated by us “For Cause” (as defined) or terminated by Mr. Horowitz without “Good Reason” (as defined).  In the event that Mr. Horowitz’s employment is terminated by us “Other Than For Cause” (as defined) or by Mr. Horowitz for “Good Reason” (as defined), Mr. Horowitz shall also be entitled to (i) a lump sum severance payment of 12 months base salary, (ii) a pro-rated portion of the $150,000 target bonus provided bonus criteria have been satisfied on a pro-rated basis through the calendar quarter in which the termination occurs and (iii) accelerated vesting of all unvested options and warrants.

In the event we enter into a definitive agreement with respect to an acquisition transaction (either a merger or sale of substantially all of our assets) (an “Acquisition Transaction”), at our option exercisable at any time prior to five days before the closing of the Acquisition Transaction, upon notice to Mr. Horowitz we may elect to extinguish the right of Mr. Horowitz to receive Incentive Compensation (effective upon consummation of the Acquisition Transaction) by a lump sum payment to him at the closing of the Acquisition Transaction of an amount equal to the fair market value of such future compensation to be mutually agreed upon by us and Mr. Horowitz or, if no such mutual agreement is reached within 15 days after execution of a definitive agreement with respect to an Acquisition Transaction, an amount equal to the fair market value of such Incentive Compensation as determined by a qualified independent third party expert chosen by us which valuation shall be binding upon the parties and the cost of which will be paid by us.

In connection with the Agreement, Mr. Horowitz has also agreed not to compete with the Company as follows: (i) during the term of the agreement and for a period of 12 months thereafter if his employment is terminated “Other Than For Cause” (as defined) provided he is paid his 12 month base salary severance amount and (ii) for a period of two years from the termination date, if terminated “For Cause” by the Company or “Without Good Reason” by Mr. Horowitz.

On April 12, 2012, we entered into a letter agreement with David Kahn which amended his agreement, dated February 3, 2011, pursuant to which he continued to serve as Chief Financial Officer of the Company.  The amendment (the "Amendment") provided as follows: (i) the term of Mr. Kahn's service as Chief Financial Officer was extended until December 31, 2013; (ii) Mr. Kahn's monthly compensation was increased to $11,000 per month; and (iii) Mr. Kahn was granted a 5-year option to purchase 75,000 shares of our common stock at an exercise price of $1.40 per share (the closing price on the date of grant), which option vested over a one year period in equal quarterly amounts of 18,750 shares.

On April 9, 2014, David Kahn entered into an offer letter with us in which he continues to serve as our Chief Financial Officer, on an at-will basis, at an annual base salary of $157,500.  Mr. Kahn is eligible to receive incentive or bonus compensation on an annual basis in the discretion of our Compensation Committee.  In connection with the offer letter, Mr. Kahn was issued a 5-year option to purchase 50,000 shares of our common stock, at an exercise price of $1.65, which option vests in two equal amounts (25,000 shares each) on each of December 31, 2014 and December 31, 2015.  In addition, in the event Mr. Kahn’s employment is terminated without “Good Cause” (as defined), he shall receive (i) 6 months base salary or 12 months base salary in the event of a termination without “Good Cause” within 6 months following a “Change of Control” of the Company (as defined) and (ii) accelerated vesting of all remaining unvested shares underlying his options or any other awards he may receive in the future.

During the year ended December 31, 2013, Corey Horowitz, David Kahn and his family and Jonathan Greene exercised stock options and warrants to purchase an aggregate of 1,375,000, 175,000 and 52,500 shares, respectively, of our common stock at an exercise price of $0.68 per share with respect to 1,502,500 shares and $0.54 per share with respect to 100,000 shares.  All such options were exercised on a cashless (net exercise) basis (except for the exercise of options to purchase 113,000 shares by Mr. Kahn and his family) by delivery of an aggregate of 496,373 and 18,497 shares of common stock, respectively, by Mr. Horowitz and Mr. Greene.  In addition, during the year ended December 31, 2013 Mr. Horowitz and Mr. Greene delivered an aggregate of 425,015 shares and 10,201 shares of common stock, respectively, with an aggregate value of $761,000 and $20,000 to fund payroll withholding taxes on exercise of such stock options.

Profit Sharing 401(k) Plan

We offer all employees who have completed a year of service (as defined) participation in a 401(k) retirement savings plan.  401(k) plans provide a tax-advantaged method of saving for retirement.  We expensed matching contributions of $33,500 and $33,000 under the 401(k) plan for the years ended December 31, 2013 and December 31, 2012, respectively.

Director Compensation

For 2013 we compensated each non-management director of our company by granting to each such outside director 5-year stock options to purchase 50,000 shares of our common stock upon joining our Board and options to purchase 25,000 shares of our common stock on an annual basis (increased to 35,000 shares in April 2014 for 2014 and subsequent years).  All such options are issued at an exercise price equal to the closing price of our common stock on the date of grant.  In addition, we pay our non-management directors cash director fees of $40,000 per annum ($10,000 per quarter).  Non-management directors also receive additional cash compensation on an annual basis for serving on the following Board committees:  Audit Committee – Chairperson ($7,500) and member ($5,000) and the Chairperson ($3,750) and member ($2,500) of each of the Compensation Committee and Nominating and Corporate Governance Committee.

In consideration for serving as the sole member of our Strategic Development Committee, in June 2013 we issued to Niv Harizman a 5-year option to purchase 300,000 shares of our common stock, at an exercise price of $1.88 per share, which option vested 100,000 shares on the date of grant and will vest 100,000 shares on each of the first and second anniversary from the grant date.

The following table sets forth the compensation awarded to, earned by or paid to all persons who served as members of our board of directors (other than our Named Executive Officers) during the year ended December 31, 2013.  No director who is also a Named Executive Officer received any compensation for services as a director in 2013.

Name	Option Awards(2) (3) ($)	Fees earned or paid in cash ($)(1)	All other compensation ($)	Total ($)
Emanuel Pearlman	$ 21,000	$50,000	—	$ 71,000
Niv Harizman	$ 107,000	$46,250	—	$ 153,250
Allison Hoffman	$ 32,000	$45,620	—	$ 77,620
Laurent Ohana	$ 15,000	$33,750	$20,000(4)	$ 68,750
 ___________________________

(1)	Represents director's fees payable in cash to each non-management director of $10,000 per quarter (or $40,000 per annum) for 2013 plus cash fees for serving on Board committees.

(2)
The amounts included in the “Option Awards” column represent the grant date fair value of stock option awards (vested) to directors, computed in accordance with FASB ASC Topic 718.  For a discussion of valuation assumptions see Note C[1] to our audited financial statements for the year ended December 31, 2013 included in this Prospectus.

(3)
The aggregate grant date fair values for 2013 calculated in accordance with FASB ASC Topic 718 reflect the following: (i) 5-year options to purchase 25,000 shares of our common stock granted to each of Emanuel Pearlman, Laurent Ohana, Niv Harizman and Allison Hoffman on January 24, 2013 at an exercise price of $1.19 per share which options vested over a one year period in equal quarterly amounts and (ii) a 5-year options to purchase 300,000 shares of our common stock granted to Niv Harizman on June 19, 2013, at an exercise price of $1.88 per share, which option vested 100,000 shares on the date of grant and 100,000 shares on each of the first and second anniversary from the grant date.  The aggregate number of option awards outstanding at December 31, 2013 for each director was as follows: Mr. Pearlman – options to purchase 100,000 shares; Mr. Harizman – options to purchase 375,000 shares; and Ms. Hoffman options to purchase 75,000 shares.

(4)
Includes $20,000 of consulting fees paid to Mr. Ohana in 2013 following his resignation as a director on August 9, 2013.  In addition, we agreed that all of Mr. Ohana’s unvested options (12,500 shares) become vested in full upon his resignation.

Outstanding Equity Awards at December 31, 2013

The following table sets forth information relating to unexercised and outstanding options for each Named Executive Officer as of December 31, 2013:

	Number of Securities Underlying Unexercised Options
Name	Exercisable		Unexercisable		Option Exercise Price ($)	Option Expiration Date

Corey M. Horowitz	208,335	(1)	291,665	(1)	$1.19	11/01/22
Chairman and CEO	750,000		—		$0.83	6/08/19
	400,000		—		$0.68	11/26/14
	1,100,000		—		$0.25	11/26/14
	10,000		—		$0.68	6/22/14
	7,500		—		$0.68	10/25/14

David Kahn	75,000		—		$1.40	4/12/17
Chief Financial Officer	100,000		—		$1.59	2/03/16

Jonathan Greene	75,000		—		$0.68	2/02/14
Executive Vice President	150,000		—		$0.90	4/16/15
	240,000		—		$1.60	3/10/16

________________________

(1)       41,667 shares vest on a quarterly basis beginning November 30, 2012 through August 31, 2015.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock as of August 31, 2014 for (i) each person known by us to be the beneficial owner of more than 5% of our outstanding shares of common stock, (ii) each of our directors, (iii) each of our executive officers, and (iv) all of our executive officers and directors as a group.

NAME AND ADDRESS OF BENEFICIAL OWNER	AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP(1)	PERCENTAGE OF COMMON STOCK BENEFICIALLY OWNED(2)
Corey M. Horowitz(3)	7,016,105	26.9%
CMH Capital Management Corp(4)	2,171,372	8.7%
Steven D. Heinemann (5)	3,090,378	12.4%
Goose Hill Capital LLC(6)	2,505,145	10.0%
Barry Rubenstein(7)	1,265,583	5.1%
Emigrant Capital Corporation (8)	1,312,500	5.2%
Jonathan E. Greene(9)	410,281	1.6%
Niv Harizman(10)	313,293	1.2%
David C. Kahn(11)	262,506	1.0%
Emanuel Pearlman(12)	126,250	*
Allison Hoffman(13)	101,250	*
All officers and directors as a group (6 Persons)	8,229,685	30.3%
_____________________________________

    *           Less than 1%.

(1)
Unless otherwise indicated, we believe that all persons named in the above table have sole voting and investment power with respect to all shares of common stock beneficially owned by them.  Unless otherwise indicated the address for each listed beneficial owner is c/o Network-1 Technologies, Inc., 445 Park Avenue, Suite 912, New York, New York 10022.

(2)
A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from August 31, 2014 upon the exercise of options, warrants or convertible securities. Each beneficial owner's percentage ownership is determined by assuming that options, warrants and other convertible securities held by such person (but not those held by any other person) and which are exercisable or convertible within 60 days from August 31, 2014 have been exercised and converted. Assumes a base of 25,006,336 shares of our common stock outstanding.

(3)
Includes (i) 3,348,885 shares of common stock held by Mr. Horowitz, (ii) 1,083,336 shares of common stock subject to currently exercisable stock options held by Mr. Horowitz, (iii) 2,171,372 shares of common stock held by CMH Capital Management Corp., an entity solely owned by Mr. Horowitz, (iv) 67,471 shares of common stock owned by Donna Slavitt, the wife of Mr. Horowitz, (v) an aggregate of 342,750 shares of common stock held by two trusts and a custodian account for the benefit of Mr. Horowitz’s three children and (vii) 2,291 shares of common stock held by Horowitz Partners, a general partnership of which Mr. Horowitz is a partner.  Does not include 166,664 shares of common stock subject to options which are not currently exercisable.

(4)
Includes 2,171,372 shares of common stock.  Corey M. Horowitz, by virtue of being the sole officer, director and shareholder of CMH Capital Management Corp., has the sole power to vote and dispose of the shares of common stock owned by CMH Capital Management Corp.

(5)
Includes 585,233 shares of common stock owned by Mr. Heinemann and 2,505,145 shares of common stock owned by Goose Hill Capital LLC.  Goose Hill Capital LLC is an entity in which Mr. Heinemann is the sole member.  Mr. Heinemann, by virtue of being the sole member of Goose Hill Capital LLC, has the sole power to vote and dispose of the shares owned by Goose Hill Capital LLC. The aforementioned beneficial ownership is based upon a Form 4 filed by Mr. Heinemann with the Securities and Exchange Commission on May 13, 2014 and Amendment No. 2 to Schedule 13(G) filed by Mr. Heinemann and Goose Hill Capital LLC with the Securities and Exchange Commission on February 10, 2014.  The address for Mr. Heinemann is 106 Goose Hill Road, Cold Spring Harbor, New York 11724.

(6)
Includes 2,505,145 shares of common stock. Steven D. Heinemann, by virtue of being the sole member of Goose Hill Capital LLC, has the sole power to vote and dispose of the shares owned by Goose Hill Capital LLC. The aforementioned beneficial ownership is based upon a Form 4 filed by Mr. Heinemann with the Securities and Exchange Commission on May 13, 2014 and Amendment No. 2 to Schedule 13(G) filed by Mr. Heinemann and Goose Hill Capital LLC with the Securities and Exchange Commission on February 10, 2014.  The address for Goose Hill Capital LLC is 106 Goose Hill Road, Cold Spring Harbor, New York 11724.

(7)
Includes (i) 160,011 shares of common stock held by Mr. Rubenstein, and (ii) 540,524, 254,683, 309,316 and 1,049 shares of common stock held by Woodland Venture Fund, Seneca Ventures, Woodland Partners and Marilyn Rubenstein, respectively.  The aforementioned beneficial ownership by Mr. Rubenstein is based upon Amendment No. 11 to Schedule 13D jointly filed by Mr. Rubenstein and related parties with the Securities and Exchange Commission on June 3, 2014.  Barry Rubenstein is a general partner of Woodland Venture Fund, Seneca Ventures and Woodland Partners as well as the husband of Marilyn Rubenstein and thus may be deemed to have shared power to vote and dispose of the shares held by Woodland Venture Fund, Seneca Ventures, Woodland Partners and Marilyn Rubinstein.  The address of Barry Rubenstein is 68 Wheatley Road, Brookville, New York 11545. Woodland Services Corp. is a general partner of Woodland Venture Fund and Seneca Ventures and, by virtue of such position, may be deemed to have shared power to vote and dispose of the shares held by Woodland Venture Fund and Seneca Ventures.

(8)
Includes 1,312,500 shares of common stock owned by Emigrant Capital Corporation.  Emigrant Capital Corporation (“Emigrant Capital”) is a wholly-owned subsidiary of Emigrant Savings Bank (“ESB”), which is a wholly-owned subsidiary of Emigrant Bancorp, Inc. (“EBI”).  EBI is a wholly-owned subsidiary of New York Private Bank & Trust Corporation (“NYPBTC”).  The Paul Milstein Revocable 1998 Trust (the “Trust”) owns 100% of the voting stock of NYPBTC.  ESB, EBI, NYPBTC and the Trust each may be deemed to be the beneficial owner of the shares of common stock held by Emigrant Capital.  The aforementioned is based upon a Schedule 13G/A filed jointly by Emigrant Capital, ESB, EBI, NYPBTC, the Trust and others with the Securities and Exchange Commission on January 12, 2005.  Howard Milstein, by virtue of being an officer of New York Private Bank and Trust Corporation and trustee of the Paul Milstein Revocable 1998 Trust, both indirect owners of Emigrant Capital, may be deemed to have sole power to vote and dispose of the securities owned by Emigrant Capital.  The address of Emigrant Capital Corporation is 6 East 43rd Street, 8th Floor, New York, New York 10017.

(9)
Includes 20,281 shares of common stock and 390,000 shares of common stock subject to currently exercisable options owned by Mr. Greene.  Does not include options to purchase 50,000 shares of common stock which are not currently exercisable.

(10)
Includes 12,043 shares of common stock and 301,250 shares of common stock subject to currently exercisable options owned by Mr. Harizman.  Does not include options to purchase 108,750 shares of common stock which are not currently exercisable.

(11)
Includes (i) 16,000 shares of common stock owned by Mr. Kahn, (ii) 50,216 shares of common stock owned by Stephanie Kahn, a daughter of David Kahn, (iii) 21,290 shares of common stock owned by Rebecca Kahn, also a daughter of David Kahn and (iv) 175,000 shares of common stock subject to currently exercisable stock options owned by Mr. Kahn.  Does not include options to purchase 50,000 shares of common stock which are not currently exercisable.

(12)
Includes 126,250 shares of common stock subject to currently exercisable stock options owned by Mr. Pearlman.  Does not include options to purchase 8,750 shares of common stock which are not currently exercisable.

(13)
Includes 101,250 shares of common stock subject to currently exercisable options owned by Ms. Hoffman.  Does not include options to purchase 8,750 shares of common stock which were not currently exercisable.

The Equity Compensation Plan Information presented on page 21 of this Prospectus is incorporated herein in its entirety.

CERTAIN RELATIONSHIPS AND RELATED
TRANSACTIONS AND DIRECTOR INDEPENDENCE

Since the last two fiscal years there were no transactions with related persons requiring disclosure under Item 404 of Regulation S-K under the Securities Act.

Review, Approval or Ratification of Transactions with Related Persons

Upon establishment of an Audit Committee in January 2013, the Audit Committee assumed responsibility for reviewing and approving related-persons transactions in accordance with its charter (prior to 2013 the Board of Directors had such responsibility).  A related person is any executive officer, director, nominee for director or more than 5% stockholder of the Company, including immediate family members, and any entity owned or controlled by such persons.  In addition, pursuant to our Code of Ethics, all of our officers, and employees are to avoid conflicts of interest and to refrain from taking part or exercising influence in any transaction in which such party’s personal interest may conflict with the best interest of the Company.  Except for provisions of the Audit Committee Charter, there are no written procedures governing review of related-persons transactions.

DESCRIPTION OF SECURITIES

Our authorized capital stock consists of 50,000,000 shares of common stock, par value $.01 per shares, and 10,000,000 shares of preferred stock, par value $.01 per share.  As of August 31, 2014, we had outstanding 25,006,336 shares of common stock and no outstanding shares of preferred stock.

Common Stock

Holders of our common stock are entitled to one vote per share on all matters submitted to a vote of stockholders.  There are no cumulative voting rights for the election of directors, which means that the holders of more than 50% of such outstanding shares voting for the election of directors can elect all of the directors standing for election.  Subject to the rights of any outstanding class or series of preferred stock created by the authority of our Board of Directors, holders of common stock are entitled to receive dividends as and when declared by our Board of Directors out of funds legally available therefor.  Subject to the rights of any outstanding class or series of preferred stock created by the authority of our Board of Directors, in the event of the liquidation, dissolution or winding up of our company, the holder of each share of common stock is entitled to share equally in the balance of any of the assets of our company available for distribution to stockholders.  Outstanding shares of common stock do not have subscription or conversion rights and there are no redemption or sinking fund provisions applicable thereto.  Holders of common stock have no preemptive rights to purchase pro-rata portions of newly issued common stock or preferred stock.

The 4,329,186 shares of our common stock being registered for resale by the selling stockholders (listed on page 35 of this Prospectus) consist of the following shares:

●
750,000 shares of common stock subject to currently exercisable warrants - Recognition Interface, LLC (“Recognition”) in connection with our acquisition of the Mirror Worlds Patent Portfolio and certain other assets of Looking Glass LLC (formerly Mirror Worlds, LLC) on May 21, 2013.  The warrants were issued to Recognition in accordance with our agreement, dated May 21, 2013, with Recognition, as follows:

•	On May 21, 2013, a 5-year warrant to purchase 250,000 shares of common stock at an exercise price of $1.40 per share;

•	On May 21, 2013, a 5-year warrant to purchase 250,000 shares of common stock at an exercise price of $2.10 per share;

•	On July 26, 2013, a 5-year warrant to purchase 125,000 shares of common stock at an exercise price of $1.40 per share; and

•	On July 26, 2013, a 5-year warrant to purchase 125,000 shares of common stock at an exercise price of $2.10 per share.

•
440,000 shares of common stock owned by Sucaba LLC, acquired pursuant to exercise on July 22, 2013 of 60-day warrants to purchase 500,000 shares of common stock, at an exercise price of $2.05 per share, by Abacus & Associates, Inc. (“Abacus”).  At the time of exercise of the warrants, Abacus directed us to issue the 440,000 shares to Sucaba LLC and 40,000 shares to Sucaba CRUT, LLC, both affiliates of Abacus.  The warrants were issued to Abacus on May 21, 2013 in connection with our acquisition of the Mirror Worlds Patent Portfolio and certain other assets of Looking Glass LLC (formerly Mirror Worlds, LLC) and our agreement, dated May 21, 2013, with Recognition.

•	60,000 shares of common stock owned by Sucaba CRUT, representing the balance of the shares issued as a result of the aforementioned warrant exercise by Abacus on July 22, 2013.

•	495,302 shares of common stock owned by Corey M. Horowitz, our Chairman and Chief Executive Officer, consisting of:

(i) 24,832 shares of common stock issued on March 14, 1996 as a result of conversion of outstanding debt, (ii) 117,138 shares of common stock issued on July 8, 1998 in exchange for cancellation of outstanding warrants and options to purchase an aggregate of 133,471 shares of common stock, (iii) 44,333 shares of common stock in other private transactions prior to the Company’s completion of its initial public offering in October 1998, (iv) 249,724 net shares of common stock as a result of a cashless exercise of options (including delivery of shares for withholding taxes) to purchase 750,000 shares in June 2013 at an exercise price of $0.68 per share originally issued to CMH Capital Management Corp. in April 2002 for financial advisory services, and reissued to Mr. Horowitz in April 2010; (v) 79,525 net shares of common stock acquired pursuant to a cashless exercise of warrants (including delivery of shares for withholding taxes) to purchase 250,000 shares in October 2013 at an exercise price of $0.68 per share, originally issued to CMH Capital Management Corp. in October 2001 in consideration of financial advisory services, and reissued to Mr. Horowitz in April 2010 (Mr. Horowitz is the sole officer, director and shareholder of CMH Capital Management Corp.) and (vi) less aggregate gifts by Mr. Horowitz of 20,250 shares of common stock to two trusts and a custodian account for the benefit of his three children;

•
2,171,372 shares of common stock owned by CMH Capital Management Corp. (“CMH”), an entity in which Mr. Horowitz is the sole shareholder, officer and director.  CMH acquired the shares in April 2004 pursuant to an exchange of 1,084,935 shares of our Series E convertible preferred stock as part of an exchange agreement between the Company and its preferred stockholders.  In November 2003 CMH purchased the Series E convertible preferred shares from an unaffiliated third party for a purchase price of $35,000;

•
67,471 shares of common stock owned by Donna M. Slavitt, the wife of Corey M. Horowitz, our Chairman and Chief Executive Officer.  Ms. Slavitt acquired the shares in April 2004, pursuant to an exchange of shares of our Series E convertible preferred stock (which she purchased as part of a private offering of common stock completed in October 2001);

•
An aggregate of 342,750 shares of common stock, 114,250 shares each, owned by the Logan Zev Horowitz 1999 Trust, the Dylan Max Horowitz 1999 Trust and Corey M. Horowitz as custodian for Zachary Jordon Horowitz.  The trusts and the custodian account acquired the shares by gifts on an annual basis from Mr. Horowitz for the benefit of his three children from 2004 to 2013; and

•
2,291 shares of common stock owned by Horowitz Partners.  Horowitz Partners received the shares in 2000 as a result of a distribution of the shares by Security Partners, L.P., an entity of which Corey Horowitz was the general partner.  Mr. Horowitz is a partner of Horowitz Partners, a general partnership.

Preferred Stock

Our Board is authorized, subject to any limitations prescribed by Delaware law, to provide for the issuance of additional shares of preferred stock in one or more series, to establish from time to time the number of shares to be included in each such series, to fix the rights, preferences and privileges of the shares of each wholly unissued series and any qualifications, limitations or restrictions thereon, and to increase or decrease the number of shares of any such series (but not below the number of shares of such series then outstanding), without any further vote or action by the stockholders.  Our Board may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our common stock.  Thus, the issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of our company.  Our company has no current plan to issue any shares of preferred stock.

Warrants and Options

As of August 31, 2014, there were outstanding options and warrants to purchase an aggregate of 3,700,000 shares of our common stock at exercise prices ranging from $0.25 to $2.10.

In connection with our acquisition of the patent portfolio and certain other assets of Mirror Worlds, LLC completed on May 21, 2013, we issued to Mirror Worlds, LLC (which subsequently changed its name to Looking Glass LLC) 5-year warrants to purchase an aggregate of 875,000 shares of common stock at an exercise price of $1.40 per share and 5-year warrants to purchase an aggregate of 875,000 shares of common stock at an exercise price of $2.10 per share.  On June 3, 2014, we purchased from Looking Glass LLC for a purchase price of $505,000 all of the aforementioned warrants to purchase an aggregate of 1,750,000 shares of our common stock.  Also in connection with the acquisition, we issued to Recognition Interface, LLC (“Recognition”) (i) 5-year warrants to purchase 250,000 shares of our common  stock  at  $1.40  per  share, and (ii) 5-year warrants to purchase 250,000 shares of our common stock at $2.10 per share.  In addition, we issued to Abacus and Associates, Inc. (“Abacus”), an entity affiliated with Recognition, a 60-day warrant to purchase 500,000 shares of our common stock at $2.05 per share.  On July 22, 2013, Abacus exercised the 60 Day warrant and, in accordance with our agreement with Recognition, we issued additional 5-year warrants to Recognition consisting of (i) warrants to purchase 125,000 shares at an exercise price of $1.40 per share, and (ii) warrants to purchase 125,000 shares at an exercise price of $2.10 per share.  The shares underlying the warrants issued to Recognition and the shares issued as a result of the exercise of the Abacus warrant are being registered for resale in this Prospectus pursuant to a Registration Rights Agreement, dated May 21, 2013, with Recognition.

Transfer Agent

The Transfer Agent for our common stock is American Stock Transfer and Trust Company, LLC, 59 Maiden Lane, New York, New York 10038.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by the law firm of Eiseman Levine Lehrhaupt & Kakoyiannis, P.C., 805 Third Avenue, New York, New York.  Sam Schwartz, a member of such firm, owns 26,084 shares of our common stock.

EXPERTS

Our financial statements as of December 31, 2013 and 2012 and for each of the years then ended appearing in this Prospectus and Registration Statement have been audited by Radin, Glass Co., LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon authority of said firm as experts in accounting and auditing.

DISCLOSURE OF COMMISSION POSITION ON
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Certificate of Incorporation and Bylaws provide our directors with protection for breaches of their fiduciary duties to us and our shareholders.  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that it is the SEC’s opinion that such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly, current reports, proxy statements and other information with the SEC.  You may read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549 on official business days during the hours of 10:00 a.m. – 3:00 p.m.  You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.  The SEC maintains in Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.  Our SEC filings are also available to you on the SEC’s Internet site at http://www.sec.gov and are also accessible through our own website, http://www.network-1.com.

This Prospectus constitutes part of a Registration Statement on Form S-1 filed by us with the SEC under the Securities Act and therefore omits certain information in the Registration Statement. We have also filed exhibits with the Registration Statement that are not included in this Prospectus, and you should refer to the applicable exhibit for a complete description of any statement referring to any document.  You can inspect a copy of the Registration Statement and its exhibits, without charge, at the SEC’s Public Reference Room, and can copy such material upon paying the SEC’s prescribed rates.

You may also request a copy of our filings at no cost by writing or telephoning us at:

Network-1 Technologies, Inc.
445 Park Avenue, Suite 912
New York, New York  10022
Attention: Corey M. Horowitz, Chairman and
Chief Executive Officer
(212) 829-5770

NETWORK-1 TECHNOLOGIES, INC.

NETWORK-1 TECHNOLOGIES, INC.
CONDENSED BALANCE SHEETS
UNAUDITED

	June 30, 2014	December 31, 2013
	(UNAUDITED)
ASSETS:

CURRENT ASSETS:
Cash and cash equivalents	$16,579,000	$18,938,000
Marketable securities	520,000	530,000
Royalty receivables	5,137,000	814,000
Other current assets	206,000	276,000

Total Current Assets	$22,442,000	$20,558,000

OTHER ASSETS:
Deferred tax asset	$4,093,000	$5,659,000
Patent, net of accumulated amortization	4,358,000	5,136,000
Other investments	386,000	196,000
Security deposits	19,000	19,000

Total Other Assets	8,856,000	11,010,000

TOTAL ASSETS	$31,298,000	$31,568,000

LIABILITIES:

CURRENT LIABILITIES:
Accounts payable	$86,000	$136,000
Accrued expenses	1,705,000	628,000

TOTAL LIABILITIES	1,791,000	764,000

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY

Common stock - $0.01 par value; authorized 50,000,000 shares;
24,986,336 and 25,854,548 shares issued and outstanding at
June 30, 2014 and December 31, 2013, respectively	250,000	259,000

Additional paid-in capital	$60,793,000	$61,129,000
Accumulated deficit	(31,495,000)	(30,553,000)
Other comprehensive income(loss)	(41,000)	(31,000)

TOTAL STOCKHOLDERS' EQUITY	29,507,000	30,804,000

TOTAL LIABILITIES AND STOCKHOLDERS EQUITY	$31,298,000	$31,568,000

See notes to condensed financial statements

NETWORK-1 TECHNOLOGIES, INC.
CONDENSED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
UNAUDITED

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013

ROYALTY REVENUE	$5,166,000	$1,907,000	$9,657,000	$5,971,000
COST OF REVENUE	1,506,000	547,000	2,820,000	1,772,000
GROSS PROFIT	3,660,000	1,360,000	6,837,000	4,199,000
OPERATING EXPENSES:
General and Administrative	615,000	533,000	1,213,000	1,196,000
Depreciation and Amortization	409,000	234,000	818,000	249,000
Non-Cash Compensation	135,000	144,000	162,000	256,000

TOTAL OPERATING EXPENSES	1,159,000	911,000	2,193,000	1,701,000

OPERATING INCOME	2,501,000	449,000	4,644,000	2,498,000

OTHER INCOME (EXPENSES):
Interest income, net	12,000	12,000	21,000	18,000

INCOME BEFORE INCOME TAXES	2,513,000	461,000	4,665,000	2,516,000

INCOME TAXES (BENEFIT)
Current	57,000	(22,000)	102,000	26,000
Deferred	855,000	(299,000)	1,566,000	316,000
Total Income Taxes (Benefits)	912,000	(321,000)	1,668,000	342,000

NET INCOME	$1,601,000	$782,000	$2,997,000	$2,174,000

Net Income per share
Basic	$0.06	$0.03	$0.12	$0.09
Diluted	$0.06	$0.03	$0.11	$0.08

Weighted average number of common shares outstanding:
Basic	25,484,978	25,181,736	25,629,473	25,098,074
Diluted	27,496,232	27,087,061	27,689,150	27,396,414

NET INCOME	$1,601,000	$782,000	$2,997,000	$2,174,000

OTHER COMPREHENSIVE INCOME NET OF TAX: Unrealized (loss) arising during period	(4,000)	(9,000)	(10,000)	(14,000)

COMPREHENSIVE INCOME	$1,597,000	$773,000	$2,987,000	$2,160,000

See notes to condensed financial statements

NETWORK-1 TECHNOLOGIES, INC.
CONDENSED STATEMENTS OF CASH FLOW
UNAUDITED

	Six Months Ended June 30,
	2014	2013
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income	$2,997,000	$2,174,000
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization of Patents	818,000	249,000
Stock based compensation	162,000	256,000

Source (use) of cash from changes in operating assets and liabilities:
Royalty receivables and other current assets	(4,356,000)	(1,051,000)
Accounts payable and accrued expenses	1,030,000	(5,000)
Income taxes payable	100,000	(62,000)
Deferred tax asset	1,566,000	316,000

NET CASH PROVIDED BY OPERATING ACTIVITIES	2,317,000	1,877,000

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of patents/patent costs incurred	(40,000)	(4,420,000)
Investments	(190,000)	—

NET CASH USED IN INVESTING ACTIVITIES	(230,000)	(4,420,000)

CASH FLOWS FROM FINANCING ACTIVITIES:

Value of shares delivered to fund withholding taxes	(1,064,000)	(486,000)
Repurchase of treasury stock	(2,877,000)	(851,000)
Repurchase of warrants	(505,000)	—

NET CASH USED IN FINANCING ACTIVITIES	(4,446,000)	(1,337,000)

NET DECREASE IN CASH AND CASH EQUIVALENTS	(2,359,000)	(3,880,000)

CASH AND CASH EQUIVALENTS, beginning of period	18,938,000	21,983,000

CASH AND CASH EQUIVALENTS, end of period	$16,579,000	$18,103,000

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the periods for:
Interest	$—	$—
Taxes	$22,000	$93,000

NON-CASH INVESTING AND FINANCING ACTIVITIES:
Value of shares and warrants issued to purchase patents	$—	$1,438,000

See notes to condensed financial statements

NOTE A – NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

[1] BASIS OF PRESENTATION:

The accompanying condensed financial statements as of June 30, 2014 and for the three and six month periods ended June 30, 2014 and June 30, 2013 are unaudited, but, in the opinion of the management of Network-1 Technologies, Inc. (the "Company"), contain all adjustments consisting only of normal recurring items which the Company considers necessary for the fair presentation of the Company's financial position as of June 30, 2014, and the results of its operations and comprehensive income and its cash flows for the three and six month periods ended June 30, 2014 and June 30, 2013.  The condensed financial statements included herein have been prepared in accordance with the accounting principles generally accepted in the United States of America for interim financial information and the instructions to Form 10-Q. Accordingly, certain information and footnote disclosures normally included in the financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been omitted pursuant to such rules and regulations, although management believes that the disclosures are adequate to make the information presented not misleading. These financial statements should be read in conjunction with the audited financial statements for the year ended December 31, 2013 included in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission. The results of operations for the three and six months ended June 30, 2014 are not necessarily indicative of the results of operations to be expected for the full year.

[2] BUSINESS:

(a)  The Company is engaged in the development, licensing and protection of its intellectual property assets.  The Company presently owns twenty-two (22) patents that relate to various technologies including patents covering (i) the delivery of power over Ethernet (PoE) cables for the purpose of remotely powering network devices, such as wireless access ports, IP phones and network based cameras; (ii) foundational technologies that enable unified search and indexing, displaying and archiving of documents in a computer system; (iii) enabling technology for identifying media content on the Internet and taking further action to be performed based on such identification including, among others, the insertion of advertising and the facilitation of the purchase of goods and services related to such content; and (iv) systems and methods for the transmission of audio, video and data over computer and telephony networks in order to achieve high quality of service (QoS).  The Company has been actively engaged in licensing its remote power patent (U.S. Patent No. 6,218,930) covering the control of power delivery over Ethernet cables (the “Remote Power Patent”).  The Company has entered into sixteen (16) license agreements with respect to its Remote Power Patent.  The Company’s current strategy includes continuing to pursue licensing opportunities for its Remote Power Patent and its efforts to monetize two patent portfolios (the Cox and Mirror Worlds patent portfolios) acquired by the Company in 2013 (see Note B[2] hereof).  The Company’s acquisition strategy is to focus on acquiring high quality patents which management believes have the potential to generate significant licensing opportunities as the Company has achieved with respect to its Remote Power Patent.  The Company’s Remote Power Patent has generated licensing revenue in excess of $65,000,000 from May 2007 through June 30, 2014.  The Company continually reviews opportunities to acquire or license additional intellectual property.  In addition, the Company may enter into strategic relationships with third parties to develop, commercialize, license or otherwise monetize their intellectual property.

NOTE A – NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

The accompanying financial statements include the accounts of the Company and its wholly-owned subsidiary, Mirror Worlds Technologies, LLC (a single member LLC).

(b)  As reflected in the accompanying financial statements, the Company had revenue of $5,166,000 and $1,907,000 for the three month period ended June 30, 2014 and June 30, 2013, respectively, and revenue of $9,657,000 and $5,971,000 for the six month period ended June 30, 2014 and June 30, 2013, respectively.  Revenue for the three and six month periods ended June 30, 2014 includes $3,281,000 of revenue as a result of the Cisco audit (see Note F hereof).  The Company has been dependent upon royalty revenue from license of its Remote Power Patent to fund its operations.  The Company had cash and cash equivalents of $16,579,000 as of June 30, 2014.

[3] STOCK-BASED COMPENSATION:

On April 9, 2014, the Company issued 5-year stock options to (i) each of its Chief Financial Officer and Executive Vice President to purchase 50,000 shares of common stock, at an exercise price of $1.65 per share, which options vest 25,000 shares on December 31, 2014 and 25,000 shares on December 31, 2015 and (ii) a consultant to the Company to purchase 75,000 shares of common stock at an exercise price of $1.65 per share, which option vests 37,500 shares on December 31, 2014 and 37,500 shares on December 31, 2015.

On April 9, 2014, the Company issued stock options to each of its then three non-management directors to purchase 35,000 shares of common stock at an exercise price of $1.65 per share.  Such options vested 8,750 on the date of grant and 8,750 in three equal quarterly amounts beginning on June 30, 2014, subject to continued service on the Board.  The Company recorded $33,000 in non-cash compensation expense in connection with the vested portion of these options for the six month period ended June 30, 2014.

During the six month period ended June 30, 2014 and June 30, 2013, the Company recorded non-cash compensation expense of $54,000 for the vested portion of options to purchase 500,000 shares issued to the Company’s Chairman and Chief Executive Officer in November 2012.  In addition, during the six month period ended June 30, 2014 and June 30, 2013, the Company recorded non-cash compensation expense of $75,000 and $101,000, respectively, for the vested portion of options granted to its Chief Financial Officer, directors and consultants in prior years.

During the three month period ended June 30, 2014, the Company’s Chairman and Chief Executive Officer exercised options to purchase an aggregate of 1,517,500 shares of common stock at exercise prices of $0.25 per share (1,100,000 shares) and $0.68 per share (417,500 shares).  All such shares were exercised on a cashless (net exercise) basis by delivery of an aggregate of 292,618 shares of common stock.  In addition, the Chairman and Chief Executive Officer delivered an aggregate of 516,288 shares of common stock with an aggregate value of $986,110 to fund payroll withholding taxes with respect to such option exercises.  As a result of the aforementioned stock option exercises, the Chairman and Chief Executive Officer received 708,594 net shares of the Company’s common stock.

NOTE A – NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

During the six month period ended June 30, 2014, the Company’s Executive Vice President exercised a stock option to purchase 75,000 shares of the Company’s common stock at an exercise price of $0.68 per share.  The option was exercised on a cashless basis by delivery of 31,098 shares of common stock.  In addition, 16,968 shares were delivered with an aggregate value of $27,828 to fund payroll withholding taxes on exercise, resulting in net shares of 26,934 issued to the Company’s Executive Vice President with respect to such option exercise.

On June 19, 2013, the Company issued to a director a 5-year option to purchase 300,000 shares of its common stock, at an exercise price of $1.88 per share, for service as the sole member of the Company’s Strategic Development Committee.  The shares underlying such option vested 100,000 shares on the date of grant, 100,000 shares on June 19, 2014 and 100,000 shares will vest on June 19, 2015.  The Company recorded $75,000 in non-cash compensation in connection with the vested portion of the option for the six month period ended June 30, 2014 and June 30, 2013.

During the six month period ended June 30, 2013, the Company issued stock options to each of its four (4) non-management directors to purchase 25,000 shares of common stock at an exercise price of $1.19 per share.  Such options vest over a one year period in equal quarterly amounts, subject to continued service on the Board.  The Company recorded $24,000 in non-cash compensation in connection with the vested portion of these options for the six month period ended June 30, 2013.

During the three month period ended June 30, 2013, the Company’s Chairman and Chief Executive Officer and an employee (who subsequently became Executive Vice President) exercised options to purchase an aggregate of 1,125,000 and 52,500 shares, respectively, of the Company’s common stock at an exercise price of $0.68 per share.  All such options were exercised on a cashless basis by delivery of an aggregate of 396,373 and 18,497 shares of common stock, respectively.  In addition, 241,540 and 10,201 shares of common stock were delivered with an aggregate value of $466,617 and $19,688 to fund payroll withholding taxes with respect to such option exercises.  As result of the aforementioned stock option exercises, the Chairman and Chief Executive Officer and the employee received net shares of 487,087 and 23,802, respectively.

The fair value of each option grant on the date of grant is estimated using the Black-Scholes option-pricing model utilizing the following weighted average assumptions:

	SIX MONTHS ENDED JUNE 30,
	2014	2013
Risk-free interest rates Expected option life in years Expected stock price volatility Expected dividend yield	1.65% 5 years 42.65% -0-	0.78-1.24% 5 years 43.54%-44.31% -0-

NOTE A – NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

[4] REVENUE RECOGNITION:

The Company recognizes revenue received from the licensing of its intellectual property in accordance with Staff Accounting Bulletin No. 104, "Revenue Recognition" ("SAB No. 104") and related authoritative pronouncements. Revenue is recognized when (i) persuasive evidence of an arrangement exists, (ii) all obligations have been performed pursuant to the terms of the license agreement, (iii) amounts are fixed or determinable, and (iv) collectibility of amounts is reasonably assured.  One licensee (Cisco Systems) constituted approximately 92% and 84% of the Company’s revenue, respectively, for the six month periods ended June 30, 2014 and June 30, 2013.

[5] INCOME TAXES:

At June 30, 2014, the Company had net operating loss carryforwards (NOLs) totaling approximately $22,855,000 expiring through 2029, with a future tax benefit of approximately $7,771,000.  At June 30, 2014 and June 30, 2013, $4,093,000 and $5,878,000, respectively, were recorded as a deferred tax asset on the Company's balance sheet.  During the six month period ended June 30, 2014 as a result of income (before taxes) for the period of $4,665,000, $1,668,000 was recorded as income tax expense and the deferred tax asset was reduced by $1,566,000 to $4,093,000.  To the extent that the Company earns income in the future, it will report income tax expense and such expense attributable to federal income taxes will reduce the recorded income tax benefit asset reflected on the balance sheet.  Management will continue to evaluate the recoverability of the NOL and adjust the deferred tax asset appropriately.  Utilization of NOL credit carryforwards can be subject to a substantial annual limitation due to ownership change limitations that could occur in the future, as required by Section 382 of the Internal Revenue Code of 1986, as amended, as well as similar state provisions.

NOTE A – NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

[6] EARNINGS (LOSS) PER SHARE:

Basic Earnings (loss) per share is calculated by dividing the net income (loss) by the weighted average number of outstanding common shares during the period. Diluted per share data includes the dilutive effects of options, warrants and convertible securities. Potential shares of 3,720,000 and 7,587,000 at June 30, 2014 and 2013, respectively, consisted of options and warrants.  Computations of basic and diluted weighted average common shares outstanding are as follows:

	Six Months Ended June 30,		Three Months Ended June 30,
	2014	2013	2014	2013

Weighted-average common shares outstanding – basic	25,629,473	25,098,074	25,484,978	25,181,736
Dilutive effect of options and warrants	2,059,677	2,298,340	2,011,254	1,905,325
Weighted-average common shares outstanding – diluted	27,689,150	27,396,414	27,496,232	27,087,061
Options and Warrants excluded from the computation of diluted income (loss) per share because the effect of inclusion would have been anti-dilutive	1,660,323	5,289,160	1,708,746	5,682,175

[7] CASH EQUIVALENTS:

The Company places cash investments in high quality financial institutions insured by the Federal Deposit Insurance Corporation ("FDIC").  At June 30, 2014, the Company maintained cash balance of $16,329,000 in excess of FDIC limits.

The Company considers all highly liquid short-term investments purchased with an original maturity of three months or less to be cash equivalents.

Cash and cash equivalents as of June 30, 2014 and December 31, 2013 are composed of:

	June 30, 2014	December 31, 2013

Cash	$2,662,000	$1,903,000
Money market fund	13,917,000	17,035,000
Total	$16,579,000	$18,938,000

[8] MARKETABLE SECURITIES

Marketable securities are classified as available-for-sale and are recorded as fair market value.  Unrealized gain and losses are reported as other comprehensive income.  Realized gains and losses are included in income in the period they are realized.  The Company's marketable securities consist of a corporate bond (face value $500,000) with a 5% coupon and a maturity date of June 2015.

NOTE A – NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

[9] INVESTMENT IN LIFESTREAMS

In May 2013, as part of the acquisition of the Mirror Worlds portfolio (see Note B[2] hereof), the Company acquired from Mirror Worlds, LLC 250,000 shares of common stock of Lifestreams Technologies Corporation (“Lifestreams”), a company engaged in the development of next generation applications and methodologies designed to organize and display digital data.  In addition, in July 2013 the Company made an additional investment of $50,000 in Lifestreams as part of a financing and received 123,456 shares of Series A preferred stock and, as part of an amended license agreement between the Company’s subsidiary and Lifestreams, the Company received a warrant to purchase 7.5% of the then outstanding shares of common stock of Lifestreams on a fully diluted basis (post-financing).  The warrant is valued at $70,000 based on the Black-Scholes option model and recorded as non-cash royalty income.  In March 2014, the Company made an additional investment of $95,000 in Lifestreams in the form of a convertible note as part of the first tranche of an aggregate investment of $380,200 of convertible notes.  In May 2014, the Company made an additional investment of $95,000 as part of the second tranche.  The convertible notes are due March 31, 2015 and shall automatically convert into shares of preferred stock upon a Lifestreams “qualified” equity financing (at least $3.0 million).  Since the investment in Lifestreams does not have a readily determinable fair value and is less than 20% equity ownership at June 30, 2014, such investment was recorded utilizing the cost-method.  At June 30, 2014, the Company’s investment in Lifestream consists of the following:

	Number of Shares	Value
Common Stock	250,000	$76,000
Series A Preferred Stock	123,456	50,000
Warrants	1,305,000	70,000
Convertible Notes	—	190,000
		$386,000

NOTE B – COMMITMENTS AND CONTINGENCIES

[1] Legal Fees:

Russ, August & Kabat provides legal services to the Company with respect to its pending patent litigation filed in April 2014 against Google and YouTube in the United States District Court for the Southern District of New York relating to certain patents within the Company’s Cox Patent Portfolio (as defined in Note B[2] hereof).  The terms of the Company’s agreement with Russ, August & Kabat provides for legal fees on a full contingency basis ranging from 15% to 30% of the net recovery (after deduction of expenses) depending on the stage of the proceeding in which the result (settlement or judgment) is achieved.  The Company is responsible for all of the expenses incurred with respect to this litigation.

NOTE B - COMMITMENTS AND CONTINGENCIES (continued)

Dovel & Luner, LLP provides legal services to the Company with respect to its patent litigation commenced in May 2013 against Apple, Inc., Microsoft, Inc. and other major vendors of document system software and computer systems in the United States District Court of Texas, Tyler Division for infringement of U.S. Patent No. 6,006,227 (see Note D[1] hereof).  The terms of the Company’s agreement with Dovel & Luner LLP provide for legal fees on a contingency basis ranging from 25% to 40% of the net recovery (after deduction of expenses) depending upon the stage of proceeding in which a result (settlement or judgment) is achieved, subject to certain agreed upon contingency fee caps depending upon the amount of the net recovery.  The Company is responsible for a certain portion of the expenses incurred with respect to the litigation.

Dovel & Luner, LLP provides legal services to the Company with respect to the Company’s pending patent litigation filed in September 2011 against eleven (11) data networking equipment manufacturers in the United States District Court for the Eastern District of Texas, Tyler (see Note D[3]).  The terms of the Company’s agreement with Dovel & Luner LLP essentially provides for legal fees on a full contingency basis ranging from 12.5% to 35% (with certain exceptions) of the net recovery (after deduction for expenses) depending on the stage of the preceding in which a result (settlement or judgment) is achieved.  For the six month period ended June 30, 2014 and June 30, 2013, the Company accrued aggregate legal fees with respect to the litigation of $62,000 and $155,000, respectively, to Dovel & Luner.  The Company is responsible for a certain portion of the expenses incurred with respect to the litigation.

Dovel & Luner, LLP provided legal services to the Company with respect to the litigation settled in July 2010 against several major data networking equipment manufacturers (see Note D[2]).  The terms of the Company’s agreement with Dovel & Luner, LLP with respect to this litigation provided for legal fees of a maximum aggregate cash payment of $1.5 million plus a contingency fee of 24% (based on the settlement being achieved at the trial stage).  Because of the royalty payments payable quarterly by Cisco in accordance with the Company’s settlement and license agreement with Cisco (see Note D[4]), the Company has an obligation to pay Dovel & Luner 24% of such royalties received.  During the six months ended June 30, 2014 and 2013, the Company incurred aggregate legal fees to Dovel & Luner, LLP of approximately $2,192,000 and $1,264,000, respectively, with respect to the aforementioned litigation.

With respect to the Company’s litigation against D-Link, which was settled in May 2007, the Company utilized the services of Blank Rome, LLP on a full contingency basis.  In accordance with the Company’s contingency fee agreement with Blank Rome LLP, once the Company recovers its expenses related to the litigation (which were recovered in the first quarter of 2013), the Company is obligated to pay legal fees to Blank Rome LLP equal to 25% of the royalty revenue received by the Company from its license agreement with D-Link.  During the six month period ended June 30, 2014 and June 30, 2013, the Company accrued legal fees to Blank Rome LLP of $28,000 and $6,000, respectively.

NOTE B - COMMITMENTS AND CONTINGENCIES (continued)

[2] Patent Acquisitions:

On February 28, 2013, the Company completed the acquisition of four (4) patents (as well as a pending patent application) from Dr. Ingemar Cox, a technology leader in digital watermarking content identification, digital rights management and related technologies (the “Cox Patent Portfolio”), for a purchase price of $1,000,000 in cash and 403,226 shares of the Company’s common stock.  In addition, the Company is obligated to pay Dr. Cox 12.5% of the net proceeds (after deduction of expenses) generated by the Company from licensing, sale or enforcement of the patents.  In 2014, the Company was issued three additional patents by the United States Patent and Trademark Office related to the Cox Patent Portfolio.

On May 21, 2013, the Company’s wholly-owned subsidiary, Mirror Worlds Technologies, LLC, acquired all of the patents previously owned by Mirror Worlds, LLC (which subsequently changed its name to Looking Glass LLC), consisting of nine (9) issued United States patents and five (5) pending applications covering foundational technologies that enable unified search and indexing, displaying and archiving of documents in a computer system.  As consideration for the patent acquisition, the Company paid Looking Glass LLC $3,000,000 in cash, and issued 5-year warrants to purchase an aggregate of 1,750,000 shares of the Company’s common stock (875,000 shares of common stock at an exercise price of $1.40 per share and 875,000 shares of the Company’s common stock at an exercise price of $2.10 per share) (the “Looking Glass Warrants”).  Professional fees and filing fees of $409,000 were capitalized as part of the patent acquisition.  As part of the acquisition, the Company also entered into an agreement with Recognition Interface, LLC (“Recognition”), an entity that financed the commercialization of the patent portfolio prior to its sale to Mirror Worlds, LLC and also retained an interest in the licensing proceeds of the patent portfolio held by Mirror Worlds, LLC.  Pursuant to the terms of the Company’s agreement with Recognition, Recognition received (i) 5-year warrants to purchase 250,000 shares of the Company’s common stock at $1.40 per  share, and (ii) 5-year warrants to purchase 250,000 shares of common stock at $2.10 per share.  Recognition also received from the Company an interest in the net proceeds realized from the monetization of the patent portfolio as follows: (i) 10% of the first $125 million of net proceeds, (ii) 15% of the next $125 million of net proceeds, (iii) and 20% of any portion of the net proceeds in excess of $250 million.  In addition, Abacus and Associates, Inc. (“Abacus”), an investment entity affiliated with Recognition,  received  a  60-day  warrant  to  purchase  500,000  shares  of  the Company’s common stock at $2.05 per share.  In accordance with the Company’s agreement with Recognition, as a result of the exercise of the 60-day warrant by Abacus in July 2013, additional 5-year warrants to purchase an aggregate of 250,000 shares (125,000 shares at an exercise price of $2.10 per share and 125,000 shares at an exercise price of $1.40 per share) of the Company’s common stock were issued to Recognition.  On June 3, 2014, the Company repurchased the Looking Glass Warrants from Looking Glass for $505,000.

[3] Amended Patent Purchase Agreement:

On January 18, 2005, the Company and Merlot Communications, Inc., the successor of which is BAXL Technologies, Inc. (the “Seller”), amended the Patent Purchase Agreement originally entered into in November 2003 (the "Amendment") pursuant to which the Company paid an additional purchase price of $500,000 to Seller for the restructuring of future contingent payments to Seller from the licensing or sale of the patents (including the Remote Power Patent

NOTE B - COMMITMENTS AND CONTINGENCIES (continued)

and the QoS family of patents).  The Amendment provided for future contingent payments by the Company to Seller of $1.0 million upon achievement of $25 million of Net Royalties (as defined) which payment was accrued in 2011 and subsequently paid, an additional $1.0 million contingent upon achievement of $50 million of Net Royalties and an additional $500,000 contingent upon achievement of $62.5 million of Net Royalties from the licensing or sale of the patents acquired from Seller.

[4] Services Agreement:

Pursuant to an agreement, dated November 30, 2004, between the Company and ThinkFire Services USA, Ltd. (“ThinkFire”), the Company is obligated to pay ThinkFire fees from royalty payments received from certain licensees in consideration for services performed on behalf of the Company.  During the six month periods ended June 30, 2014 and 2013, the Company accrued fees of approximately $55,000 and $50,000, respectively, with respect to its obligation to ThinkFire.

[5] Lease Agreement:

The Company currently leases office space in New York City at a cost of $3,600 per month which lease expires on November 30, 2014.

On June 16, 2011, the Company entered into a four-year lease agreement commencing July 18, 2011 to rent office space, consisting of approximately 2,400 square feet, for offices in New Canaan, Connecticut.  In accordance with the lease, the Company pays a base rent of $6,400 per month for the first two years, $6,800 per month for the third year and $7,000 per month for the fourth year.  The base rent is subject to annual adjustments to reflect increases in real estate taxes and operating expenses.

On May 15, 2013, Mirror Worlds Technologies, LLC, the Company’s wholly-owned subsidiary, entered into a one year lease, at a base rent of $620 per month, to rent office space consisting of approximately 420 square feet in Tyler, Texas. On January 7, 2014, the lease was renewed for a fifteen (15) month period expiring on April 30, 2015.

NOTE C - EMPLOYMENT ARRANGEMENTS AND OTHER AGREEMENTS

[1] On November 1, 2012, the Company entered into an employment agreement (the “Agreement”) with its Chairman and Chief Executive Officer for a one year term (which shall automatically be extended for two successive one year periods unless terminated by the Company) at an annual base salary of $415,000.  The Agreement established an annual target bonus of $150,000 for the Chairman and Chief Executive Officer based on performance criteria to be established on an annual basis by the Board of Directors (or compensation committee).  For the year ended December 31, 2013, the Chairman and Chief Executive Officer received an annual cash bonus of $175,000.  In connection with the Agreement, the Chairman and Chief Executive Officer was issued a ten year option to purchase 500,000 shares of the Company’s common stock at an exercise price of $1.19 per share, which vests in equal quarterly amounts of 41,667 shares beginning November 1, 2012 through August 31, 2015, subject to acceleration upon a change of control.  The Chairman and Chief Executive Officer shall forfeit the balance of

NOTE C - EMPLOYMENT ARRANGEMENTS AND OTHER AGREEMENTS (continued)

unvested shares if his employment has been terminated “For Cause” (as defined) by the Company or by him without "Good Reason" (as defined).  Under the terms of the Agreement, the Chairman and Chief Executive Officer also receives incentive compensation in an amount equal to 5% of the Company’s gross royalties or other payments or proceeds (without deduction of legal fees or any other expenses) with respect to its Remote Power Patent and a 10% net interest (gross royalties and other payments or proceeds after deduction of all legal fees and litigation expenses related to licensing, enforcement and sale activities, but in no event shall he receive less than 6.25% of the gross recovery) of the Company’s royalties and other payments with respect to its other patents besides the Remote Power Patent (the “Additional Patents”) (the “Incentive Compensation”).  During the six  months ended June 30, 2014 and June 30, 2013 the Chairman and Chief Executive Officer earned Incentive Compensation of $481,000 and $299,000, respectively.  The Incentive Compensation shall continue to be paid to the Chairman and Chief Executive Officer for the life of each of the Company’s patents with respect to licenses entered into with third parties during the term of his employment or at anytime thereafter, whether he is employed by the Company or not; provided, that, the Chairman and Chief Executive Officer’s employment has not been terminated by the Company “For Cause” (as defined) or terminated by him without “Good Reason” (as defined).  In the event of a merger or sale of substantially all of the assets of the Company, the Company has the option to extinguish the right of the Chairman and Chief Executive Officer to receive future Incentive Compensation by payment to him of a lump sum payment, in an amount equal to the fair market value of such future interest as determined by an independent third party expert if the parties do not reach agreement as to such value.  In the event that the Chairman and Chief Executive Officer’s employment is terminated by the Company “Other Than For Cause” (as defined) or by him for “Good Reason” (as defined), the Chairman and Chief Executive Officer shall also be entitled to (i) a lump sum severance payment of 12 months base salary, (ii) a pro-rated portion of the $150,000 target bonus provided bonus criteria have been satisfied on a pro-rated basis through the calendar quarter in which the termination occurs and (iii) accelerated vesting of all unvested options and warrants.

In connection with the Agreement, the Chairman and Chief Executive Officer has also agreed not to compete with the Company as follows: (i) during the term of the Agreement and for a period of 12 months thereafter if his employment is terminated “Other Than For Cause” (as defined) provided he is paid his 12 month base salary severance amount and (ii) for a period of two years from the termination date, if terminated “For Cause” by the Company or “Without Good Reason” by the Chairman and Chief Executive Officer.

[2] On April 12, 2012, the Company entered into an agreement with its Chief Financial Officer which amended the agreement, dated February 3, 2011, pursuant to which he continued to serve the Company.  The amendment (the "Amendment") provided as follows: (i) the term of service of the Chief Financial Officer shall be extended until December 31, 2013; (ii) monthly compensation shall be increased to $11,000 per month; and (iii) the Chief Financial Officer was granted a five year option to purchase 75,000 shares of the Company’s common stock at an exercise price of $1.40 per share, which option vested over a one year period in equal quarterly amounts of 18,750 shares.

[3]  On April 9, 2014, the Company’s Chief Financial Officer entered into an offer letter with the Company pursuant to which he continues to serve as Chief Financial Officer, on an at-will basis,

NOTE C - EMPLOYMENT ARRANGEMENTS AND OTHER AGREEMENTS (continued)

at an annual base salary of $157,500.  The Chief Financial Officer is eligible to receive incentive or bonus compensation on an annual basis in the discretion of the Company’s Compensation Committee.  In connection with the offer letter, the Chief Financial Officer was issued under the Company’s 2013 Stock Incentive Plan a 5-year stock option to purchase 50,000 shares of the Company’s common stock, at an exercise price of $1.65 per share, which option vests in two equal amounts (25,000 shares each) on each of December 31, 2014 and December 31, 2015.  In addition, in the event the Chief Financial Officer’s employment is terminated without “Good Cause” (as defined), he shall receive (i) (a) 6 months base salary or (b) 12 months base salary in the event of a termination without “Good Cause” within 6 months following a “Change of Control” of the Company (as defined) and (ii) accelerated vesting of all remaining unvested shares underlying his options or any other awards he may receive in the future.

NOTE D - LITIGATION

[1] On April 4, 2014, the Company initiated litigation against Google and YouTube in the United States District Court for the Southern District of New York for infringement of several of our patents within the Company’s Cox Patent Portfolio which relate to the identification of media content on the Internet.  The lawsuit alleges that Google and YouTube have infringed and continue to infringe certain of the Company’s patents by making, using, selling and offering to sell unlicensed systems and related products and services, which include YouTube’s Content ID system.

[2] On May 23, 2013, through the Company’s wholly-owned subsidiary Mirror Worlds Technologies, LLC, the Company initiated patent litigation in the United States District Court for the Eastern District of Texas, Tyler Division, against Apple, Inc., Microsoft, Inc., Hewlett-Packard Company, Lenovo Group Ltd., Lenovo (United States), Inc., Dell, Inc., Best Buy Co., Inc., Samsung Electronics America, Inc. and Samsung Telecommunications America L.L.C., for infringement of the U.S. Patent No. 6,006,227 (the “227 Patent”) (one of the patents the Company acquired as part of the acquisition of the Mirror Worlds patent portfolio).  The Company seeks, among other things, monetary damages based upon reasonable royalties.  The lawsuit alleges that the defendants have infringed and continue to infringe the claims of the ‘227 Patent by making, selling, offering to sell and using infringing products including Mac OS and Windows operating systems and personal computers and tablets that include versions of those operating systems, and by encouraging others to make, sell, and use these products.  In September 2013 and October 2013, the defendants filed their answers to the Company’s complaint. Defendants Apple and Microsoft, Inc. also filed counterclaims for a declaratory judgment of non infringement of the Company’s ‘227 Patent and invalidity of its ‘227 Patent.  In December 2013, the litigation was severed into two consolidated actions, Mirror Worlds v. Apple, et. al. and Mirror Worlds v. Microsoft, et. al. In September 2013, certain defendants filed a motion to transfer the litigation to the Western District of Washington.  The Court has not yet ruled on this motion.

[3]  In September 2011, the Company initiated patent litigation against 16 data networking equipment manufacturers in the United States District Court for the Eastern District of Texas, Tyler Division, for infringement of its Remote Power Patent.  Named as defendants in the lawsuit, excluding related parties, were Alcatel-Lucent USA, Inc., Allied Telesis, Inc., Avaya Inc., AXIS Communications Inc., Dell, Inc., GarrettCom, Inc., Hewlett-Packard Company,

NOTE D - LITIGATION (continued)

Huawei Technologies USA, Juniper Networks, Inc., Motorola Solutions, Inc., NEC Corporation, Polycom Inc., Samsung Electronics Co., Ltd., ShoreTel, Inc., Sony Electronics, Inc., and Transitions Networks, Inc.  Network-1 seeks monetary damages based upon reasonable royalties.  During the year ended December 31, 2012, the Company reached settlement agreements with defendants Motorola Solutions, Inc. ("Motorola"), Transition Networks, Inc. ("Transition Networks") and GarretCom, Inc. (“GarretCom”).  In February 2013, the Company reached settlement agreements with Allied Telesis, Inc. (“Allied Telesis”) and NEC Corporation (“NEC”).  As part of the settlements, Motorola, Transition Networks, GarretCom, Allied Telesis and NEC each entered into a non-exclusive license agreement for the Company’s Remote Power Patent pursuant to which each such defendant agreed to license the Remote Power Patent for its full term (which expires in March 2020) and pay a license initiation fee and quarterly or annual royalties based on their sales of PoE products.  On March 5, 2013, the Court granted the motion of certain of the defendants to stay the litigation until application of a party following completion of the Inter Partes Review proceeding described in Note D[6] below.

[4]  In July 2010, the Company settled its patent litigation pending in the United States District Court for the Eastern District of Texas, Tyler Division, against Adtran, Inc, Cisco Systems, Inc. and Cisco-Linksys, LLC, (collectively, “Cisco”), Enterasys Networks, Inc., Extreme Networks, Inc., Foundry Networks, Inc., and 3Com Corporation, Inc.  As part of the settlement, Adtran, Cisco, Enterasys, Extreme Networks and Foundry Networks each entered into a settlement agreement with the Company and entered into non-exclusive licenses for the Company’s Remote Power Patent (the “Licensed Defendants”).  Under the terms of the licenses, the Licensed Defendants paid the Company aggregate upfront payments of approximately $32 million and also agreed to license the Remote Power Patent for its full term, which expires in March 2020.  In accordance with the Settlement and License Agreement, dated May 25, 2011, which expanded upon the July 2010 agreement, Cisco is obliged to pay the Company royalties (which began in the first quarter of 2011) based on its sales of PoE products up to maximum royalty payments per year of $8 million through 2015 and $9 million per year thereafter for the remaining term of the patent.  The royalty payments are subject to certain conditions including the continued validity of the Company’s Remote Power Patent, and the actual royalty amounts received may be less than the caps stated above, as was the case in 2013 and 2012.  Under the terms of the Agreement, if the Company grants other licenses with lower royalty rates to third parties (as defined in the Agreement), Cisco shall be entitled to the benefit of the lower royalty rates provided it agrees to the material terms of such other license.  Under the terms of the Agreement, the Company has certain obligations to Cisco and if it materially breaches such terms, Cisco will be entitled to stop paying royalties to the Company.  This would have a material adverse effect on the Company’s business, financial condition and results of operations.

In May 2009, the Company achieved a settlement with Netgear, Inc. (“Netgear”), also a defendant in the above referenced litigation in Tyler, Texas which was settled with the other defendants in July 2010 as referenced above.  As part of the settlement Netgear entered into a license agreement with the Company for the Remote Power Patent, pursuant to which Netgear pays the Company royalty rates of 1.7% of the sales price of Power Sourcing Equipment, which includes Ethernet switches, and 2% of the sales price of Powered Devices, which includes wireless access points.   The royalty rates are subject to adjustment, under certain circumstances, if the Company grants a license to other licensees with lower royalty rates and Netgear is able to and agrees to assume all material terms and conditions of such other license. In addition, Netgear made a payment of $350,000 to the Company with respect to the settlement.

NOTE D - LITIGATION (continued)

[5]  On July 20, 2012, an unknown third party filed with the United States Patent and Trademark Office (USPTO) a request for an Ex Parte Reexamination, requesting that the Company’s Remote Power Patent be reexamined by the USPTO.  The reexamination was stayed beginning in December 2012 until May 2014 (the completion of the Inter Partes review proceeding as described in Note D[6] below).

[6]  Avaya Inc., Dell Inc., Sony Corporation of America and Hewlett Packard Co. were petitioners in Inter Partes Review proceedings (which have been joined together) (the “IPR Proceeding”) at the United States Patent and Trademark Office before the Patent Trial and Appeal Board (the “Patent Board”) involving the Company’s Remote Power Patent. Petitioners in the IPR Proceeding sought to cancel certain claims of the Company’s Remote Power as unpatentable.  A hearing on the merits of the IPR Proceeding was held on January 9, 2014.  On May 22, 2014 the Patent Board issued its decision in favor of the Company rejecting a challenge to the patentability of the Company’s Remote Power Patent.  On July 24, 2014, the Petitioners in the IPR Proceeding each filed a Notice of Appeal of the Patent Board’s decision to the United States Court of Appeals for the Federal Circuit.

NOTE E – STOCK REPURCHASE

On August 22, 2011, the Company announced that its Board of Directors approved a share repurchase program to repurchase up to $2,000,000 of shares of its common stock over the next 12 months ("Share Repurchase Program").  On June 3, 2014, the Board of Directors authorized its fourth increase to the Company’s Share Repurchase Program authorizing the repurchase of up to an additional $5.0 million of shares of common stock over the subsequent twelve month period (for a total of up to $12 million since inception of the program in August 2011).  The common stock may be repurchased from time to time in open market transactions or privately negotiated transactions in the Company’s discretion.  The timing and amount of the shares repurchased is determined by management based on its evaluation of market conditions and other factors.  The Share Repurchase Program may be increased, suspended or discontinued at any time.    During the three month period ended June 30, 2014, the Company repurchased 1,480,239 shares of its common stock at an average price per share of $1.80 or an aggregate cost of $2,657,467.  All such repurchased shares have been cancelled.

NOTE F – CISCO AUDIT

In late December 2013, the Company exercised its right to audit the royalties paid to it by Cisco for the years 2012 and 2013 (the “Audit Period”) in accordance with its May 2011 license agreement with Cisco.  As a result of the audit, Cisco agreed to pay the Company additional royalty payments pursuant to the May 2011 license agreement of $3,281,000 for the Audit Period     and other periods covered by the license agreement. These additional aggregate royalty payments of $3,281,000 were all recorded as royalty revenue in the three month period ended June 30, 2014, at the time the Company completed its audit.

NOTE G – RECENTLY ISSUED ACCOUNTING STANDARD

In June 2014, FASB issued Accounting Standards Update (“ASU”) No. 2014-09, “Revenue from Contracts with Customers”. The update gives entities a single comprehensive model to use in reporting information about the amount and timing of revenue resulting from contracts to provide goods or services to customers. The ASU, which would apply to any entity that enters into contracts to provide goods or services, would supersede the revenue recognition requirements in Topic 605, Revenue Recognition, and most industry-specific guidance throughout the Industry Topics of the Codification. Additionally, the update would supersede some cost guidance included in Subtopic 605-35, Revenue Recognition – Construction-Type and Production-Type Contracts. The update removes inconsistencies and weaknesses in revenue requirements and provides a more robust framework for addressing revenue issues and more useful information to users of financial statements through improved disclosure requirements. In addition, the update improves comparability of revenue recognition practices across entities, industries, jurisdictions, and capital markets and simplifies the preparation of financial statements by reducing the number of requirements to which an entity must refer. The update is effective for annual reporting periods beginning after December 15, 2016, including interim periods within that reporting period. The Company is currently reviewing the provisions of this ASU to determine if there will be any impact on its results of operations, cash flows or financial condition.

NETWORK-1 TECHNOLOGIES, INC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders
Network-1 Technologies, Inc.

We have audited the accompanying balance sheets of Network-1 Technologies, Inc. as of December 31, 2013 and 2012 and the related statements of income and comprehensive income, changes in stockholders’ equity and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Network-1 Technologies, Inc. as of December 31, 2013 and 2012, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Radin, Glass & Co., LLP

New York, New York
March 21, 2014

NETWORK-1 TECHNOLOGIES, INC.

Balance Sheets

	December 31,
	2013	2012

CURRENT ASSETS:
Cash and cash equivalents	$18,938,000	$21,983,000
Marketable securities	530,000	547,000
Royalty receivables	814,000	775,000
Other current assets	276,000	222,000

Total Current Assets	20,558,000	23,527,000

OTHER ASSETS:
Deferred tax asset	5,659,000	6,194,000
Patent, net of accumulated amortization	5,136,000	65,000
Other investments	196,000	—
Security deposits	19,000	19,000

Total Other Assets	$11,010,000	6,278,000

TOTAL ASSETS	$31,568,000	$29,805,000

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$136,000	$232,000
Accrued expenses	628,000	593,000

TOTAL LIABILITIES	764,000	825,000

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY

Common stock, $0.01 par value; authorized 50,000,000 shares; 25,854,548 and 25,392,269 issued and outstanding at December 31, 2013 and December 31, 2012, respectively	259,000	254,000

Additional paid-in capital	61,129,000	58,046,000

Accumulated deficit	(30,553,000)	(29,306,000)
Other comprehensive income (loss)	(31,000)	(14,000)

TOTAL STOCKHOLDERS’ EQUITY	30,804,000	28,980,000

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$31,568,000	$29,805,000

See notes to condensed financial statements

NETWORK-1 TECHNOLOGIES, INC.

Statements of Income and Comprehensive Income

	Years Ended December 31,
	2013	2012
ROYALTY REVENUE	$8,017,000	$8,698,000

COST OF REVENUE	2,359,000	2,602,000

GROSS PROFIT	5,658,000	6,096,000

OPERATING EXPENSES:
General and administrative	2,735,000	2,438,000
Depreciation and Amortization	1,008,000	9,000
Non-cash compensation	390,000	316,000
TOTAL OPERATING EXPENSES	4,133,000	2,763,000

OPERATING INCOME	1,525,000	3,333,000
OTHER INCOME (EXPENSES):
Interest income, net	36,000	39,000

INCOME BEFORE INCOME TAXES	1,561,000	3,372,000

INCOME TAXES (BENEFIT):
Current	10,000	37,000
Deferred	535,000	709,000
Total Income Taxes (Benefits)	545,000	746,000

NET INCOME	$1,016,000	$2,626,000

Net Income Per Share
Basic	$0.04	$.10
Diluted	$0.04	$.09

Weighted average common shares outstanding
Basic	25,589,238	25,744,330
Diluted	27,954,685	28,472,753

NET INCOME	$1,016,000	$2,626,000

OTHER COMPREHENSIVE INCOME, NET OF TAX:
Unrealized gain (loss) arising during the period	(17,000)	(9,000)

COMPREHENSIVE INCOME	$999,000	$2,617,000

See notes to condensed financial statements

NETWORK-1 TECHNOLOGIES, INC.

Statement of Changes in Stockholders' Equity
For the Years Ended December 31, 2013 and 2012

	Common Stock
	Shares	Amount	Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income	Total Stockholders' Equity

Balance – December 31, 2011	25,037,518	$250,000	$57,728,000	$(30,575,000)	$(5,000)	$27,398,000
Granting of options	—	—	316,000	—	—	316,000
Proceeds from exercise of options and warrants	1,441,268	14,000	2,000	—	—	16,000
Value of shares delivered to fund withholding taxes	(350,160)	(3,000)	—	(484,000)	—	(487,000)
Treasury stock purchased and retired	(736,357)	(7,000)	—	(873,000)	—	(880,000)
Unrealized gain (loss) on bonds	—	—	—	—	(9,000)	(9,000)
Net income	—	—	—	2,626,000	—	2,626,000
Balance – December 31, 2012	25,392,269	$254,000	$58,046,000	$(29,306,000)	$(14,000)	$28,980,000
Granting of options	—	—	390,000	—	—	390,000
Shares and warrants issued in connection with patent acquisitions	403,226	4,000	1,612,000	—	—	1,616,000
Proceeds from exercise of options and warrants	1,581,142	16,000	1,081,000	—	—	1,097,000
Value of shares delivered to fund withholding taxes	(435,216)	(4,000)	—	(777,000)	—	(781,000)
Treasury stock purchased and retired	(1,086,872)	(11,000)	—	(1,486,000)	—	(1,497,000)
Unrealized gain (loss) on bonds	—	—	—		(17,000)	(17,000)
Net income	—	—	—	1,016,000	—	1,016,000
Balance – December 31, 2013	25,854,549	$259,000	$61,129,000	$(30,553,000)	$(31,000)	$30,804,000

See notes to condensed financial statements

NETWORK-1 TECHNOLOGIES, INC.

Statements of Cash Flows

	Years Ended December 31,
	2013	2012

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$1,016,000	$2,626,000
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Amortization of Patents	1,008,000	9,000
Stock-based compensation	390,000	316,000
Non-cash royalty revenue	(70,000)	—
Source (use) of cash from changes in operating assets and liabilities:
Royalty receivables	(39,000)	(15,000)
Other current assets	(54,000)	(16,000)
Deferred tax asset	535,000	709,000
Accounts payable and accrued expenses	(61,000)	(956,000)

NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	2,725,000	2,673,000

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of patents and other assets	(4,463,000)	—
Investments	(126,000)	—

NET CASH USED IN INVESTING ACTIVITIES	(4,589,000)	—

CASH FLOWS FROM FINANCING ACTIVITIES:
Value of shares delivered to fund withholding taxes	(781,000)	(487,000)
Repurchase of treasury stock	(1,497,000)	(880,000)
Proceeds from exercises of options and warrants	1,097,000	16,000

NET CASH (USED IN) FINANCING ACTIVITIES	(1,181,000)	(1,351,000)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(3,045,000)	1,322,000

CASH AND CASH EQUIVALENTS, Beginning	21,983,000	20,661,000

CASH AND CASH EQUIVALENTS, Ending	$18,938,000	$21,983,000

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the years for:
Interest	—	—
Taxes	$352,000	$266,000

NON-CASH INVESTING AND FINANCING ACTIVITIES:
Value of shares and warrants issued to purchase patents	$1,616,000	—

See notes to condensed financial statements

NETWORK-1 TECHNOLOGIES, INC.

Notes to Financial Statements
December 31, 2013 and 2012

Note A - The Company

Network-1 Technologies, Inc. (the “Company”) is engaged in the development, licensing and protection of its intellectual property assets.  The Company presently owns twenty-two (22) patents that relate to various technologies including patents covering (i) the delivery of power over Ethernet (PoE) cables for the purpose of remotely powering network devices, such as wireless access ports, IP phones and network based cameras; (ii) foundational technologies that enable unified search and indexing, displaying and archiving of documents in a computer system; (iii) enabling technology for identifying media content on the Internet and taking further action to be performed based on such identification including, among others, the insertion of advertising and the facilitation of the purchase of goods and services related to such content; and (iv) systems and methods for the transmission of audio, video and data over computer and telephony networks in order to achieve high quality of service (QoS). The Company’s strategy is to pursue licensing and strategic alliances with companies in industries that manufacture and sell products that make use of the technologies underlying the Company’s intellectual property as well as with other users of the technologies who benefit directly from the technologies including corporate entities and educational institutions.  The Company has been actively engaged in licensing its remote power patent (U.S. Patent No. 6,218,930) covering the control of power delivery over Ethernet cables (the “Remote Power Patent”).  The Company has entered into sixteen (16) license agreements with respect to its Remote Power Patent.  The Company’s current strategy includes continuing to pursue licensing opportunities for its Remote Power Patent and efforts to monetize two patent portfolios (the Cox and Mirror Worlds patent portfolios) acquired by the Company in 2013 (See Note D[2] hereof).  The Company continually reviews opportunities to acquire or license additional intellectual property.  In addition, the Company may enter into strategic relationships with third parties to develop, commercialize, license or otherwise monetize their intellectual property.

The accompanying financial statements include the accounts of the Company and its wholly-owned subsidiary, Mirror Worlds Technologies, LLC (a single member LLC).

Note B –Summary of Significant Accounting Policies

[1]	Cash and cash equivalents:

The Company considers all highly liquid short-term investments purchased with an original maturity of three months or less to be cash equivalents.

Cash and cash equivalents as of December 31 are composed of:

	2013	2012

Cash	$1,903,000	$1,444,000
Money market fund	17,035,000	20,539,000
Total	$18,938,000	$21,983,000

[2]	Marketable securities

Marketable securities are classified as available-for-sale and are recorded as fair market value.  Unrealized gain and losses are reported as other comprehensive income.  Realized gains and losses are included in income in the period they are realized.  The Company's marketable securities consist of a corporate bond (face value $500,000) with a 5% coupon and a maturity date of June 2015.

[3]	Revenue recognition:

The Company recognizes revenue received from the licensing of its intellectual property in accordance with Staff Accounting Bulletin No. 104, "Revenue Recognition" ("SAB No. 104") and related authoritative pronouncements.  Under this guidance, revenue is recognized when (i) persuasive evidence of an arrangement exists, (ii) all obligations have been performed pursuant to the terms of the license agreement, (iii) amounts are fixed or determinable and (iv) collectability of amounts is reasonably assured.  One licensee (Cisco Systems, Inc. and affiliate) constituted approximately 77% of the Company’s revenue for each of the years ended December 31, 2013 and 2012.

NETWORK-1 TECHNOLOGIES, INC.

Notes to Financial Statements
December 31, 2013 and 2012

Note B – Summary of Significant Accounting Policies  (continued)

[4]	Patents:

The Company owns patents that relate to various computing, telecommunications and data networking and Internet related technologies.  The Company capitalizes the costs associated with acquisition, registration and maintenance of the patents and amortizes these assets over their remaining useful lives, ranging from three (3) years to fifteen (15) years, on a straight-line basis.
[5]	Impairment of long-lived assets:

Intangible assets with finite lives are tested for impairment whenever events or circumstances indicate that the carrying amount may not be recoverable.  Accordingly, the Company records impairment losses on long-lived assets used in operations or expected to be disposed of when indicators of impairment exist and the undiscounted cash flows expected to be derived from those assets are less than carrying amounts of those assets.  At December 31, 2013 and 2012, there was no impairment to the Company's patents.

[6]	Income taxes:

The Company utilizes the liability method of accounting for income taxes.  Under such method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.  Deferred tax assets and liabilities are measured using enacted tax rates in effect at the balance sheet date.  The resulting asset or liability is adjusted to reflect enacted changes in tax law.  Deferred tax assets are reduced, if necessary, by a valuation allowance when the likelihood of realization is not assured.

[7]	Earnings (Loss) Per Share:

Basic Earnings (loss) per share is calculated by dividing the net income (loss) by the weighted average number of outstanding common shares during the period.  Diluted per share data included the dilutive effects of options, warrants and convertible securities.  Potential shares of 6,782,500 and 5,832,500 at December 31, 2013 and 2012, respectively, consisted of options and warrants.  Computations of basic and diluted weighted average common shares outstanding are as follows:

	2013	2012

Weighted-average common shares outstanding - basic	25,589,238	25,744,330

Dilutive effect of options and warrants	2,365,447	2,728,423

Weighted-average common shares outstanding - diluted	27,954,685	28,472,753

Options and Warrants excluded from the computation of diluted income (loss) per share because the effect of inclusion would have been anti-dilutive	4,417,053	3,104,077

NETWORK-1 TECHNOLOGIES, INC.

Notes to Financial Statements
December 31, 2013 and 2012

Note B – Summary of Significant Accounting Policies  (continued)

[8]	Use of estimates:

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

[9]	Financial instruments:

The carrying amounts of cash and cash equivalents, accounts payable and accrued expenses approximate their fair value due to the short period to maturity of these instruments.  The investment in a corporate bond is reported at the closing price reported on the active market on which the bond is traded.

[10]	Stock-based compensation:

The Company accounts for its stock-based compensation at fair value estimated on the grant date using the Black-Scholes option pricing model. See Note C[1] for further discussion of the Company’s stock-based compensation.

[11]	Allowance for Doubtful Accounts:

The Company uses estimates to determine the amount of the allowance for doubtful accounts necessary to reduce accounts receivable to their expected net realizable value.  There was no allowance for doubtful accounts at December 31, 2013 and 2012.

[12]	Fair Value Measurements:

Accounting Standard Codification (“ASC”) Topic 820 (“ASC 820”) utilizes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three broad levels.  The following is a brief description of those three levels:

●	Level 1: Observable inputs such as quoted prices (unadjusted) in active markets for identical assets or liabilities;
●
Level 2: Inputs other than quoted prices that are observable for the asset or liability, either directly or indirectly.  These include quoted prices for similar assets or liabilities in active markets and quoted prices for identical or similar assets or liabilities in markets that are not active; and

●	Level 3: Unobservable inputs that reflect the reporting entity’s own assumptions.

NETWORK-1 TECHNOLOGIES, INC.

Notes to Financial Statements
December 31, 2013 and 2012

Note B – Summary of Significant Accounting Policies  (continued)

The Company’s financial assets subject to fair value measurements and the necessary disclosures are as follows:

	Fair Value as of	Fair Value Measurements at December 31, 2013 Using Fair Value Hierarchy
	December 31, 2013	Level 1	Level 2	Level 3
Cash and cash equivalents	$18,938,000	$18,938,000	$—	$—
Corporate bond	530,000	—	530,000	—
Total	$19,468,000	$18,938,000	$530,000	$—

	Fair Value as of	Fair Value Measurements at December 31, 2012 Using Fair Value Hierarchy
	December 31, 2012	Level 1	Level 2	Level 3
Cash and cash equivalents	$21,983,000	$21,983,000	$—	$—
Corporate bond	547,000	—	547,000	—
Total	$22,530,000	$21,983,000	$547,000	$—

[13]	Subsequent event evaluation:

The Company has evaluated subsequent events from the balance sheet date through the issuance date of the financial statements and has determined that there are no such events that would have a material impact on the financial statements.

[14]	Recently issued accounting standards:

In July 2013, the FASB issued Accounting Standards Update (“ASU”) No. 2013-11 “Presentation of an Unrecognized Tax Benefit When a Net Operation Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists.”  ASU No. 2013-11 is a new accounting standard on the financial statement presentation of unrecognized tax benefits.  The new standard provides that a liability related to an unrecognized tax benefit would be presented as a reduction of a deferred tax asset for a net operating loss carryforward, a similar tax loss or a tax credit carryforward if such settlement is required or expected in the event the uncertain tax position is disallowed.  The new standard becomes effective for the Company on January 1, 2014 and will be applied prospectively to unrecognized tax benefits that exist at the effective date with retrospective application permitted.  Adoption of the guidance will not have a material impact on the Company’s financial statements.

In February 2013, the FASB issued updated guidance that amends the reporting of amounts reclassified out of accumulated other comprehensive income (“AOCI”). These amendments do not change the current requirements for reporting net income or other comprehensive income in the financial statements. However, the guidance requires an entity to provide information about the amounts reclassified out of accumulated other comprehensive income by component, either on the face of the financial statement where net income is presented or in the notes to the financial statements. This guidance is effective for fiscal periods beginning after December 15, 2012, and is to be applied prospectively. The Company complied with this guidance as of January 1, 2013, and the adoption of the guidance has not had a material impact on the Company’s financial statements.

NETWORK-1 TECHNOLOGIES, INC.

Notes to Financial Statements
December 31, 2013 and 2012

Note B – Summary of Significant Accounting Policies  (continued)

[15]	INVESTMENT IN LIFESTREAMS

In May 2013, as part of the acquisition of the Mirror Worlds patent portfolio (See Note D[2] hereof), the Company acquired from Mirror Worlds, LLC 250,000 shares of common stock of Lifestreams Technologies Corporation (“Lifestreams”), a company engaged in the development of next generation applications and methodologies designed to organize and display digital data.  In addition, in July 2013 the Company made an additional investment of $50,000 in Lifestreams as part of a financing and received 123,456 shares of Series A preferred stock and, as part of an amended license agreement between the Company’s subsidiary and Lifestreams, the Company received a warrant to purchase 7.5% of the then outstanding shares of common stock of Lifestreams on a fully diluted basis (post-financing).  The warrant is valued at $70,000 based on the Black-Scholes option model and recorded as non-cash royalty income.  Since the investment in Lifestreams does not have a readily determinable fair value, such investment was recorded utilizing the cost-method.  At December 31, 2013, the Company’s investment in Lifestreams consists of the following:

	Number of Shares	Value
Common Stock	250,000	$76,000
Series A Preferred Stock	123,456	50,000
Warrants	1,305,000	70,000
		$196,000

NETWORK-1 TECHNOLOGIES, INC.

Notes to Financial Statements
December 31, 2013 and 2012

Note C - Stockholders' Equity

[1]	Stock options:

On October 9, 2013, the Company’s 2013 Stock Incentive Plan (“2013 Plan”) was approved by the Company’s stockholders (previously approved by the Company’s Board of Directors on August 7, 2013).  The 2013 Plan provides for the grant of any or all of the following types of awards: (a) stock options, (b) restricted stock, (c) deferred stock, (d) stock appreciation rights, and (e) other stock-based awards.  Awards under the 2013 Plan may be granted singly, in combination, or in tandem.  Subject to standard anti-dilution adjustments as provided in the 2013 Plan, the 2013 Plan provides for an aggregate of 2,600,000 shares of the Company’s common stock to be available for distribution pursuant to the 2013 Plan.  The Compensation Committee will generally have the authority to administer the 2013 Plan, determine participants who will be granted awards under the 2013 Plan, the size and types of awards, the terms and conditions of awards and the form and content of the award agreements representing awards.  Awards under the 2013 Plan may be granted to employees, directors and consultants of the Company and its subsidiaries.

During 1996, the Board of Directors and stockholders approved the adoption of the 1996 Stock Option Plan (the "1996 Plan").  The 1996 Plan, as amended, provided for the granting of both incentive and non-qualified options to purchase common stock of the Company.  A total of 4,000,000 were eligible to be issued under the 1996 Plan.  As of March 2006, in accordance with the terms of the plan, no further options were eligible to be issued under the Plan.

At December 31, 2013, no awards had been made under the 2013 Stock Incentive Plan, options to purchase 417,500 shares were outstanding under the 1996 Plan and options to purchase 3,865,000 shares of common stock were outstanding representing option grants outside of the 2013 Plan and the 1996 Plan.

The fair value of options on the date of grant is estimated using the Black-Scholes option-pricing model utilizing the following weighted average assumptions:

	Year Ended
	December 31,
	2013	2012

Risk-free interest rates	0.78% - 1.24%	0.71% - 1.75%
Expected option life in years	5 years	5 years – 10 years
Expected stock price volatility	43.54% - 44.31%	43.54% - 45.86%
Expected dividend yield	0.00%	0.00%

NETWORK-1 TECHNOLOGIES, INC.

Notes to Financial Statements
December 31, 2013 and 2012

Note C - Stockholders' Equity (continued)

The weighted average fair value of the options, on the option grant date during the years ended December 31, 2013 and 2012 was $0.68 and $0.59 per share, respectively.

The following table summarizes stock option activity for the years ended December 31:

	2013		2012
		Weighted		Weighted
		Average		Average
	Options	Exercise	Options	Exercise
	Outstanding	Price	Outstanding	Price

Options outstanding at beginning of year	5,582,500	$0.78	7,208,070	$0.69
Granted	400,000	$1.71	925,000	$1.24
Cancelled/expired/exercised	(1,700,000)	$0.67	(2,550,570)	$0.66

Options outstanding at end of year	4,282,500	$0.91	5,582,500	$0.78

Options exercisable at end of year	3,790,834	$0.84	4,826,250	$0.71

During the years ended December 31, 2013 and 2012, the Company granted stock options to purchase an aggregate of 400,000 and 925,000 shares of its common stock, respectively, to its officers, directors and consultants.  The fair value of these options based on the Black-Scholes option-pricing model amounted to $271,000 and $549,000, respectively, for the 2013 and 2012 grants.  The Company recorded non-cash compensation of $123,000 and $141,000 for the vesting portion of these options for the years ended December 31, 2013 and 2012, respectively.  The Company also recognized non-cash compensation of $265,000 and $157,000 in 2013 and 2012, respectively, for the options that were granted in prior years but vested in 2013 and 2012.

During the year ended December 31, 2013, options to purchase an aggregate of 1,402,500 shares of the Company’s common stock were exercised (primarily on a cashless or net exercise basis) at prices ranging from $0.54 per share to $1.35 per share, resulting in cash proceeds to the Company of $72,000.  As most of these options were exercised on a cashless (net exercise) basis, an aggregate of 679,401 net shares of common stock were issued.  In addition, during the year ended December 31, 2013 an aggregate of 381,741 shares were delivered by the Company’s Chief Executive and Executive Vice President with a value of $690,000 to fund payroll withholding taxes on exercise.

During the year ended December 31, 2012, options to purchase an aggregate of 2,478,070 shares of the Company's common stock were exercised at prices of between $0.14 and $0.68 per share, for total cash proceeds to the Company of $16,000.  As most of these options were exercised on a cashless (net exercise)  basis, 962,537 shares of common stock were issued.  In addition, during the year ended December 31, 2012 an aggregate of 350,100 shares were delivered by the Company’ Chief Executive Officer with a value of $486,000 to fund payroll withholding taxes on exercise.

NETWORK-1 TECHNOLOGIES, INC.

Notes to Financial Statements
December 31, 2013 and 2012

Note C- Stockholders’ equity (continued)

The following table presents information relating to all stock options outstanding and exercisable at December 31, 2013:

Weighted
		Weighted	Average		Weighted
Range of		Average	Remaining		Average
Exercise	Options	Exercise	Life in	Options	Exercise
Price	Outstanding	Price	Years	Exercisable	Price

$0.25 - $1.88	4,282,500	$0.91	3.30	3,790,834	$ 0.84

[2]	Warrants:

As of December 31, 2013, the following are the outstanding warrants to purchase shares of the Company's common stock:

Number of	Exercise
Warrants	Price	Expiration Date

1,125,000	$2.10	May 21, 2018
1,125,000	$1.40	May 21, 2018
125,000	$2.10	July 26, 2018
125,000	$1.40	July 26, 2018
2,500,000

The outstanding warrants at December 31, 2013 pertain to 5-year warrants issued in connection with the Company’s (through Mirror Worlds Technologies, LLC, its wholly-owned subsidiary) purchase of the patent portfolio owned by Mirror Worlds, LLC in May 2013 (See Note D[2]).  Such warrants include warrants to purchase an aggregate of 1,750,000 shares of common stock (875,000 shares at $2.10 per share and 875,000 shares at $1.40 per share) owned by Looking Glass LLC (formerly Mirror Worlds, LLC) and warrants to purchase an aggregate of 750,000 shares (375,000 shares at $2.10 per share and 375,000 shares at $1.40 per share) owned by Recognition Interface, LLC.

On October 7, 2013, warrants to purchase 250,000 shares of the Company’s common stock were exercised (on a cashless basis) by the Company’s Chairman and Chief Executive Officer and 53,475 shares were delivered to satisfy withholding taxes (with a value of $91,000) which resulted in a net issuance of 96,525 shares of common stock.

On July 22, 2013, warrants, issued in connection with the Company’s purchase of the patent portfolio of Mirror Worlds, LLC (described above), to purchase an aggregate of 500,000 shares of common stock were exercised by Abacus & Associates, Inc., at a price of $2.05 per share or aggregate proceeds to the Company of $1,025,000 (see Note D[2]).

During the year ended December 31, 2012, warrants to purchase an aggregate of 300,000 shares of the Company's common stock were exercised (on a cashless basis) by an affiliated entity of the Company’s Chairman and Chief Executive Officer, which resulted in a net issuance of 128,572 shares of common stock.

NETWORK-1 TECHNOLOGIES, INC.

Notes to Financial Statements
December 31, 2013 and 2012

Note D - Commitments and Contingencies

[1]	Legal fees:

Dovel & Luner, LLP provides legal services to the Company with respect to its patent litigation commenced in May 2013 against Apple, Inc., Microsoft, Inc. and other major vendors of document system software and computer systems in the United States District Court of Texas, Tyler Division for infringement of U.S. Patent No. 6,006,227.  The terms of the Company’s agreement with Dovel & Luner LLP provide for legal fees on a contingency basis ranging from 25% to 40% of the net recovery (after deduction of expenses) depending upon the stage of proceeding in which a result (settlement or judgment) is achieved, subject to certain agreed upon contingency fee caps depending upon the amount of the net recovery.  The Company is responsible for a certain portion of the expenses incurred with respect to the litigation.

Dovel & Luner, LLP provides legal services to the Company with respect to the Company’s pending patent litigation filed in September 2011 against sixteen (16) data networking equipment manufacturers in the United States District Court for the Eastern District of Texas, Tyler (see Note I[2]).  The terms of the Company’s agreement with Dovel & Luner LLP essentially provides for legal fees on a full contingency basis ranging from 12.5% to 35% (with certain exceptions) of the net recovery (after deduction for expenses) depending on the stage of the preceding in which a result (settlement or judgment) is achieved.  For the year ended December 31, 2013 and December 31, 2012, the Company incurred legal fees and expenses of $206,000 and $344,000, respectively, with respect to the litigation.

Dovel & Luner, LLP provided legal services to the Company with respect to the Company’s patent litigation settled in July 2010 against several major data networking equipment manufacturers.  (see Note I[3]).  The terms of the Company’s agreement with Dovel & Luner, LLP provided for legal fees of a maximum aggregate cash payment of $1.5 million plus a contingency fee of up to 24% (based on the settlement being achieved at the trial stage) including legal fees of local counsel in Texas.  With respect to royalty payments payable quarterly by Cisco in accordance with the Company’s settlement and license agreement with Cisco (See Note I[3]),the Company has an obligation to pay Dovel & Luner 24% of such royalties received after expenses).  During the years ended December 31, 2013 and 2012, total contingency fees incurred to Dovel & Luner, LLP (including local counsel) approximated $1,611,000 and $1,726,000, respectively.

With respect to the Company’s litigation against D-Link, which was settled in May 2007, the Company utilized the services of Blank Rome, LLP, on a full contingency basis.  In accordance with the Company’s contingency fee agreement with Blank Rome LLP, once the Company recovers its expenses related to the litigation (which was recovered in the first quarter of 2013), the Company is obligated to pay legal fees to Blank Rome LLP equal to 25% of the royalty revenue received by the Company from its license agreement with D-Link.  During the year ended December 31, 2013, the Company incurred legal fees to Blank Rome of $41,000.

[2]	Patent Acquisitions:

On February 28, 2013, the Company completed the acquisition of four (4) patents (as well as a pending patent application) from Dr. Ingemar Cox, a technology leader in digital watermarking content identification, digital rights management and related technologies, for a purchase price of $1,000,000 in cash and 403,226 shares of the Company’s common stock.  In addition, the Company is obligated to pay Dr. Cox 12.5% of the net proceeds (after deduction of expenses) generated by the Company from licensing, sale or enforcement of the patents.  Since the acquisition of the patent portfolio from Dr. Cox, the Company has filed seven (7) additional related patent applications with the United States Patent and Trademark Office seeking patent protection based upon the original patent application filed in 2000.  Professional fees and filing fees of $169,000 were capitalized as patent cost.

NETWORK-1 TECHNOLOGIES, INC.

Notes to Financial Statements
December 31, 2013 and 2012

Note D - Commitments and Contingencies (continued)

On May 21, 2013, the Company’s newly formed subsidiary, Mirror Worlds Technologies, LLC, acquired all of the patents previously owned by Mirror Worlds, LLC (which subsequently changed its name to Looking Glass LLC), consisting of nine (9) issued United States patents and five (5) pending applications covering foundational technologies that enable unified search and indexing, displaying and archiving of documents in a computer system.  As consideration for the patent acquisition, the Company paid Mirror Worlds, LLC $3,000,000 in cash and issued 5-year warrants to purchase an aggregate of 1,750,000 shares of the Company’s common stock (875,000 shares of common stock at an exercise price of $1.40 per share and 875,000 shares of common stock at an exercise price of $2.10 per share).  As part of the acquisition, the Company also entered into an agreement with Recognition Interface, LLC (“Recognition”), an entity that financed the commercialization of the patent portfolio prior to its sale to Mirror Worlds, LLC and also retained an interest in the licensing proceeds of the patent portfolio held by Mirror Worlds, LLC.  Pursuant to the terms of the Company’s agreement with Recognition, Recognition received (i) 5-year warrants to purchase 250,000 shares of the Company’s common  stock  at  $1.40  per  share,  and  (ii)  5-year warrants to  purchase 250,000 shares of common stock at $2.10 per share.  Recognition also received from the Company an interest in the net proceeds realized from the monetization of the patent portfolio as follows: (i) 10% of the first $125 million of net proceeds, (ii) 15% of the next $125 million of net proceeds, and (iii) 20%) of any portion of the net proceeds in excess of $250 million.  In addition, Abacus and Associates, Inc. (“Abacus”), an investment entity affiliated with Recognition,  received  a  60-day  warrant  to  purchase  500,000  shares  of  the Company’s common stock at $2.05 per share.  In accordance with the Company’s agreement with Recognition, as a result of the exercise of the 60-day warrant by Abacus in July 2013, additional 5-year warrants to purchase an aggregate of 250,000 shares (125,000 shares at an exercise price of $2.10 per share and 125,000 shares at an exercise price of $1.40 per share) of the Company’s common stock were issued to Recognition.  Professional fees and filing fees of $409,000 were capitalized as patent cost.

[3]	Amended Patent Purchase Agreement:

On January 18, 2005, the Company and Merlot Communications, Inc., the successor of which is BAXL Technologies, Inc. (the “Seller”), amended the Patent Purchase Agreement originally entered into in November 2003 (the "Amendment") pursuant to which the Company paid an additional purchase price of $500,000 to Seller for the restructuring of future contingent payments to Seller from the licensing or sale of the patents (including the Remote Power Patent and the QoS family of patents).  The Amendment provided for future contingent payments by the Company to Seller of $1.0 million upon achievement of $25 million of Net Royalties (as defined) which payment was accrued in 2011 and subsequently paid, an additional contingency payment of $1.0 million upon achievement of $50 million of Net Royalties and an additional contingency payment of $500,000 upon achievement of $62.5 million of Net Royalties from the licensing or sale of the patents acquired from Seller.

[4]	Services agreement:

On November 30, 2004, the Company entered into a master services agreement (the "Agreement") with ThinkFire Services USA, Ltd. ("ThinkFire") pursuant to which ThinkFire has been granted the exclusive worldwide rights (except for direct efforts by the Company and related companies) to negotiate license agreements for the Remote Power Patent with respect to certain potential licensees agreed to between the parties.  Either the Company or ThinkFire can terminate the Agreement upon 60 days' notice for any reason or upon 30 days' notice in the event of a material breach.  The Company agreed to pay ThinkFire a fee not to exceed 20% of the royalty payments received from license agreements consummated by ThinkFire on its behalf after the Company recovers its expenses.  For the years ended December 31, 2013 and December 31, 2012, fees incurred to ThinkFire amounted to $104,000 and $97,000, respectively.

NETWORK-1 TECHNOLOGIES, INC.

Notes to Financial Statements
December 31, 2013 and 2012

Note D - Commitments and Contingencies (continued)

[5]	Operating leases:

The Company leases its principal office space in New York City at a monthly base rent of approximately $3,600 which lease expires in November 2014.

On June 16, 2011, the Company entered into a four-year lease agreement commencing July 18, 2011 to rent office space, consisting of approximately 2,400 square feet, for offices in New Canaan, Connecticut.  In accordance with the lease, the Company pays a base rent of $6,400 per month for the first two years, $6,800 per month for the third year and $7,000 per month for the fourth year.  The base rent is subject to annual adjustments to reflect increases in real estate taxes and operating expenses.  The Company also entered into a one year sublease (which expired July 2012) at a base rent of $3,700 per month to sublet approximately 50% of the space to a third party.

On May 15, 2014, Mirror Worlds Technologies, LLC, the Company’s wholly-owned subsidiary, entered into a one year lease, at a base rent of $620 per month, to rent office space consisting of approximately 420 square feet in Tyler, Texas. On January 7, 2014, the lease was renewed for a fifteen (15) month period expiring on April 30, 2015.

Rental expense for the years ended December 31, 2013 and 2012 aggregated $132,000 and $99,000, respectively, net of sublease income of $26,000 in the year ended December 31, 2012.

[6]	Savings and investment plan:

The Company has a Savings and Investment Plan which allows participants to make contributions by salary reduction pursuant to Section 401(k) of the Internal Revenue Code of 1986.  The Company also may make discretionary annual matching contributions in amounts determined by the Board of Directors, subject to statutory limits.  The 401(k) Plan expense for the years ended December 31, 2013 and 2012 was $33,500 and $33,000, respectively.

Note E – Income Taxes

At December 31, 2013, the Company had net operating loss carryforwards (NOLs) totaling approximately $25,239,000 expiring through 2029, with a future tax benefit of approximately $8,581,000. At December 31, 2013 and 2012, $5,659,000 and $6,194,000, respectively, was recorded as a deferred tax asset on the Company’s balance sheet.  During the year ended December 31, 2013, as a result of income (before taxes) for the year of $1,561,000, $545,000 was recorded as income tax expense and the deferred tax asset was reduced by $535,000 to $5,659,000.  To the extent that the Company earns income in the future, the Company will report income tax expense and such expense attributable to federal income taxes will reduce the recorded income tax asset reflected on the balance sheet.  Management will continue to evaluate the recoverability of the NOL and adjust the deferred tax asset appropriately.  Utilization of NOL credit carryforwards can be subject to a substantial annual limitation due to ownership change limitations that could occur in the future, as required by Section 382 of the Internal Revenue Code of 1986, as amended, as well as similar state provisions.

NETWORK-1 TECHNOLOGIES, INC.

Notes to Financial Statements
December 31, 2013 and 2012

Note E – Income Taxes (continued)

The principal components of the net deferred tax assets are as follows:

	Year Ended
	December 31,
	2013	2012

Deferred tax assets:
Net operating loss carryforwards	$8,581,000	$8,840,000
Options and warrants not yet deducted, for tax purposes	1,149,000	420,000
	9,730,000	9,250,000

Valuation allowance	(4,071,000)	(3,066,000)

Net deferred tax assets	$5,659,000	$6,194,000

The reconciliation between the taxes as shown and the amount that would be computed by applying the statutory federal income tax rate to the income before income taxes is as follows:

	Year Ended
	December 31,
	2013	2012

Income tax - statutory rate	34.0%	34.0%
State and local, net	1.0%	0.0%
Valuation allowance on deferred tax assets	0.0%	(12.0)%
	35.0%	22.0%

While only the tax returns for the four years ended December 31, 2013 are open for examination for taxes payable for those years, tax authorities could challenge returns for earlier years to the extent that they generated loss carry forwards that are available for those or future years.

Note F - Concentrations

The Company places its cash investments in high quality financial institutions which at December 31, 2013 exceed the Federal Insurance Deposit Corporation $250,000 limit.  At December 31, 2013, the Company invested $17,035,000 in a money market fund.

Note G - Related Party Transactions

[1]
On August 16, 2013, the Company repurchased 15,112 shares of the Company’s common stock from a former director of the Company at a purchase price of $1.78 per share or aggregate consideration of $26,824.

[2]	On April 25, 2012, the Company repurchased 27,757 shares of its common stock from its Chief Financial Officer at a purchase price of $1.35 per share or aggregate consideration of $37,472.

NETWORK-1 TECHNOLOGIES, INC.

Notes to Financial Statements
December 31, 2013 and 2012

Note H - Employment Arrangements and Other Agreements

[1]
On November 1, 2012, the Company entered into a new employment agreement (the “Agreement”) with its Chairman and Chief Executive Officer for three successive one year terms (unless terminated by the Company) at an annual base salary of $415,000.  The Agreement established an annual target bonus of $150,000 for the Chairman and Chief Executive Officer based on performance criteria to be established on an annual basis by the Board of Directors (or compensation committee).  For the years ended December 31, 2013 and December 31, 2012, the Chairman and Chief Executive Officer received a cash bonus of $175,000 and $150,000, respectively.  In connection with the Agreement, the Chairman and Chief Executive Officer was issued a 10-year option to purchase 500,000 shares of the Company’s common stock at an exercise price of $1.19 per share, which vests in equal quarterly amounts of 41,667 shares beginning November 1, 2012 through August 31, 2015, subject to acceleration upon a change of control.  The Chairman and Chief Executive Officer shall forfeit the balance of unvested shares if his employment has been terminated “For Cause” (as defined) by the Company or by him without "Good Reason" (as defined).

Under the terms of the Agreement, the Chairman and Chief Executive Officer also receives incentive compensation in an amount equal to 5% of the Company’s gross royalties or other payments or proceeds (without deduction of legal fees or any other expenses) with respect to its Remote Power Patent and a 10% net interest (gross royalties and other payments or proceeds after deduction of all legal fees and litigation expenses related to licensing, enforcement and sale activities, but in no event shall he receive less than 6.25% of the gross recovery) of the Company’s royalties and other payments with respect to its other patents besides the Remote Power Patent (the “Additional Patents”) (the “Incentive Compensation”).  For the years ended December 31, 2013 and December 31, 2012, the Chairman and Chief Executive Officer earned Incentive Compensation of $397,000 and $435,000, respectively.  The Incentive Compensation shall continue to be paid to the Chairman and Chief Executive Officer for the life of each of the Company’s patents with respect to licenses entered into with third parties during the term of his employment or at anytime thereafter, whether he is employed by the Company or not; provided, that, the Chairman and Chief Executive Officer’s employment has not been terminated by the Company “For Cause” (as defined) or terminated by him without “Good Reason” (as defined).  In the event of a merger or sale of substantially of the assets of the Company, the Company has the option to extinguish the right of Chairman and Chief Executive Officer to receive future Incentive Compensation by payment to him of a lump sum payment, in an amount equal to the fair market value of such future interest as determined by an independent third party expert if the parties do not reach agreement as to such value.  In the event that Chairman and Chief Executive Officer’s employment is terminated by the Company “Other Than For Cause” (as defined) or by him for “Good Reason” (as defined), the Chairman and Chief Executive Officer shall also be entitled to (i) a lump sum severance payment of 12 months base salary, (ii) a pro-rated portion of the $150,000 target bonus provided bonus criteria have been satisfied on a pro-rated basis through the calendar quarter in which the termination occurs and (iii) accelerated vesting of all unvested options and warrants.

In connection with the Agreement, the Chairman and Chief Executive Officer has also agreed not to compete with the Company as follows: (i) during the term of the Agreement and for a period of 12 months thereafter if his employment is terminated “Other Than For Cause” (as defined) provided he is paid his 12 month base salary severance amount and (ii) for a period of two years from the termination date, if terminated “For Cause” by the Company or “Without Good Reason” by the Chairman and Chief Executive Officer.

[2]
On June 8, 2009, the Company entered into an Employment Agreement (the “Agreement”) with the Chairman and Chief Executive Officer for a three year term (which expired in June 2012) at an annual base salary of $375,000 (retroactive to April 1, 2009) for the first year and increasing 5% on each of April 1, 2010 and April 1, 2011.  During the term of the Agreement, the Chairman and Chief Executive Officer received a cash bonus in an amount no less than $150,000 on an annual basis.  In connection with the Agreement, the Chairman and Chief Executive Officer was issued a 10-year option to purchase 750,000 shares of common stock at an exercise price of $0.83 per share, which vested in equal quarterly amounts of 62,500 shares

NETWORK-1 TECHNOLOGIES, INC.

Notes to Financial Statements
December 31, 2013 and 2012

Note H - Employment Arrangements and Other Agreements (continued)

beginning June 30, 2010 through March 31, 2012.  In addition to the aforementioned option grant, the Company extended for an additional 5 years the expiration dates of all options (an aggregate of 417,500 shares) expiring in the calendar year 2009 owned by the Chairman and Chief Executive Officer. Under the terms of the Agreement, the Chairman and Chief Executive Officer also received additional bonus compensation in an amount equal to 5% of the Company’s royalties or other payments with respect to the Company’s Remote Power Patent (before deduction of payments to third parties including, but not limited to, legal fees and expenses and third party license fees).

[3]
On February 3, 2011, the Company entered into an agreement with its Chief Financial Officer for his continued service through December 31, 2012.  In consideration for his services, the Chief Financial Officer was compensated at the rate of $9,000 per month for the year ending December 31, 2011 and was to be compensated at the rate of $9,450 per month for the year ending December 31, 2012.  In connection with the agreement, the Chief Financial Officer was also issued a five year option to purchase 100,000 shares of the Company’s common stock at an exercise price of $1.59 per share.  The option vested 50,000 shares on the date of grant and the balance of the shares (50,000) vested on the one year anniversary date (February 3, 2012) from the date of grant.

[4]
On April 12, 2012, the Company entered into an agreement, with its Chief Financial Officer which amended the agreement, dated February 3, 2011 (See Note H[3] above), pursuant to which he continued to serve the Company.  The amendment (the "Amendment") provided as follows: (i) the term of service of the Chief Financial Officer shall be extended until December 31, 2013; (ii) monthly compensation shall be increased to $11,000 per month; and (iii) the Chief Financial Officer was granted a 5-year option to purchase 75,000 shares of the Company’s common stock at an exercise price of $1.40 per share, which option vests over a one year period in equal quarterly amounts of 18,750 shares.  Except as provided in the Amendment, all other terms of the Agreement, dated February 3, 2011, remain in full force and effect.

Note I – Litigation

[1]
On May 23, 2013, through the Company’s wholly-owned subsidiary Mirror Worlds Technologies, LLC, the Company initiated patent litigation in the United States District Court for the Eastern District of Texas, Tyler Division, against Apple, Inc., Microsoft, Inc., Hewlett-Packard Company, Lenovo Group Ltd., Lenovo (United States), Inc., Dell, Inc., Best Buy Co., Inc., Samsung Electronics America, Inc. and Samsung Telecommunications America L.L.C., for infringement of the ‘227 Patent (one of the patents we acquired as part of the acquisition of the Mirror Worlds patent portfolio).  The Company seeks, among other things, monetary damages based upon reasonable royalties.  The lawsuit alleges that the defendants have infringed and continue to infringe the claims of the ‘227 Patent by making, selling, offering to sell and using infringing products including Mac OS and Windows operating systems and personal computers and tablets that include versions of those operating systems, and by encouraging others to make, sell, and use these products.  In September 2013 and October 2013, the defendants filed their answers to the Company’s complaint. Defendants Apple and Microsoft, Inc. also filed counterclaims for a declaratory, judgment of non infringement or our ‘227 Patent and invalidity of our ‘227 Patent.  In December 2013, the litigation was severed into two consolidated actions, Mirror Worlds v Apple, et. al. and Mirror Worlds v. Microsoft, et. al.

[2]
In September 2011, the Company initiated patent litigation against 16 data networking equipment manufacturers in the United States District Court for the Eastern District of Texas, Tyler Division, for infringement of its Remote Power Patent.  Named as defendants in the lawsuit, excluding related parties, were Alcatel-Lucent USA, Inc., Allied Telesis, Inc., Avaya Inc., AXIS Communications Inc., Dell, Inc., GarrettCom, Inc., Hewlett-Packard Company, Huawei Technologies USA, Juniper Networks, Inx., Motorola Solutions, Inc., NEC Corporation, Polycom Inc., Samsung Electronics Co., Ltd., ShoreTel, Inc., Sony Electronics, Inc., and Transitions Networks, Inc.  Network-1 seeks monetary damages based upon reasonable royalties.  During the year ended December 31, 2012, the Company reached settlement

NETWORK-1 TECHNOLOGIES, INC.

Notes to Financial Statements
December 31, 2013 and 2012

Note I – Litigation (continued)

agreements with defendants Motorola Solutions, Inc. ("Motorola"), Transition Networks, Inc. ("Transition Networks") and GarretCom, Inc. (“GarretCom”).  In February 2013, the Company reached settlement agreements with Allied Telesis, Inc. (“Allied Telesis”) and NEC Corporation (“NEC”).  As part of the settlements, Motorola, Transition Networks, GarretCom, Allied Telesis and NEC each entered into a non-exclusive license agreement for the Company’s Remote Power Patent pursuant to which each such defendant agreed to license the Remote Power Patent for its full term (which expires in March 2020) and pay a license initiation fee and quarterly or annual royalties based on their sales of PoE products.  On March 5, 2013, the Court granted the motion of certain of the defendants to stay the litigation pending completion of the Inter Partes review described in Note I[5] below.

[3]
In July 2010, the Company settled its patent litigation pending in the United States District Court for the Eastern District of Texas, Tyler Division, against Adtran, Inc, Cisco Systems, Inc. and Cisco-Linksys, LLC, (collectively, “Cisco”), Enterasys Networks, Inc., Extreme Networks, Inc., Foundry Networks, Inc., and 3Com Corporation, Inc.  As part of the settlement, Adtran, Cisco, Enterasys, Extreme Networks and Foundry Networks each entered into a settlement agreement with the Company and entered into non-exclusive licenses for our Remote Power Patent (the “Licensed Defendants”).  Under the terms of the licenses, the Licensed Defendants paid the Company aggregate upfront payments of approximately $32 million and also agreed to license the Remote Power Patent for its full term, which expires in March 2020.  In accordance with the Settlement and License Agreement, dated May 25, 2011, which expanded upon the July 2010 agreement, Cisco is obliged to pay the Company royalties (which began in the first quarter of 2011) based on its sales of PoE products up to maximum royalty payments per year of $8 million through 2015 and $9 million per year thereafter for the remaining term of the patent.  The royalty payments are subject to certain conditions including the continued validity of the Company’s Remote Power Patent, and the actual royalty amounts received may be less than the caps stated above, as was the case in 2013 and 2012.  Under the terms of the Agreement, if the Company grants other licenses with lower royalty rates to third parties (as defined in the Agreement), Cisco shall be entitled to the benefit of the lower royalty rates provided it agrees to the material terms of such other license.  Under the terms of the Agreement, the Company has certain obligations to Cisco and if it materially breaches such terms, Cisco will be entitled to stop paying royalties to the Company.  This would have a material adverse effect on the Company’s business, financial condition and results of operations.

In May 2009, the Company achieved a settlement with Netgear, Inc. (“Netgear”), also a defendant in the above referenced litigation in Tyler, Texas which was settled with the other defendants in July 2010.  As part of the settlement and under its special licensing program, Netgear entered into a license agreement with the Company for the Remote Power Patent effective April 1, 2009.  Under the terms of the license, Netgear licenses the Remote Power Patent from the Company for its full term (which expires in March 2020), and pays quarterly royalties (which began as of April 1, 2009) based on its sales of Power over Ethernet products, including those Power over Ethernet products which comply with the Institute of Electrical and Electronic Engineers 802.3af and 802.3at Standards.  Licensed products include Netgear’s Power over Ethernet enabled switches and wireless access points.  The royalty rates included in the license are 1.7% of the sales price of Power Sourcing Equipment, which includes Ethernet switches, and 2% of the sales price of Powered Devices, which includes wireless access points.   The royalty rates are subject to adjustment, under certain circumstances, if the Company grants a license to other licensees with lower royalty rates and Netgear is able to and agrees to assume all material terms and conditions of such other license. In addition, Netgear made a payment of $350,000 to the Company with respect to the settlement.

[4]
On July 20, 2012, an unknown third party filed with the United States Patent and Trademark Office (USPTO) a request for an Ex Parte Reexamination, requesting that our Remote Power Patent be reexamined by the USPTO.  The request for reexamination was stayed on December 21, 2012 pending the termination or completion of the Inter Partes Review proceedings described in Note I[5] below.

NETWORK-1 TECHNOLOGIES, INC.

Notes to Financial Statements
December 31, 2013 and 2012

Note I – Litigation (continued)

[5]
Avaya Inc., Dell Inc., Sony Corporation of America and Hewlett Packard Co. are petitioners in Inter Partes Review proceedings (which have been joined together) (the “IPR Proceeding”) pending at the United States Patent and Trademark Office before the Patent Trial and Appeal Board (the “Patent Board”) involving the Company’s Remote Power Patent. Petitioners in the IPR Proceeding seek to cancel certain claims of our Remote Power as unpatentable.  A hearing on the merits of the IPR Proceeding was held on January 9, 2014 and a decision is pending. In the event that the Patent Board renders a decision in the IPR Proceeding that the Remote Power Patent is invalid, such a determination (unless overturned by the United States Court of Appeals for the Federal Circuit) would have a material adverse effect on the Company’s business, financial condition and results of operations as our entire current revenue stream is dependent upon the continued validity of the Company’s Remote Power Patent.

NOTE J – STOCK REPURCHASE PROGRAM

On August 22, 2011, the Company announced that the Board of Directors approved a share repurchase program to repurchase up to $2,000,000 of shares of its common stock over the next 12 months (“Share Repurchase Program”).  The common stock may be repurchased from time to time in open market transactions or privately negotiated transactions in the Company’s discretion.  The timing and amount of the shares repurchased will be determined by management based on its evaluation of market conditions and other factors.  The repurchase program may be increased, suspended or discontinued at any time.  On January 31, 2012, the Board of Directors increased the Share Repurchase Program to repurchase up to an additional $2,000,000 (or an aggregate of $4,000,000) of the Company's common stock.  On January 14, 2013, the Board of Directors increased the Share Repurchase Program to repurchase up to an additional $1,000,000 (or an aggregate of $5,000,000) of the Company’s common stock over the next 12 months.

On December 10, 2013, the Board of Directors further increased the Share Repurchase up to an additional $2,000,000 shares of common stock over the next 12 months (for a total of up to $7,000,000 since inception of the Share Repurchase Program).  During the year ended December 31, 2013, the Company repurchased an aggregate of 1,086,872 shares of common stock pursuant to its Share Repurchase Program at a cost of $1,485,732 or an average price per share of $1.37.

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution.

The following table sets forth the expenses in connection with the offering described in the Registration Statement, all of which will be borne by us.

SEC registration fee	$0
Legal fees and expenses*	$10,000.00
Accounting fees and expenses*	$3,000.00
Miscellaneous expenses*	$1,000.00
TOTAL	$14,000.00
*    Estimated.

Item 14.  Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporations Law (the “DGCL”) contains provisions entitling our directors and officers to indemnification from judgments, fines, amounts paid in settlement, and reasonable expenses (including attorneys' fees) as the result of an action or proceeding in which they may be involved by reason of having been a director or officer of the Company.  In its Certificate of Incorporation, the Company has included a provision that limits, to the fullest extent now or hereafter permitted by the DGCL, the personal liability of its directors to the Company or its stockholders for monetary damages arising from a breach of their fiduciary duties as directors. Under the DGCL as currently in effect, this provision limits a director's liability except where such director (i) breaches his duty of loyalty to the Company or its stockholders, (ii) fails to act in good faith or engages in intentional misconduct or a knowing violation of law, (iii) authorizes payment of an unlawful dividend or stock purchase or redemption as provided in Section 174 of the DGCL, or (iv) obtains an improper personal benefit.  This provision does not prevent the Company or its stockholders from seeking equitable remedies, such as injunctive relief or rescission.  If equitable remedies are found not to be available to stockholders in any particular case, stockholders may not have any effective remedy against actions taken by directors that constitute negligence or gross negligence.

The Certificate of Incorporation also includes provisions to the effect that (subject to certain exceptions) the Company shall, to the maximum extent permitted from time to time under the law of the State of Delaware, indemnify, and upon request shall advance expenses to, any director or officer to the extent that such indemnification and advancement of expenses is permitted under such law, as it may from time to time be in effect.  In addition, the Bylaws require the Company to indemnify, to the full extent permitted by law, any director, office, employee or agent of the Company for acts which such person reasonably believes are not in violation of the Company's corporate purposes as set forth in the Certificate of Incorporation.  At present, the DGCL provides that, in order to be entitled to indemnification, an individual must have acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the Company's best interests.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to any charter, provision, by-law, contract, arrangement, statute or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 15.  Recent Sales of Unregistered Securities.

1.
On January 27, 2012, the Company issued to Emanuel Pearlman a 5-year stock option to purchase 50,000 shares of its common stock, at an exercise price of $1.21 per share, for joining the Board of Directors.

2.
On January 31, 2012, the Company issued to each of Robert Pons, Laurent Ohana and Emanuel Pearlman, its three non-management directors, 5-year stock options to purchase 10,000 shares of its common stock, at an exercise price of $1.21 per share, in consideration for services on the Company’s Board of Directors.

3.
 On February 24, 2012, the Company issued to each of Robert Pons, Laurent Ohana and Emanuel Pearlman, its three non-management directors, 5-year stock options to purchase 15,000 shares of its common stock, at an exercise price of $1.34 per share, in consideration for services on the Company’s Board of Directors.

4.
On April 11, 2012, the Company issued to Robert Pons, a non-management director of the Company, a 5-year stock option to purchase 125,000 shares of its common stock at an exercise price of $1.40 per share, in consideration of serving on a special committee of the Company’s Board of Directors.

5.
On April 12, 2012, the Company issued to David Kahn, its Chief Financial Officer, in consideration of extension of his agreement with the Company to continue to serve as Chief Financial Officer, a 5-year stock option to purchase 75,000 shares of its common stock, at an exercise price of $1.40 per share.

6.
On November 1, 2012, the Company issued to Corey Horowitz, its Chairman and Chief Executive Officer, a 10-year stock option to purchase 500,000 shares of the Company’s common stock at an exercise price of $1.19 per share in connection with entering into a new employment agreement with the Company.

7.
On December 19, 2012, the Company issued to each of Niv Harizman and Allison Hoffman, 5-year options to purchase 50,000 shares of common stock at an exercise price of $1.14 per share, in consideration for joining the Board of Directors.

8.
On January 24, 2013, the Company issued 5-year stock options to each of Laurent Ohana, Emanuel Pearlman, Niv Harizman and Allison Hoffman, its four (4) non-management directors, to purchase 25,000 shares of common stock, at an exercise price of $1.19 per share, in consideration for serving on the Company’s Board of Directors.

9.
 On February 28, 2013, the Company issued (i) to Dr. Ingemar Cox, 383,065 shares of common stock, and (ii) to Mark D. Lucier, 20,161 shares of common stock, priced at $1.24 per share, representing $500,000 of the purchase price paid by the Company pursuant to the Patent Purchase Agreement, dated February 28, 2013, between the Company and such individuals, pursuant to which the Company acquired four issued United States patents from Dr. Cox.

10.
 On May 21, 2013, the Company issued to (i) to Looking Glass LLC (formerly Mirror Worlds, LLC), 5-year warrants to purchase 875,000 shares of common stock at an exercise price of $1.40 per share and 5-year warrants to purchase 875,000 shares of common stock at an exercise price of $2.10 per share; and (ii) to Recognition Interface, LLC (“Recognition”), 5-year warrants to purchase 250,000 shares of common stock at $1.40 per share and 5-year warrants to purchase 250,000 shares of common stock at an exercise price of $2.10 per share; and on May 24, 2013, the Company issued to  Abacus & Associates, Inc. (“Abacus”), an entity affiliated with Recognition, a 60-day warrant   to  purchase  500,000  shares  of  its common stock at an exercise price of $2.05 per share.  The foregoing warrants were all issued as part of the consideration for the Company’s acquisition, through its newly formed subsidiary, Mirror Worlds Technologies, LLC, all of the patents previously owned by Mirror Worlds, LLC (which subsequently changed its name to Looking Glass LLC), consisting of nine (9) issued United States patents and five (5) pending applications.

11.
 On June 19, 2013, the Company issued to Niv Harizman, a non-management director, a 5-year option to purchase 300,000 shares of its common stock, at an exercise price of $1.88 per share, for service as the sole member of the Company’s Strategic Development Committee.

12.
On July 22, 2013, Abacus exercised its warrant to purchase 500,000 shares of the Company’s common stock and the Company (at the instructions of Abacus) issued 500,000 shares of its common stock to Sucaba LLC (440,000 shares) and Sucaba CRUT, LLC (60,000 shares) (both affiliates of Abacus).

13.
 On July 26, 2013, the Company issued to Recognition Interface, LLC an additional 5- year warrant to purchase an aggregate of 250,000 shares of its common stock consisting of (i) warrants to purchase 125,000 shares at an exercise price of $2.10 per share and (ii) warrants to purchase 125,000 shares at an exercise price of $1.40 per share.  These warrants were issued, pursuant to the Company’s agreement, dated May 21, 2013, with Recognition Interface, LLC, upon Abacus’s exercise on July 22, 2013 of its warrant.

14.
On April 9, 2014, the Company issued stock options under its 2013 Stock Incentive Plan as follows: (i) 5-year options to purchase 35,000 shares, at an exercise price of $1.65 per share, to each of its non-management directors, Emanuel Pearlman, Niv Harizman and Allison Hoffman, and (ii) a 5-year option to purchase 50,000 shares, at an exercise price of $1.65 per share, to each of David Kahn (Chief Financial Officer) and Jonathan Greene (Executive Vice President) and a 5-year option to purchase 75,000 shares to Jonathan Maslow, a consultant, at an exercise price of $1.65 per share.

All the above issuances were exempt from registration pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended (the “Act”) and a legend restricting the sale, transfer, or other disposition of these shares other than in compliance with the Act was imprinted on any stock certificates evidencing the above shares.

Item 16.  Exhibits

No.               Description.

3.(i)(a)
Certificate of Incorporation, as amended.  Previously filed as Exhibit 3.1 to the Company’s Registration Statement on Form SB-2 (Registration No. 333-59617), declared effective by the SEC on November 12, 1998 (the “1998 Registration Statement”), and incorporated herein by reference.

3.(i)(b)
Certificate of Amendment to the Certificate of Incorporation dated November 27, 2001.  Previously filed as Exhibit 3.1.1 to the Company’s Registration Statement on Form S-3 (Registration No. 333-81344) declared effective by the SEC on February 12, 2002, and incorporated herein by reference (the “February 2002 Form S-3”)

3(i)(c)
Certificate of Amendment to the Certificate of Incorporation dated October 9, 2013.  Previously filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on October 10, 2013, and incorporated herein by reference.

3.(ii)	By-laws, as amended. Previously filed as Exhibit 3.2 to the 1998 Registration Statement and incorporated herein by reference.

4.1	Form of Common Stock certificate. Previously filed as Exhibit 4.1 to the 1998 Registration Statement and incorporated herein by reference.

5.1*	Opinion of Eiseman Levine Lehrhaupt & Kakoyiannis, P.C.

10.1+	Amended and Restated 1996 Stock Option Plan. Previously filed as an attachment to the Company’s Proxy Statement filed on May 28, 1999, and incorporated herein by reference.

10.2+	2013 Stock Incentive Plan. Previously filed as Appendix B to the Company’s Schedule 14A (Proxy Statement) filed on August 20, 2013 and incorporated herein by reference.

10.3
Patents Purchase, Assignment and License Agreement, dated November 18, 2003, between the Company and Merlot Communications, Inc.  Previously filed as Exhibit 10.10 to the Company’s Current Report on Form 8-K filed December 3, 2003 and incorporated herein by reference.

10.4
Amendment to Patents Purchase, Assignment and License Agreement, dated January 18, 2005, between the Company and Merlot Communications, Inc.  Previously filed January 24, 2005 as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on January 18, 2005 and incorporated herein by reference.

10.5
Settlement Agreement, dated as of May 25, 2007, between the Company and D-Link Corp. and D-Link Systems, Inc., previously filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed on August 21, 2007 and incorporated herein by reference.

10.6
Agreement, dated February 8, 2008, between the Company and Dovel & Luner, previously filed on February 13, 2008 as Exhibit 10.1 to the Company's Current Report on Form 8-K and incorporated herein by reference.

10.7
Letter Agreement dated June 17, 2008, between the Company and Microsemi Corp-Analog Mixed Signal Group Ltd., previously filed on June 23, 2008 as Exhibit 10.1 to the Company's Current Report on Form 8-K and incorporated herein by reference.

10.8
License Agreement, dated August 13, 2008, between the Company and Microsemi Corporation, previously filed on August 15, 2008 as Exhibit 10.1 to the Company's Current Report on Form 8-K and incorporated herein by reference.

10.9
Settlement Agreement (including Non-Exclusive Patent License Agreement), dated May 22, 2009, between the Company and Netgear, Inc., previously filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K, fled on May 29, 2009, and incorporated herein by reference.

10.10+
Employment Agreement, dated June 8, 2009, between the Company and Corey M. Horowitz, previously filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on June 12, 2009, and incorporated herein by reference.

10.11+	Form of stock option agreement, previously filed as Exhibit 4.1 to the Company’s Registration Statement on Form S-8, filed on October 14, 2009 and incorporated herein by reference.

10.12
Settlement Agreement between the Company and Cisco Systems, Inc. and Cisco-Linksys, LLC.  Portions of the Exhibit have been omitted and filed separately with the Securities and Exchange Commission pursuant to an order granting confidential treatment request under Rule 24b-2 of the Securities and Exchange Act of 1934, as amended.  Previously filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed July 20, 2010 and incorporated herein by reference.

10.13	Settlement Agreement between the Company and Extreme Networks, Inc. Previously filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K filed July 20, 2011.

10.14
Settlement Agreement between the Company and Foundry Networks, Inc., Enterasys Networks, Inc. and Adtran, Inc.  Previously filed as Exhibit 10.3 to the Company’s Current Report on Form 8-K filed July 20, 2011.

10.15	Settlement Agreement between the Company and 3Com Corporation and Hewlett Packard Corporation. Previously filed as Exhibit 10.4 to the Company’s Current Report on Form 8-K filed July 20, 2011.

10.16+
Agreement, dated February 3, 2011, between the Company and David C. Kahn.  Previously filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed February 4, 2011 and incorporated herein by reference.

10.17+
Agreement, dated March 16, 2011, between the Company and Corey M. Horowitz, Chairman and Chief Executive Officer.  Previously filed as Exhibit 10.1 to the Company’s Current Report on 8-K filed on March 18, 2011.

10.18
Settlement and License Agreement, dated May 25, 2011, among the Company, Corey M. Horowitz, CMH Capital Management Corp. and Cisco Systems, Inc. and Cisco Consumer Products, LLC.  Portions have been omitted pursuant to an order granting confidentiality treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934 as amended.  Previously filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on June 1, 2011.

10.19+
Letter Agreement, dated April 12, 2012, between the Company and David C. Kahn, Chief Financial Officer.  Previously fired as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on April 13, 2012.

10.20+
Employment Agreement, dated November 1, 2012, between the Company and Corey M. Horowitz, Chairman and Chief Executive Officer.  Previously filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on November 2, 2012.

10.21	Patent Purchase Agreement, dated February 28, 2012, between the Company and Dr. Ingemar Cox. Previously filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on March 5, 2013.

10.22
Asset Purchase Agreement, dated as of May 21, 2013, between the Company and Mirror Worlds, LLC.  Portions of this Exhibit have been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.  Previously filed as Exhibit 10.1 to the Company’s Form 8-K filed on May 29, 2013 and incorporated herein by reference.

14	Code of Ethics. Previously filed as Exhibit 14 to the Company's Annual Report on Form 10-KSB for the year ended December 31, 2004 filed on April 14, 2004 and incorporated herein by reference.

23.1*	Consent of Radin Glass Co., LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Eiseman Levine Lehrhaupt & Kakoyiannis, P.C. (included within Exhibit 5.1).

24*	Power of Attorney (included in signature page).

101.1
Interactive data files, previously filed as Exhibit 101 to the Company's Annual Report on Form 10-K filed on March 21, 2014 and Exhibit 101 to the Company's Quarterly Report on Form 10-Q for quarterly period ended June 30, 2014 filed on August 12, 2014, File no. 001-15288, and incorporated herein by reference.

101.INS	XBRL Instance Document

101.SCH	XBRL Scheme Document

101.CAL	XBRL Calculation Linkbase Document

101.DEF	XBRL Definition Linkbase Document

101.LAB	XBRL Label Linkbase Document

101.PRE	XBRL Presentation Linkbase Document

__________________________

*   Filed herewith

+   Management contract or compensatory plan or arrangement

**  XBRL (Extensible Business Reporting Language) information is furnished and not filed or a part of a registration statement or prospectus for purposes of Sections 11 or 12 of the Securities Act of 1933, as amended, is deemed not filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and is not otherwise subject to liability under these sections.

Item 17.  Undertakings

The undersigned Registrant hereby undertakes:

(1)      To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)  To include any Prospectus required by Section 10(a)(3) of the Securities Act;

(ii)  To reflect in the Prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof), which, individually or together, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of Prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)         That, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to securities offered therein, and the offering of securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)          To remove from registration by means of a post-effective amendment any of the securities that remain unsold at the termination of the offering.

(4)          That, for the purpose of determining liability under the Securities Act of 1933 to any Purchaser, if the Registrant is subject to Rule 430C, each Prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than Prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.  Provided, however, that no statement made in a registration statement or Prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or Prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or Prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant, pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York.

Dated: September 30, 2014	NETWORK-1 TECHNOLOGIES, INC.

	By:	/s/ Corey M. Horowitz
Corey M. Horowitz, Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Corey M. Horowitz	Chairman and Chief Executive	September 30, 2014
Corey M. Horowitz	Officer and Chairman of the Board of
Directors (principal executive officer)

/s/ David C. Kahn	Chief Financial Officer and a Director	September 30, 2014
David C. Kahn	(principal financial officer and
principal accounting officer)

/s/ Emanuel Pearlman	Director	September 30, 2014
Emanuel Pearlman

/s/ Niv Harizman	Director	September 30, 2014
Niv Harizman

/s/ Allison C. Hoffman	Director	September 30, 2014
Allison C. Hoffman

INDEX TO EXHIBITS

No.               Description

3.(i)(a)
Certificate of Incorporation, as amended.  Previously filed as Exhibit 3.1 to the Company’s Registration Statement on Form SB-2 (Registration No. 333-59617), declared effective by the SEC on November 12, 1998 (the “1998 Registration Statement”), and incorporated herein by reference.

3.(i)(b)
Certificate of Amendment to the Certificate of Incorporation dated November 27, 2001.  Previously filed as Exhibit 3.1.1 to the Company’s Registration Statement on Form S-3 (Registration No. 333-81344) declared effective by the SEC on February 12, 2002, and incorporated herein by reference (the “February 2002 Form S-3”)

3(i)(c)
Certificate of Amendment to the Certificate of Incorporation dated October 9, 2013.  Previously filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on October 10, 2013, and incorporated herein by reference.

3.(ii)	By-laws, as amended. Previously filed as Exhibit 3.2 to the 1998 Registration Statement and incorporated herein by reference.

4.1	Form of Common Stock certificate. Previously filed as Exhibit 4.1 to the 1998 Registration Statement and incorporated herein by reference.

5.1*	Opinion of Eiseman Levine Lehrhaupt & Kakoyiannis, P.C.

10.1+	Amended and Restated 1996 Stock Option Plan. Previously filed as an attachment to the Company’s Proxy Statement filed on May 28, 1999, and incorporated herein by reference.

10.2+	2013 Stock Incentive Plan. Previously filed as Appendix B to the Company’s Schedule 14A (Proxy Statement) filed on August 20, 2013 and incorporated herein by reference.

10.3
Patents Purchase, Assignment and License Agreement, dated November 18, 2003, between the Company and Merlot Communications, Inc.  Previously filed as Exhibit 10.10 to the Company’s Current Report on Form 8-K filed December 3, 2003 and incorporated herein by reference.

10.4
Amendment to Patents Purchase, Assignment and License Agreement, dated January 18, 2005, between the Company and Merlot Communications, Inc.  Previously filed January 24, 2005 as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on January 18, 2005 and incorporated herein by reference.

10.5
Settlement Agreement, dated as of May 25, 2007, between the Company and D-Link Corp. and D-Link Systems, Inc., previously filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed on August 21, 2007 and incorporated herein by reference.

10.6
Agreement, dated February 8, 2008, between the Company and Dovel & Luner, previously filed on February 13, 2008 as Exhibit 10.1 to the Company's Current Report on Form 8-K and incorporated herein by reference.

10.7
Letter Agreement dated June 17, 2008, between the Company and Microsemi Corp-Analog Mixed Signal Group Ltd., previously filed on June 23, 2008 as Exhibit 10.1 to the Company's Current Report on Form 8-K and incorporated herein by reference.

10.8
License Agreement, dated August 13, 2008, between the Company and Microsemi Corporation, previously filed on August 15, 2008 as Exhibit 10.1 to the Company's Current Report on Form 8-K and incorporated herein by reference.

10.9
Settlement Agreement (including Non-Exclusive Patent License Agreement), dated May 22, 2009, between the Company and Netgear, Inc., previously filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K, fled on May 29, 2009, and incorporated herein by reference.

10.10+
Employment Agreement, dated June 8, 2009, between the Company and Corey M. Horowitz, previously filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on June 12, 2009, and incorporated herein by reference.

10.11+	Form of stock option agreement, previously filed as Exhibit 4.1 to the Company’s Registration Statement on Form S-8, filed on October 14, 2009 and incorporated herein by reference.

10.12
Settlement Agreement between the Company and Cisco Systems, Inc. and Cisco-Linksys, LLC.  Portions of the Exhibit have been omitted and filed separately with the Securities and Exchange Commission pursuant to an order granting confidential treatment request under Rule 24b-2 of the Securities and Exchange Act of 1934, as amended.  Previously filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed July 20, 2010 and incorporated herein by reference.

10.13	Settlement Agreement between the Company and Extreme Networks, Inc. Previously filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K filed July 20, 2011.

10.14
Settlement Agreement between the Company and Foundry Networks, Inc., Enterasys Networks, Inc. and Adtran, Inc.  Previously filed as Exhibit 10.3 to the Company’s Current Report on Form 8-K filed July 20, 2011.

10.15	Settlement Agreement between the Company and 3Com Corporation and Hewlett Packard Corporation. Previously filed as Exhibit 10.4 to the Company’s Current Report on Form 8-K filed July 20, 2011.

10.16+
Agreement, dated February 3, 2011, between the Company and David C. Kahn.  Previously filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed February 4, 2011 and incorporated herein by reference.

10.17+
Agreement, dated March 16, 2011, between the Company and Corey M. Horowitz, Chairman and Chief Executive Officer.  Previously filed as Exhibit 10.1 to the Company’s Current Report on 8-K filed on March 18, 2011.

10.18
Settlement and License Agreement, dated May 25, 2011, among the Company, Corey M. Horowitz, CMH Capital Management Corp. and Cisco Systems, Inc. and Cisco Consumer Products, LLC.  Portions have been omitted pursuant to an order granting confidentiality treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934 as amended.  Previously filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on June 1, 2011.

10.19+
Letter Agreement, dated April 12, 2012, between the Company and David C. Kahn, Chief Financial Officer.  Previously fired as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on April 13, 2012.

10.20+
Employment Agreement, dated November 1, 2012, between the Company and Corey M. Horowitz, Chairman and Chief Executive Officer.  Previously filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on November 2, 2012.

10.21	Patent Purchase Agreement, dated February 28, 2012, between the Company and Dr. Ingemar Cox. Previously filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on March 5, 2013.

10.22
Asset Purchase Agreement, dated as of May 21, 2013, between the Company and Mirror Worlds, LLC.  Portions of this Exhibit have been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.  Previously filed as Exhibit 10.1 to the Company’s Form 8-K filed on May 29, 2013 and incorporated herein by reference.

14	Code of Ethics. Previously filed as Exhibit 14 to the Company's Annual Report on Form 10-KSB for the year ended December 31, 2004 filed on April 14, 2004 and incorporated herein by reference.

23.1*	Consent of Radin Glass Co., LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Eiseman Levine Lehrhaupt & Kakoyiannis, P.C. (included within Exhibit 5.1).

24*	Power of Attorney (included in signature page).

101.1
Interactive data files, previously filed as Exhibit 101 to the Company's Annual Report on Form 10-K filed on March 21, 2014 and Exhibit 101 to the Company's Quarterly Report on Form 10-Q for quarterly period ended June 30, 2014 filed on August 12, 2014, File no. 001-15288, and incorporated herein by reference.

101.INS	XBRL Instance Document

101.SCH	XBRL Scheme Document

101.CAL	XBRL Calculation Linkbase Document

101.DEF	XBRL Definition Linkbase Document

101.LAB	XBRL Label Linkbase Document

101.PRE	XBRL Presentation Linkbase Document

_________________________

*   Filed herewith

+   Management contract or compensatory plan or arrangement

**  XBRL (Extensible Business Reporting Language) information is furnished and not filed or a part of a registration statement or prospectus for purposes of Sections 11 or 12 of the Securities Act of 1933, as amended, is deemed not filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and is not otherwise subject to liability under these sections.